Filed Pursuant to Rule 424b(3)
Registration No. 333-145856

NOTICE OF ACTION BY WRITTEN CONSENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

To the Stockholders of Xcorporeal, Inc. and CT Holdings Enterprises, Inc.:

This information statement and prospectus (referred to hereinafter as the information statement) is furnished to the stockholders of Xcorporeal, Inc. and to the stockholders of CT Holdings Enterprises, Inc. (CTHE) in connection with the action taken by the written consents of the respective stockholders of Xcorporeal and CTHE with respect to the transactions contemplated in the merger agreement dated as of August 10, 2007 by and among Xcorporeal, CTHE, and its newly-formed, wholly-owned merger subsidiary, XC Acquisition Corporation. This information statement is being sent to our stockholders to comply with the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended, or Exchange Act, and Section 228(e) of the Delaware General Corporation Law, or DGCL. Except as otherwise noted, all references in this information statement to the “companies,” “we,” “us,” “our,” or the “combined companies” refers to the combined companies of Xcorporeal and CTHE after the effectiveness of the merger.

Pursuant to the merger agreement, the merger subsidiary of CTHE will merge with and into Xcorporeal, and with Xcorporeal being the surviving corporation and becoming a wholly-owned subsidiary of CTHE. Each share of Xcorporeal common stock outstanding immediately prior to the effective time of the merger will be converted into one share of CTHE common stock. In addition, CTHE will assume all outstanding Xcorporeal options and warrants to purchase Xcorporeal common stock.

There is currently no public market for Xcorporeal common stock. CTHE common stock is traded on the OTC Bulletin Board under the symbol “CTHE.” Following the merger, it is anticipated that the combined companies’ common stock will continue to trade on the OTCBB.

Upon effectiveness of the merger, CTHE will change its name to “Xcorporeal, Inc.” and its certificate of incorporation and bylaws will be amended and restated to read substantially as Xcorporeal’s immediately prior to the merger. Xcorporeal’s certificate of incorporation will be amended to change its name to “Xcorporeal Operations, Inc.” All of the officers and directors of CTHE will resign, and all of the officers and directors of Xcorporeal shall become officers and directors of CTHE effective as of the consummation of the merger.

Immediately prior to the effectiveness of the merger, CTHE shall cause a reverse split of its common stock, whereby each 8.27 issued and outstanding shares of its common stock shall automatically be converted into and become one share of CTHE common stock. After the reverse stock split, but prior to the merger, there shall remain a total of approximately 350,000 shares of CTHE common stock.

CTHE will also adopt a new 2007 Incentive Compensation Plan substantially identical to Xcorporeal’s 2006 Incentive Compensation Plan in effect immediately prior to the merger.

The holders of 9,600,000 shares, or approximately 68% of the issued and outstanding common stock of Xcorporeal, considered, voted on and adopted the proposal to approve entering into the transactions contemplated by the merger agreement, and to approve the merger. This consent of stockholders is sufficient to approve entering into the transactions. Accordingly, the action will not be submitted to the other Xcorporeal stockholders for a vote.

The holders of 2,086,689 shares, or approximately 72% of the issued and outstanding common stock of CTHE considered, voted on and adopted the proposal to approve entering into the transactions contemplated by the merger agreement, and to approve the merger, reverse stock split, and incentive compensation plan. This consent of stockholders is sufficient to approve entering into the transactions. Accordingly, the actions will not be submitted to the other CTHE stockholders for a vote.

Under Section 228 of the DGCL, Xcorporeal and CTHE are required to provide prompt notice of the taking of any corporate action without a meeting, by less than unanimous written consent, to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to us. On August 10, 2007, there were 14,000,050 shares of Xcorporeal common stock outstanding, each of which would have been entitled to one vote at a meeting called to approve the merger agreement and the transactions. On August 10, 2007, there were 2,894,675 shares of CTHE common stock outstanding, each of which would have been entitled to one vote at a meeting called to approve the merger agreement and the transactions.

The accompanying information statement describes the merger agreement and proposed merger in more detail. You are encouraged to read the entire document carefully. In particular, you should carefully consider the discussion entitled “Risk Factors.”

Under Delaware law, holders of Xcorporeal and CTHE common stock are entitled to dissenters’ rights of appraisal. Any holder of Xcorporeal or CTHE common stock who did not vote in favor of the merger or the merger agreement has the right to demand in writing from Xcorporeal or CTHE, respectively, within 20 days after the date of mailing of this notice, payment for his or her shares and appraisal of their value. The merger will close 20 days after the date this notice is first mailed to stockholders. Dissenting stockholders must follow the procedures contained in Section 262 of the DGCL, a copy of which is attached as Annex B to this information statement. In deciding whether to exercise their appraisal rights, stockholders may wish to consider that, in determining that the transaction was fair, the boards of directors of both companies and special committee of CTHE considered that the approximately 350,000 shares to be retained by CTHE stockholders represent approximately 2.4% of the total shares that will be outstanding immediately upon closing of the merger. Based on the $0.45 per share closing price of CTHE common stock on the OTCBB immediately before the merger agreement was announced, and taking into account the 1 for 8.27 reverse stock split, the total value of these shares was approximately $1.3 million. Over-the-counter market quotations may reflect inter-dealer prices, withou retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. At the close of the merger, current Xcorporeal stockholders will receive 14,000,050 shares, representing approximately 97.6% of the total outstanding common shares of the combined companies. Based on the $7.00 per share price in Xcorporeal’s fourth quarter 2006 private placement, the boards considered the total value of these shares to be approximately $98 million. In determining that the transaction was fair, Xcorporeal’s board of directors considered the lack of a public market for its own stock, CTHE’s active trading market, that based upon the board’s review of more than a dozen potential shell company merger candidates during this period the cost of obtaining the shell was well within the typical range of shares to be retained by shell stockholders and included no cash payment, and that the terms of the merger were the result of vigorous arms-length negotiations among sophisticated business persons represented by experienced counsel. CTHE’s board of directors and special committee similarly considered the arms-length negotiations, as well as the volatility of its own stock, Xcorporeal’s business plan, experienced management team, intellectual property assets, and over $23 million in cash on hand.

Please note that you should not send stock certificates. There will be no exchange of certificates.

Very truly yours,

	Terren S. Peizer Executive Chairman Xcorporeal, Inc.	Steven B. Solomon Chairman, President & Chief Executive Officer CT Holdings Enterprises, Inc.

THIS INFORMATION STATEMENT IS DATED SEPTEMBER 21, 2007, AND IS FIRST BEING MAILED TO XCORPOREAL STOCKHOLDERS AND CTHE STOCKHOLDERS ON OR ABOUT SEPTEMBER 24, 2007.

Summary Term Sheet for the Merger

The following is a summary of the principal terms of the merger. This summary does not contain all information that may be important to you. We encourage you to read carefully this information statement, including the annexes and the documents we have incorporated by reference into this information statement, in their entirety.

On August 10, 2007, Xcorporeal entered into a merger agreement with CTHE and XC Acquisition Corporation. In connection with the merger:

•	Each issued and outstanding share of Xcorporeal common stock will be converted into one share of newly issued CTHE common stock;
•	Warrants and options to purchase common stock of Xcorporeal shall be automatically converted into warrants and options to purchase common stock of CTHE, and CTHE will adopt a 2007 Incentive Compensation Plan;
•	Xcorporeal’s certificate of incorporation will be amended to change its name to Xcorporeal Operations, Inc.;
•	CTHE shall cause a reverse stock split immediately prior to the effectiveness of the merger upon which every 8.27 shares of CTHE common stock shall be automatically converted into one share of CTHE common stock;
•	CTHE’s certificate of incorporation shall be amended and restated to read substantially as Xcorporeal’s certificate of incorporation read immediately prior to the effectiveness of the merger, and CTHE’s name will be changed to Xcorporeal, Inc;
•	CTHE’s bylaws shall be amended and restated to read substantially as Xcorporeal’s bylaws read immediately prior to the merger;
•	The officers and directors of CTHE shall resign effective as of the merger, and the directors and officers of Xcorporeal shall become officers and directors of CTHE effective as of the merger; and
•	Dissenters to the merger shall have dissenters’ rights under Section 262 of the DGCL.

XCORPOREAL, INC.

i

Questions and Answers about the Merger

Following are questions and related answers that address some of the questions you may have regarding the pending merger transaction between Xcorporeal and CTHE, the charter amendment and related matters. These questions and answers may not contain all of the information relevant to you, do not purport to summarize all material information relating to the merger agreement, the charter amendments, the plan adoption or any of the other matters discussed in this information statement, and are subject to, and are qualified in their entirety by, the more detailed information contained or incorporated by reference in or attached to this information statement. Therefore, please carefully read this information statement, including the attached annexes, in its entirety.

Q:   WHY ARE WE PROPOSING THE MERGER?

A:   We believe that a merger between Xcorporeal and CTHE presents an opportunity to enhance stockholder value for both companies. CTHE is a shell corporation with no active operations, and substantially no operating assets or liabilities. Its common stock is traded on the Over-the-Counter Bulletin Board under the symbol “CTHE,” and has over 750 record holders and several thousand beneficial owners, and an active trading market. Xcorporeal has substantial business operations and is fully public reporting, but there is no public market for its common stock. Xcorporeal has only 200,000 free trading shares, which are held by fewer than ten record and beneficial owners. As a result, it may be difficult for Xcorporeal to have its common stock listed on the OTCBB, and if it were able to do so there may be insufficient holders of free trading shares to ensure an active and orderly trading market for its securities. As a result, Xcorporeal’s board determined that it was more expeditious and appropriate to merge with CTHE than to list its own securities on the OTCBB without effectuating such a merger. The combination of the two companies and the access to an active trading market could provide liquidity for Xcorporeal investors and provide Xcorporeal with increased visibility within the investor community. The merger will also create a combined company with the potential of raising additional capital to finance further development of Xcorporeal’s products if needed. Stockholders of the combined company will be able to participate in the growth and opportunities that result from the merger.

To review the reasons for the merger in greater detail, see the section entitled “The Merger — Reasons for the Merger.”

Q:   WHAT WILL HAPPEN IN THE MERGER?

A:   In the proposed merger, XC Acquisition Corporation, a wholly-owned subsidiary of CTHE, will merge with and into Xcorporeal and, as a result, Xcorporeal will become a wholly-owned subsidiary of CTHE. In connection with the merger, CTHE will change its name to “Xcorporeal, Inc.” The merger agreement, which governs the merger, is attached to this information statement as Annex A. You are encouraged to read it carefully.

Q:   WHAT WILL I RECEIVE IN THE MERGER?

A:   If the merger is completed, if you are an Xcorporeal stockholder, each of your Xcorporeal shares will be converted into one share of CTHE common stock. For example, if you owned 1,000 shares of Xcorporeal common stock, those shares will be converted into 1,000 shares of CTHE common stock after the merger. There will be no exchange of stock certificates in connection with the merger. The shares of CTHE common stock that Xcorporeal stockholders receive will be registered under the Securities Act of 1933, as amended (the “Securities Act”). All but 200,000 shares of Xcorporeal common stock, including all shares held by affiliates and all shares held by private placement recipients, were restricted immediately prior to the merger. Registered shares held by affiliates, control persons, and any person who purchased with a view to or in connection with a distribution of such shares, or who participates or has a direct or indirect participation in any such undertaking, will not be freely tradable except in accordance with Rule 144 of Securities Act, as more fully described under “Federal Securities Laws Consequences” on page 32. CTHE common stock is listed on Over the Counter Bulletin Board under the symbol “CTHE.” There will be no fractional shares exchanged in the merger, and there will be no need to pay cash in lieu of fractional shares.

If you are a CTHE stockholder, immediately prior to the effectiveness of the merger, pursuant to a reverse stock split, every 8.27 shares of CTHE common stock shall automatically be converted into one share of CTHE common stock. We will issue one additional share in the event that you would own a fractional share as a result of the reverse stock split.

Q:   WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER ON XCORPOREAL STOCKHOLDERS?

A:   The material U.S. federal income tax consequences of the merger are described in more detail in the section entitled “The Merger — Material United States Federal Income Tax Consequences.” The tax consequences of the merger to you will depend upon your particular situation. You should consult your own tax advisor for a full understanding of the federal, state, local and foreign income and other tax consequences of the merger.

Q:   SHOULD I SEND IN MY XCORPOREAL STOCK CERTIFICATES NOW?

A:   No. Neither Xcorporeal nor CTHE will be exchanging physical securities after the merger becomes effective.

Q:   WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A:   Xcorporeal and CTHE are working to complete the merger as quickly as practicable, and expect to complete the merger on approximately October 15, 2007; however, the exact timing cannot be predicted.

Q:   DO I HAVE APPRAISAL OR DISSENTER’S RIGHTS?

A:   Yes. Holders of Xcorporeal or CTHE common stock who have not consented to the merger are entitled to exercise appraisal rights in connection with the merger, subject to compliance with applicable procedures under Delaware law, as described in this information statement.

The holders of 9,600,000 shares, or 68% of the issued and outstanding common stock of Xcorporeal, considered, voted on and adopted the proposal to approve entering into the transactions contemplated by the Merger Agreement, and to approve the merger with and into XC Acquisition Corporation. This consent of stockholders is sufficient to approve entering into the transactions. Accordingly, the action will not be submitted to the other Xcorporeal stockholders for a vote.

Q:   WHOM SHOULD I CALL WITH QUESTIONS?

A:   If you have any questions about the proposed merger or if you need additional copies of the information statement or the enclosed information, please call or write:

Xcorporeal, Inc. 11150 Santa Monica Boulevard, Suite 340 Los Angeles, CA 90025 Attn: Winson Tang (310) 424-5668	CT Holdings Enterprises, Inc. 2100 McKinney Avenue, Suite 1500 Dallas, TX 75201 Attn: Steven B. Solomon (214) 750-2454

Q:   ARE THE CTHE STOCKHOLDERS ALSO REQUIRED TO APPROVE THE MERGER?

A:   Yes. The holders of 2,086,689 shares, or 72.1% of the issued and outstanding common stock of CTHE, considered, voted on and adopted the proposal to approve entering into the transactions contemplated by the Merger Agreement, and to approve the merger, the reverse stock split, the charter amendments and the 2007 Incentive Compensation Plan. This consent of stockholders is sufficient to approve entering into the transactions. Accordingly, the actions will not be submitted to the other CTHE stockholders for a vote.

Q:   WILL MY RIGHTS AS AN XCORPOREAL STOCKHOLDER CHANGE AS A RESULT OF THE MERGER?

A:   No. Because the certificate of incorporation and bylaws of CTHE are being amended and restated at the time of the merger to read substantially the same as the certificate and incorporation and bylaws of Xcorporeal, your rights as an Xcorporeal stockholder will not change. There is a summary comparison of the rights of stockholders of CTHE and Xcorporeal starting on page 68 of this information statement.

If you are a CTHE stockholder, your rights will change because the certificate of incorporation and bylaws of CTHE are being amended and restated as described in the foregoing paragraph. Additionally, the par value of your shares will change from $0.01 to $0.0001. Also, as a result of the reverse stock split and merger, CTHE stockholders will own approximately 350,000 shares in the combined company, while Xcorporeal stockholders will own approximately 14.2 million shares in the combined company. Accordingly, your percentage ownership in CTHE will substantially decrease to approximately 2.4% as a result of the merger.

Q:   IS EVERYONE TREATED EQUALLY IN THE MERGER?

A:   No. A number of directors and officers of Xcorporeal may have interests in the merger agreement and the merger that are different from those of stockholders who are not also directors and officers. In addition, Steven B. Solomon, an officer, director and majority shareholder of CTHE, owns 50,000 shares of Xcorporeal which he acquired in a private placement consummated in the fourth quarter of 2006, on the same terms as all other investors in that offering. Mr. Solomon’s Xcorporeal shares shall be converted into shares of CTHE on the same terms and conditions as all other Xcorporeal shareholders. All options outstanding under Xcorporeal's 2006 Incentive Compensation Plan will be assumed under CTHE's 2007 Incentive Compensation Plan. Any CTHE options or warrants outstanding prior to the merger will be cancelled and not assumed under the 2007 Incentive Compensation Plan. These differences are explained in more detail on page 37 of this information statement.

Q:   WHAT WILL HAPPEN IF THE MERGER IS NOT COMPLETED?

A:   If the merger is not completed for any reason, Xcorporeal and CTHE may be subject to a number of other risks. Xcorporeal will continue to have no active trading market for its common stock, which would have an adverse impact on its ability to avail itself of the public markets for additional financing. CTHE will have no operating business and will continue as a shell. Both companies will incur the expenses associated with attempting to effectuate the merger and the transactions. The failure to consummate the merger could have an adverse impact on the price and trading of the companies’ common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Any statements in this document about expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “will continue,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” and similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this document. The following cautionary statements identify important factors that could cause Xcorporeal’s, CTHE’s or the combined company’s actual results to differ materially from those projected in the forward-looking statements made in this document. Among the key factors that have a direct bearing on Xcorporeal’s, CTHE’s or the combined company’s results of operations are:

•	general economic and business conditions; the existence or absence of adverse publicity; changes in marketing and technology; changes in political, social and economic conditions;
•	competition in and general risks of the medical products and services industries;
•	success of acquisitions and operating initiatives; changes in business strategy or development plans; management of growth;
•	dependence on senior management; business abilities and judgment of personnel; availability of qualified personnel; labor and employee benefit costs;
•	ability of Xcorporeal to retain and hire key executives, technical personnel and other employees;
•	ability of Xcorporeal to manage its growth and the difficulty of successfully managing a larger, more geographically dispersed organization;
•	ability of Xcorporeal to manage successfully its changing relationships with customers, suppliers, value-added resellers and strategic partners;
•	the impact of government regulation;
•	volatility in the stock price of CTHE;
•	the need and ability of Xcorporeal to obtain sufficient financing to meet potential capital requirements;
•	market acceptance of each of the companies’ products and services and the ability of Xcorporeal’s customers to accept new product and services offerings; and
•	the timing of, other conditions associated with, the completion of the merger.

These factors and the risk factors referred to below could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by Xcorporeal or CTHE, and you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and neither Xcorporeal nor CTHE undertakes any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Xcorporeal or CTHE to predict which will arise. In addition, neither Xcorporeal nor CTHE can assess the impact of each factor on Xcorporeal or CTHE or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SUMMARY OF THE INFORMATION STATEMENT

This summary highlights selected information from this information statement. It does not contain all of the information that is important to you. Xcorporeal and CTHE urge you to read carefully the entire information statement and the other documents referred to in this information statement to fully understand the merger. In particular, you should read the documents attached to this information statement, including the merger agreement, which is attached as Annex A. For a guide as to where you can obtain more information on Xcorporeal and CTHE, see the section entitled “Where You Can Find More Information” beginning on page 14. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary of the information statement. As your approval of the merger and the other matters described in this information statement is neither required nor requested, we are not asking you for a proxy and you are requested not to send us a proxy.

The Companies
(Pages 42 – 68)

Xcorporeal, Inc.

11150 Santa Monica Boulevard, Suite 340
Los Angeles, CA 90025

Xcorporeal is a medical device company actively researching and developing an extra-corporeal platform to perform functions of various human organs. Our prototype systems apply modern electronics and engineering principals to reduce the size, cost and power requirements of conventional extra-corporeal therapies including kidney dialysis and ultrafiltration. We were incorporated in the State of Nevada in 2001. to engage in the acquisition, exploration and development of natural resource properties. On August 31, 2006, we changed our name to Xcorporeal, Inc. On September 1, 2006, we entered into a license agreement to acquire exclusive rights to acquire the technology on which our business is based.

CT Holdings Enterprises, Inc.

2100 McKinney Avenue, Suite 1500
Dallas, TX 75201

Since 1996, CT Holdings has provided management expertise including consulting on operations, marketing and strategic planning and has been a source of capital to early stage technology companies. CT Holdings was incorporated in Delaware in 1992. On March 13, 2006, CT Holdings changed its name to CT Holdings Enterprises, Inc. The business model was designed to enable the companies that CTHE acquired or invested in to become market leaders in their industries. CTHE’s business strategy since 1996 has led to the development, acquisition and operation of technology based businesses with compelling valuations and strong business models. Its goal has been to realize the value of these investments for CTHE’s shareholders through a subsequent liquidity event such as a sale, merger, spin-off or initial public offering of the portfolio companies. Currently, CTHE has no active business operations.

XC Acquisition Corporation

c/o CT Holdings Enterprises, Inc.
2100 McKinney Avenue, Suite 1500
Dallas, TX 75201

CTHE formed XC Acquisition Corporation solely for the purpose of effecting the merger. To date, merger subsidiary has not conducted any activities other than those incidental to its formation and the execution of the merger agreement and related documents. Upon completion of the merger, merger subsidiary will be merged with and into Xcorporeal and the separate existence of merger subsidiary will end.

Approval of the Boards of Directors
(Page 27)

Our respective boards of directors have determined that the merger is in the best interests of Xcorporeal and CTHE and their stockholders and unanimously approved the merger agreement and the transactions contemplated in the merger agreement and related documents. To review the factors considered by the boards of directors, see “The Merger — Reasons for the Merger.”

Written Consent; Record Date

Under Delaware corporate law and both companies’ bylaws, the companies’ stockholders may approve the merger and the transactions contemplated by the merger agreement by written consent of stockholders holding a majority of outstanding common stock. On August 10, 2007, certain Xcorporeal stockholders, who together held approximately 68% of Xcorporeal outstanding common stock as of that date, executed written consents to approve the merger and any other transactions contemplated in the merger agreement. August 10, 2007 was the record date for determining the Xcorporeal stockholders entitled to receive notice of stockholder action by written consent and receive this information statement. This was also the record date for determining the number of shares of Xcorporeal common stock outstanding and therefore the number of votes necessary to adopt the merger agreement and approve the related transactions. On August 10, 2007, there were 14,000,050 shares of Xcorporeal’s common stock outstanding and entitled to vote, with each share entitled to one vote.

On August 10, 2007, certain CTHE stockholders, who together held approximately 72% of CTHE's outstanding common stock as of that date, executed written consents to approve the merger and any other transactions contemplated in the merger agreement, including the reverse stock split, the charter amendments and the 2007 Incentive Compensation Plan. August 10, 2007 was the record date for determining the CTHE stockholders entitled to receive notice of stockholder action by written consent and receive this information statement. This was also the record date for determining the number of shares of CTHE common stock outstanding and therefore the number of votes necessary to adopt the merger agreement and approve the related transactions. On August 10, 2007, there were 2,894,675 shares of CTHE common stock outstanding and entitled to vote, with each share entitled to one vote.

Notwithstanding the execution and delivery of the written consents, federal securities laws provide that the merger may not be completed until 20 calendar days after the date this information statement is mailed to our stockholders. Therefore, the merger cannot be completed until that time has elapsed. We currently expect the merger to be completed as soon as the expiration of that 20 calendar day period, subject to obtaining all other regulatory approvals.

The Merger
(Pages 24 – 27)

In the proposed merger, XC Acquisitions Corporation, a wholly-owned subsidiary of CTHE will merge into Xcorporeal, with Xcorporeal as the surviving corporation. As a result, Xcorporeal will become a wholly-owned subsidiary of CTHE. Upon the effectiveness of the merger, CTHE’s name will be changed to “Xcorporeal, Inc.” THE MERGER AGREEMENT IS ATTACHED TO THIS INFORMATION STATEMENT AS ANNEX A. YOU ARE ENCOURAGED TO READ IT CAREFULLY.

What Will Xcorporeal Shareholders Receive in the Merger
(Page 24 and 33)

In the merger, each share of Xcorporeal common stock will be converted into the right to receive one share of CTHE common stock.

Each warrant, and each option, to purchase shares of Xcorporeal common stock outstanding immediately before the completion of the merger will automatically become a warrant or option, as the case may be, to purchase shares of CTHE common stock under CTHE's 2007 Incentive Compensation Plan. The number of shares of CTHE common stock into which warrants and options are exercisable and the exercise price will not have to be adjusted because the exchange ratio in the merger is 1:1.

Ownership of CTHE After the Merger
(Page 11)

Xcorporeal and CTHE estimate that, after giving effect to the reverse stock split of CTHE the common stock, the number of shares of CTHE common stock to be issued to Xcorporeal stockholders in the merger will constitute approximately 97.6% of the outstanding common stock of the combined company after the merger, without giving effect to the exercise of any Xcorporeal stock options or warrants between the date of this information statement and the closing of the merger.

Conditions to the Consummation of the Merger
(Page 35)

The completion of the merger depends on the satisfaction or waiver of a number of conditions set forth in the merger agreement, including the following:

•	The representations and warranties of Xcorporeal and CTHE contained in the merger agreement shall be true and correct as of the closing of the merger;
•	Xcorporeal and CTHE shall have performed all covenants contained in the merger agreement;
•	There shall be no judgment, order, decree or injunction in effect that would prohibit the transactions contemplated by the merger agreement or adversely affect the rights of parties to the merger;
•	Xcorporeal shall not have engaged in any practice or act, or entered into any transaction outside the ordinary course of business, which results in a material adverse effect;
•	The merger shall have been duly approved by the shareholders of Xcorporeal and CTHE;
•	Xcorporeal and CTHE shall have delivered customary documents and certificates duly executed in accordance with the merger agreement; and
•	The officers and directors of CTHE shall have resigned effective as of the Closing.

Termination of the Merger Agreement
(Page 36)

•	Xcorporeal and CTHE may terminate the merger agreement by mutual written consent.
•	Xcorporeal may terminate the merger agreement:
•	in the event of an uncured breach of the merger agreement by CTHE;
•	if Xcorporeal is not reasonably satisfied with the results of its due diligence regarding CTHE;
•	if Xcorporeal’s shares become quoted on the OTC Bulletin Board;
•	if the closing of the merger has not occurred by the close of business on Friday, August 31, 2007; or
•	if the board of directors of Xcorporeal determines in good faith that failure to terminate the merger agreement would constitute a breach of the fiduciary duties of Xcorporeal’s directors.
•	CTHE may terminate the merger agreement upon written notice at any time prior to the closing of the merger:
•	in the event of an uncured breach of the merger agreement by Xcorporeal;
•	if CTHE is not reasonably satisfied with the results of its due diligence;
•	if the closing of the merger shall not have occurred on or prior to August 31, 2007; or
•	if the board of directors or special committee of CTHE determines in good faith that failure to terminate the merger agreement would constitute a breach of the fiduciary duties of CTHE’s directors or members of the special committee.

•	Either Xcorporeal or CTHE may terminate the merger agreement in the event that a governmental entity has issued a final non-appealable order restraining, enjoining or otherwise prohibiting the transactions contemplated in the merger agreement.
•	In addition, Xcorporeal may terminate the merger agreement and rescind the merger upon written notice to CTHE and the merger subsidiary within 10 days after the closing of the merger if the shares of CTHE common stock do not continue to be quoted on the OTC Bulletin Board immediately following the merger.

Reasons for the Merger
(Pages 25 – 27)

For a description of the reasons considered by the Xcorporeal board of directors, please see the section entitled “The Merger — Reasons for the Merger” beginning on page 25.

For a description of the reasons considered by the CTHE board of directors and special committee, please see the section entitled “The Merger — Reasons for the Merger” beginning on page 25.

Material United States Federal Income Tax Consequences
(Pages 27 – 30)

The merger is intended to be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, in which case you would not recognize gain or loss on the exchange of Xcorporeal common stock for CTHE stock. However, neither Xcorporeal nor CTHE intends to request a ruling from the Internal Revenue Service, and neither Xcorporeal nor CTHE intends to request an opinion of their tax advisors, regarding the income or other tax consequences of the merger. No assurance can be given that the Internal Revenue Service or the courts will agree that the merger qualifies as a tax-free reorganization under Section 368(a). Furthermore, the tax consequences of the merger to you will depend on your own personal circumstances. Thus, you should consult your tax advisor regarding the tax consequences of the merger.

Accounting Treatment
(Page 30)

The merger will be treated as a recapitalization of Xcorporeal. Xcorporeal will be deemed the accounting acquirer under generally accepted accounting principles. The combined companies’ operating results will be consolidated as of the consummation of the merger.

Interests of Directors and Officers in the Merger
(Page 30)

Xcorporeal’s directors and executive officers have interests in the merger that are different from, or are in addition to, those of other stockholders that may make them more likely to approve and adopt the merger agreement and approve the merger. The merger agreement provides that the officers and directors of CTHE will resign effective as of the closing of the merger, and that the officers and directors of Xcorporeal immediately prior to the merger shall become the officers and directors of CTHE. Specifically, Terren S. Peizer, Marc G. Cummins, Daniel S. Goldberger, Victor Gura, M.D., Hervé de Kergrohen, M.D. Nicholas S. Lewin, Kelly J. McCrann, and Jay Wolf will become the directors of CTHE upon the effectiveness of the merger.

The members of Xcorporeal’s board of directors were aware of, and considered the interests of, themselves and Xcorporeal’s executive officers in approving the merger and adopting the merger agreement.

Steven B. Solomon, an officer, director and majority shareholder of CTHE owns 50,000 shares of Xcorporeal common stock which he purchased in a private placement consummated in the fourth quarter of 2006.

The members of CTHE’s board of directors and special committee were aware of, and considered the interests of, themselves and CTHE’s executive officers in approving the merger and adopting the merger agreement.

Dissenters’ or Appraisal Rights
(Pages 30 – 32)

Under the laws of Delaware, where Xcorporeal and CTHE are incorporated, holders of Xcorporeal or CTHE common stock who have not consented to the merger and comply with the applicable requirements of Delaware law will have the right to receive an appraisal of the value of their shares in connection with the merger and to be paid such value in cash. We have included a copy of Section 262 of the Delaware General Corporation Law — Appraisal Rights as Annex B to this information statement.

Quotation on OTC.BB
(Page 13)

The common stock of CTHE is currently traded on the “OTC Bulletin Board”under the symbol “CTHE.”

Risks of the Merger
(Pages 15 – 18)

We urge you to read carefully all of the factors described in “Risk Factors” beginning on page 15 in connection with the transactions contemplated by the merger agreement.

Related Agreements
(Page 36)

Xcorporeal entered into an indemnity agreement with Steven B. Solomon, an officer, director and majority shareholder of CTHE. The terms and conditions of each of the foregoing agreements are described in “Related Agreements” beginning on page 36.

XCORPOREAL, INC.
(a Development Stage Company)

SELECTED FINANCIAL DATA

The selected consolidated financial data are derived from our audited consolidated financial statements for the years ended December 31, 2002 through 2006 and unaudited consolidated financial statements for the six months ended June 30, 2007.

	Six Months Ended	Year Ended December 31,
	30-Jun-07	2006	2005
Summary of operations data:
Revenues	$—	$—	$—
Operating (loss)	(8,283,805)	(4,462,412)	(35,753)
Net (loss)	(7,663,879)	(4,380,212)	(35,753)
Basic and diluted loss per common share	(0.54)	(0.67)	(0.01)
Shares used in computing loss per common share	14,200,050	6,542,312	3,820,000
Balance sheet data:
Cash and cash equivalents	346,887	27,440,987	—
Marketable securities	22,676,578	—	—
Working capital (deficit)	21,959,725	25,397,733	(52,557)
Total assets	23,334,428	27,535,543	—
Total stockholders' equity (deficit)	22,016,770	25,402,061	(52,557)

	Year Ended December 31,
	2004	2003	2002
Summary of operations data:
Revenues	$—	$—	$—
Operating (loss)	(23,338)	(12,988)	(31,268)
Net (loss)	(23,338)	(12,962)	(31,268)
Basic and diluted loss per common share	(0.01)	0.00	(0.01)
Shares used in computing loss per common share	3,820,000	3,820,000	2,720,000
Balance sheet data:
Cash and cash equivalents	576	12,499	27,983
Working capital (deficit)	(16,804)	6,534	19,496
Total assets	1,376	13,232	27,983
Total stockholders' equity (deficit)	(16,804)	6,534	19,496

CT HOLDINGS ENTERPRISES, INC.

SELECTED FINANCIAL DATA

The selected consolidated financial data are derived from our audited consolidated financial statements for the years ended December 31, 2002 through 2006 and unaudited consolidated financial statements for the six months ended June 30, 2007.

	Six Months Ended	Year Ended December 31,
	30-Jun-07	2006	2005
Summary of operations data:
Revenues	$—	$—	$—
Operating income (loss)	133,034	5,325,016	(671,972)
Loss from discountinued operations	—	—	—
Net income (loss)	133,034	5,325,016	(671,972)
Basic and diluted income (loss) per common share	0.07	5.54	(0.70)
Shares used in computing income (loss) per common share	1,920,839	960,656	960,656
Balance sheet data:
Cash and cash equivalents	271	197	197
Working capital (deficit)	(63,239)	(455,573)	(5,780,589)
Total assets	271	197	197
Total stockholders' equity (deficit)	(63,239)	(455,573)	(5,780,589)

	Year Ended December 31,
	2004	2003	2002
Summary of operations data:
Revenues	$—	$—	$—
Operating income (loss)	(4,227,435)	1,210,517	(5,932,120)
Loss from discountinued operations	—	—	(942,939)
Net income (loss)	(4,227,435)	1,210,517	(7,060,490)
Basic and diluted income (loss) per common share	(4.46)	1.41	(8.97)
Shares used in computing income (loss) per common share	947,307	855,859	786,830
Balance sheet data:
Cash and cash equivalents	4,168	—	—
Working capital (deficit)	(5,379,765)	(1,352,330)	(3,412,847)
Total assets	4,168	—	—
Total stockholders' equity (deficit)	(5,379,765)	(1,352,330)	(3,412,847)

Upon the consummation of the merger, CTHE will acquire all of the outstanding capital stock of Xcorporeal in exchange for an equal number of shares of CTHE following a 1 for 8.27 reverse stock split of CTHE’s common stock. Xcorporeal will become a wholly-owned subsidiary of CTHE, and the current Xcorporeal stockholders will own approximately 97.6% of the post-split, post-merger outstanding shares of CTHE.

At closing of the merger, CTHE will cease to be a shell corporation. Since Xcorporeal will be the sole operating company as of the merger date, the merger will be accounted for as recapitalization of Xcorporeal. Because CTHE is a shell corporation with substantially no assets or liabilities, and Xcorporeal’s stockholders will own approximately 97.6% of the capital stock following the merger, CTHE’s financial results will not have a material impact on the financial statements of Xcorporeal.

The number of CTHE shares and per share data have been adjusted to give effect to a 1 for 70 reverse stock split effective in February 2007 but not for the 1 for 8.27 reverse stock split to be effected in connection with the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

From a legal standpoint, CTHE is considered to be the acquirer in the merger. As the former shareholders of Xcorporeal will end up with over 97% of the outstanding voting common stock of CTHE and CTHE is a public shell company, from an accounting standpoint the transaction is considered to be a recapitalization of Xcorporeal. As a shell company, CTHE is not considered a business under applicable accounting rules, and the merger is not considered a business combination. As a result, pro forma financial statements are not provided.

The historical financial statements prior to the merger will be restated to be those of Xcorporeal. The merger will be accounted for as if it were an issuance of the common stock of Xcorporeal to acquire the net assets of CTHE, accompanied by a recapitalization. Historical stockholders’ equity of Xcorporeal prior to the merger will be retroactively restated for the equivalent number of shares received in the merger, after giving effect to the difference in par value with an offset to paid-in capital. The assets and liabilities of Xcorporeal will be carried forward at their predecessor carrying amounts. Retained deficiency of Xcorporeal will be carried forward after the merger. Operations prior to the merger will be those of Xcorporeal. Earnings per share for periods prior to the merger will be restated to reflect the number of equivalent shares received by Xcorporeal’s stockholders. The costs of the transaction will be expensed to the extent they exceed cash received from CTHE.

MARKET PRICE INFORMATION
AND RELATED STOCKHOLDER MATTERS

There has never a public market for shares of Xcorporeal common stock. As of August 10, 2007, there were approximately 110 holders of record of our common stock. As of that date, we cancelled 200,000 shares pursuant to a settlement agreement with one of or stockholders. We had 200,000 free trading shares held by fewer than 10 record and beneficial owners. Approximately 10,400,000 shares or 74% of our shares were held by affiliates, including approximately 800,000 shares or 6% acquired in the private placement. Approximately 4,200,000 shares or 30% of our shares were held by approximately 100 private placement recipients. We have not paid any cash dividends in the past and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain earnings, if any, to finance the expansion of our business and fund ongoing operations for the foreseeable future.

CTHE’s common stock trades on the OTC Bulletin Board (“OTCBB”) under the symbol CTHE (prior to February 2007, CTHE common stock traded under the symbol CITN). The following table sets forth, for the periods indicated, the high and low closing sale prices for CTHE common stock as reported by the OTCBB and displayed on its website. The quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions. The historical high and low prices below have been adjusted for the effects of the 1 for 70 reverse stock split effective February 28, 2007 but do not reflect the proposed 1 for 8.27 reverse stock split. Following the merger, we expect that CTHE common stock will continue to be quoted and traded on the OTCBB; however, we anticipate that we will change its trading symbol to “XCOR.”

	High	Low
Year Ended December 31, 2005:
Quarter ended March 31	$1.05	$0.35
Quarter ended June 30	0.56	0.42
Quarter ended September 30	1.05	0.35
Quarter ended December 31	1.05	0.56
Year Ended December 31, 2006:
Quarter ended March 31	1.05	0.70
Quarter ended June 30	0.77	0.42
Quarter ended September 30	1.19	0.42
Quarter ended December 31	0.63	0.35
Year Ended December 31, 2007:
Quarter ended March 31	0.71	0.71
Quarter ended June 30	0.80	0.55
Quarter ending September 30 (through September 19, 2007)	2.15	0.41

As of August 31, 2007, there were approximately 760 holders of record of our common stock.

On September 19, 2007, the latest practicable date before the mailing of this information statement, the last sale price of our common stock as reported on the OTCBB was $1.95 per share. On August 10, 2007, the last trading day prior to the public announcement of the merger, the last sale price of our common stock as reported on the OTCBB was $0.45 per share.

WHERE YOU CAN FIND MORE INFORMATION

Xcorporeal and CTHE file annual, quarterly and special reports, information statements and other information with the SEC. You may read and copy any reports, statements or information that Xcorporeal and CTHE file with the SEC at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. The public reference room in Washington, D.C. is located at 100 F Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of Xcorporeal and CTHE are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at “http://www.sec.gov.”

Xcorporeal has supplied all information contained in this information statement relating to Xcorporeal. CTHE has supplied all information contained in this information statement relating to CTHE.

If you are an Xcorporeal stockholder, you may obtain, without charge, a copy of the Annual Report on Form 10-KSB for the year ended December 31, 2006, and the most recent Quarterly Report on Form 10-QSB of Xcorporeal, including the financial statements required to be filed in such reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended. You may also obtain copies of the exhibits to such reports, but Xcorporeal will charge a reasonable fee to stockholders requesting such exhibits. You should direct your request in writing to Xcorporeal at the following address:

Xcorporeal, Inc.
11150 Santa Monica Boulevard, Suite 340
Los Angeles, CA 90025
Attn: Winson Tang

If you are a CTHE stockholder, you may obtain, without charge, a copy of the Annual Report on Form 10-KSB for the year ended December 30, 2006, and the most recent Quarterly Report on Form 10-QSB of CTHE, including the financial statements required to be filed in such reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended. You may also obtain copies of the exhibits to such reports, but CTHE will charge a reasonable fee to stockholders requesting such exhibits. You should direct your request in writing to CTHE at the following address:

CT Holdings Enterprises, Inc.
2100 McKinney Avenue
Dallas, TX 75201
Att: Steven B. Solomon

RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION INCLUDED ELSEWHERE IN THIS INFORMATION STATEMENT AND THE DOCUMENTS THAT XCORPOREAL AND CTHE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. UNLESS THE CONTEXT REQUIRES OTHERWISE, THE USE OF THE COMPANIES, THE COMBINED COMPANY, “US,” OR “WE” REFERS TO THE COMBINED COMPANY OF XCORPOREAL AND CTHE AFTER GIVING EFFECT TO THE MERGER. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO XCORPOREAL AND CTHE OR THAT ARE NOT CURRENTLY BELIEVED TO BE IMPORTANT TO YOU, IF THEY MATERIALIZE, ALSO MAY ADVERSELY AFFECT THE MERGER AND THE PRICE OF OUR STOCK.

Risks Relating to the Proposed Merger

Xcorporeal and CTHE may not achieve the benefits they expect from the merger, which may have a material adverse effect on the companies’ business, financial, and operating results.

Xcorporeal and CTHE entered into the merger agreement with the expectation that the merger will result in benefits to the combined company arising out of the combination of the technology businesses of Xcorporeal and active trading market for CTHE’s common stock. To realize any benefits from the merger, the combined company’s stock must continue to trade on the OTCBB following the merger. In addition, we will face the following post-merger challenges:

•	retaining the management and employees Xcorporeal;
•	developing new products and services that utilize the assets and resources of Xcorporeal; and
•	retaining existing strategic partners and suppliers of Xcorporeal.

If the combined company is not successful in addressing these and other challenges, then the benefits of the merger will not be realized and, as a result, the combined company’s operating results and the market price of CTHE’s common stock may be adversely affected. These challenges, if not successfully met by the combined company, could result in possible unanticipated liabilities, unanticipated costs, diversion of management attention and loss of personnel. Neither Xcorporeal nor CTHE can assure you that we will be able to profitably manage the combined company.

The issuance of shares of CTHE’s common stock to Xcorporeal stockholders in the merger will substantially dilute the percentage ownership interests of current CTHE stockholders.

If the merger is completed, it is anticipated that CTHE will issue to Xcorporeal stockholders approximately 14.2 million shares of CTHE common stock, and approximately 4.6 million shares will be subject to stock options and warrants to be issued to Xcorporeal stock option and warrant holders. Upon completion of the merger, the former Xcorporeal stockholders, together with the holders of assumed Xcorporeal stock options and warrants, will be issued shares of our common stock, and options and warrants to acquire shares of our common stock, representing in the aggregate 97.6% of CTHE common stock on a fully-diluted basis immediately following the merger. The issuance of CTHE common stock to Xcorporeal stockholders will cause a significant reduction in the relative percentage interest of current CTHE stockholders in CTHE’s earnings, if any, voting power and market capitalization.

If we proceed with the merger, Xcorporeal stockholders will receive one share of CTHE common stock for each share of Xcorporeal common stock regardless of changes in the market value of CTHE common stock or Xcorporeal common stock.

Each share of Xcorporeal common stock will be exchanged for one share of CTHE common stock upon completion of the merger. This exchange ratio is a fixed number and the merger agreement does not contain any provision to adjust this ratio for changes in the market price of either Xcorporeal common stock or CTHE’s common stock. Neither party is permitted to terminate the merger agreement solely because of changes in the market price of Xcorporeal or CTHE common stock. Consequently, the specific dollar value of

CTHE’s common stock to be received by Xcorporeal stockholders will depend on the market value of CTHE common stock at the time of completion of the merger and may decrease from the date of the merger agreement. You are urged to obtain recent market quotations for Xcorporeal common stock and CTHE common stock. Neither Xcorporeal nor CTHE can predict or give any assurances as to the market price of CTHE common stock at any time before or after the merger. The prices of Xcorporeal common stock and CTHE common stock may vary because of factors such as:

•	changes in the business, operating results or prospects of Xcorporeal or CTHE;
•	actual or anticipated variations in quarterly results of operations of Xcorporeal or CTHE;
•	market assessments of the likelihood that the merger will be completed;
•	the timing of the completion of the merger;
•	sales of Xcorporeal common stock or CTHE common stock;
•	additions or departures of key personnel of Xcorporeal or CTHE;
•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by Xcorporeal;
•	conditions or trends in the medical technology industry;
•	announcements of technological innovations, new products or services by Xcorporeal, or its competitors;
•	changes in market valuations of other medical technology companies;
•	the prospects of post-merger operations;
•	regulatory considerations; and
•	general market and economic conditions.

If the merger is successfully completed, holders of Xcorporeal common stock will become holders of CTHE common stock. Xcorporeal’s business differs from CTHE’s business, and Xcorporeal’s results of operations, may be affected by factors different than those affecting CTHE’s results of operations and the price of CTHE’s common stock. CTHE does not currently have any active operations.

If the costs associated with the merger exceed the benefits, the combined company may experience adverse financial results, including increased losses.

Xcorporeal and CTHE will incur significant transaction costs as a result of the merger, including legal and accounting fees that may exceed their current estimates. In addition, Xcorporeal and CTHE expect that the combined company will incur consolidation and integration expenses, which they cannot accurately estimate at this time. Actual transaction costs may substantially exceed the current estimates of Xcorporeal and CTHE and may affect the combined company’s financial condition and operating results negatively. If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to CTHE’s stockholders resulting from the issuance of shares in connection with the merger, the combined company’s financial results could be adversely affected, resulting in, among other things, increased losses.

No Independent Financial Advisor.

Neither Xcorporeal nor CTHE has engaged an independent financial advisor to consult on the relative advantages and disadvantages of the transactions. Therefore, the stockholders of both companies are dependent solely on the judgment of the board of directors of each company.

The market price of CTHE’s common stock may decline as a result of the merger.

The market price of CTHE’s common stock may decline as a result of the merger for a number of reasons, including if:

•	the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts;
•	the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts; or
•	significant stockholders of Xcorporeal or CTHE decide to dispose of their stock following completion of the merger.

Sales of substantial amounts of CTHE common stock in the public market after the proposed merger could materially adversely affect the market price of CTHE common stock.

Based on the number of shares of Xcorporeal common stock outstanding as of August 10, 2007, and assuming no outstanding options or warrants to purchase Xcorporeal common stock are exercised before the merger becomes effective, at the closing of the merger, CTHE will issue approximately 14.2 million shares of CTHE common stock to Xcorporeal stockholders in the merger. The sale of substantial amounts of CTHE common stock may result in substantial fluctuations in the price of CTHE common stock. In addition, sales of a substantial number of shares of CTHE common stock within a short period of time could cause CTHE stock price to fall. The sale of these shares could also impair the combined company’s ability to raise capital through sales of additional common stock.

Failure to complete the merger could negatively impact Xcorporeal and CTHE, including the market price CTHE common stock.

The obligations of CTHE and Xcorporeal to complete the merger are subject to the satisfaction or waiver of certain conditions. See “The Merger Agreement — Conditions to the Consummation of the Merger” on page 35 of this information statement for a discussion of these conditions. If these conditions are not satisfied or waived, the merger may not be completed. If the merger is not completed for any reason, both CTHE and Xcorporeal may be subject to other material risks, including:

•	a negative effect on the stock trading price of CTHE common stock to the extent that the current market price reflects a market assumption that the merger will be completed (Xcorporeal does not currently have an active trading market for its common stock);
•	either party may be required to pay a termination fee; and
•	costs related to the merger, such as legal and accounting fees, must be paid even if the merger is not completed.

In addition, if the merger is consummated but CTHE common stock ceases to be traded on the OTC Bulletin Board immediately after the effectiveness of the merger, Xcorporeal may terminate the merger and rescind the merger agreement which could result in uncertainty in, or have an adverse impact on, the trading market for CTHE common stock.

Xcorporeal’s officers and directors have interests different from yours that may influence them to support or approve the merger.

The terms of the merger agreement and the agreements contemplated thereby affect the directors and officers of Xcorporeal in ways that may create interests for them in the merger that are different from, or in addition to, yours. These interests include:

•	the existing rights to indemnification benefiting Xcorporeal’s directors and officers found in Xcorporeal’s certificate of incorporation or bylaws, applicable law or other sources will be duplicated in CTHE’s certificate of incorporation and will continue indefinitely.
•	Messrs. Terren S. Peizer, Executive Chairman of Xcorporeal, and Robert Weinstein, Xcorporeal’s Chief Financial Officer, will enter into employment agreements with Xcorporeal in connection with closing of the merger. Each of these agreements is described in “Related Agreements” on page 36; and

•	Steven B. Solomon, an officer, director and majority shareholder of CTHE, is the record owner of 50,000 shares of Xcorporeal common stock which he purchased in connection with a private placement consummated in the fourth quarter of 2006.

Uncertainty regarding the merger and the effects of the merger could cause each company’s customers or strategic partners to delay or defer decisions.

Xcorporeal’s customers and strategic partners, in response to the announcement of the merger, may delay or defer decisions, which could have a material adverse effect on the business of the relevant company, regardless of whether the merger is ultimately completed.

The merger may fail to qualify as a tax-free reorganization for federal income tax purposes, resulting in your recognition of taxable gain or loss in respect of your Xcorporeal shares.

The merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. The Internal Revenue Service will not provide a ruling on the matter, nor will Xcorporeal obtain an opinion from its legal counsel that the merger will constitute a tax-free reorganization for federal income tax purposes. No assurance can be given that the Internal Revenue Service or the courts will agree that the merger qualifies as a tax-free reorganization under Section 368(a). If the merger fails to qualify as a reorganization, you generally would recognize gain or loss on each share of Xcorporeal common stock surrendered in an amount equal to the difference between the sum of the amount of cash and/or the fair market value of CTHE common stock received for each such share of Xcorporeal common stock and your adjusted tax basis in such share.

Risks Relating to the Business and Operations of Xcorporeal Following the Merger

Our limited operating history may make it difficult to evaluate our business to date and our future viability.

We are in the early stage of operations and development, and have only a limited operating history on which to base an evaluation of our business and prospects, having just commenced operations in August 2006 in accordance with our new business plan and entry into the medical devices industry. In addition, our operations and developments are subject to all of the risks inherent in the growth of an early stage company. We will be subject to the risks inherent in the ownership and operation of a company with a limited operating history such as regulatory setbacks and delays, fluctuations in expenses, competition, the general strength of regional and national economies, and governmental regulation. Any failure to successfully address these risks and uncertainties would seriously harm our business and prospects. We may not succeed given the technological, marketing, strategic and competitive challenges we will face. The likelihood of our success must be considered in light of the expenses, difficulties, complications, problems and delays frequently encountered in connection with the growth of a new business, the continuing development of new technology, and the competitive and regulatory environment in which we operate or may choose to operate in the future. We have generated no revenues to date, and there can be no assurance that we will be able to successfully develop our products and penetrate our target markets.

We expect to continue to incur operating losses, and if we are not able to raise necessary additional funds we may have to reduce or stop operations.

We have not generated revenues or become profitable, may never do so, and may not generate sufficient working capital to cover the cost of operations. No party has guaranteed to advance additional funds to us to provide for any operating deficits. Until we begin generating revenue, we may seek funding through the sale of equity, or securities convertible into equity, further dilution to our then existing stockholders may result. If we raise additional capital through the incurrence of debt, our business may be affected by the amount of leverage we incur, and our borrowings may subject us to restrictive covenants. Additional funding may not be available to us on acceptable terms, or at all. If we are unable to obtain adequate financing on a timely basis, we may be required to delay, reduce or stop operations, any of which would have a material adverse effect on our business.

Our success will depend on our ability to retain our managerial personnel and to attract additional personnel.

Our success will depend largely on our ability to attract and retain managerial personnel. Competition for desirable personnel is intense, and we cannot guarantee that we will be able to attract and retain the necessary staff. The loss of members of managerial, sales or scientific staff could have a material adverse effect on our future operations and on successful development of products for our target markets. The failure to maintain our management, particularly our Executive Chairman and Chief Operating Officer and our Chief Medical and Scientific Officer, and to attract additional key personnel could materially adversely affect our business, financial condition and results of operations. Although we intend to provide incentive compensation to attract and retain our key personnel, we cannot guarantee that these efforts will be successful.

We will need to expand our finance, administrative, product development, sales and marketing, and operations staff. There are no assurances that we will be able to make such hires. In addition, we may be required to enter into relationships with various strategic partners and other third parties necessary to our business. Planned personnel may not be adequate to support our future operations, management may not be able to hire, train, retain, motivate and manage required personnel or management may not be able to identify, manage and exploit existing and potential strategic relationships and market opportunities. If we fail to manage our growth effectively, it could have a material adverse effect on our business, results of operations and financial condition.

We need to develop our financial and reporting processes, procedures and controls to support our anticipated growth.

We have not historically invested significantly in our financial and reporting systems. To comply with our public reporting requirements, and manage the anticipated growth of our operations and personnel, we will be required to improve existing or implement new operational and financial systems, processes and procedures, and to expand, train and manage our employee base. Our current and planned systems, procedures and controls may not be adequate to support our future operations.

The laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed by the Securities and Exchange Commission, will result in increased costs to us as we evaluate the implications of any new rules and respond to their requirements. New rules could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. We cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs to comply with any new rules and regulations, or if compliance can be achieved.

We cannot assure you that we will be able to complete development and obtain necessary approvals for our proposed products even if we obtain sufficient funding.

Even if we obtain sufficient funding, no assurance can be given that we will be able to design or have designed parts necessary for the manufacture of our products or complete the development of our proposed products within our anticipated time frames, if at all. Such a situation could have a material adverse effect upon our ability to remain in business.

The success of our business will depend on our ability to develop and protect our intellectual property rights, which could be expensive.

Patent and other proprietary rights are essential to our business. Our success depends to a significant degree on our ability to obtain and enforce patents and licenses to patent rights, both in the U.S. and in other countries. We cannot be certain that the patents that we license from others will be enforceable and afford protection against competitors. Our patent rights may not provide us with proprietary protection or competitive advantages against competitors with similar technologies. Even if such patents are valid, we cannot guarantee that competitors will not independently develop alternative technologies that duplicate the functionality of our technology.

We also rely on trademarks, copyrights, trade secrets and know-how to develop, maintain and strengthen our competitive positions. While we protect our proprietary rights to the extent possible, we cannot guarantee that third parties will not know, discover or develop independently equivalent proprietary information or techniques, that they will not gain access to our trade secrets or disclose our trade secrets to the public. Therefore, we cannot guarantee that we can maintain and protect unpatented proprietary information and trade secrets. Misappropriation of our intellectual property would have an adverse effect on our competitive position and may cause us to incur substantial litigation costs.

We may be subject to claims that we infringe the intellectual property rights of others, and unfavorable outcomes could harm our business.

Our future operations may be subject to claims, and potential litigation, arising from our alleged infringement of patents, trade secrets or copyrights owned by other third parties. We intend to fully comply with the law in avoiding such infringements. However, within the medical devices industry, established companies have actively pursued such infringements, and have initiated such claims and litigation, which has made the entry of competitive products more difficult. We may experience such claims or litigation initiated by existing, better-funded competitors. Court-ordered injunctions may prevent us from bringing new products to market, and the outcome of litigation and any resulting loss of revenues and expenses of litigation may substantially affect our ability to meet our expenses and continue operations.

We compete against other dialysis equipment manufacturers with much greater financial resources and better established products and customer relationships, which may make it difficult for us to penetrate the market and achieve significant sales of our products.

Our proposed products will compete directly against equipment produced by Fresenius Medical Care AG, Baxter Healthcare Corporation, Gambro AB, NxStage Medical, Inc. and others, each of which markets one or more FDA-cleared medical devices for the treatment of acute or chronic kidney failure.

Each of these competitors offers products that have been in use for a longer time than our products and are more widely recognized by physicians, patients and providers. Most of our competitors have significantly more financial and human resources, more established sales, service and customer support infrastructures and spend more on product development and marketing than we do. Many of our competitors also have established relationships with the providers of dialysis therapy. Most of these companies manufacture additional complementary products enabling them to offer a bundle of products and have established sales forces and distribution channels that may afford them a significant competitive advantage.

The market for our products is competitive, subject to change and affected by new product introductions and other market activities of industry participants, including increased consolidation of ownership of clinics by large dialysis chains. If we are successful, our competitors are likely to develop products that offer features and functionality similar to our proposed products. Improvements in existing competitive products or the introduction of new competitive products may make it more difficult for us to compete for sales, particularly if those competitive products demonstrate better safety, convenience or effectiveness or are offered at lower prices. If we are unable to compete effectively against existing and future competitors and existing and future alternative treatments and pharmacological and technological advances, it will be difficult for us to penetrate the market and achieve significant sales of our products.

We have not commissioned or obtained marketing studies which support the likelihood of success of our business plan.

No independent studies with regard to the feasibility of our proposed business plan have been conducted by any independent third parties with respect to our present and future business prospects and our capital requirements. In addition, there can be no assurances that our products or our treatment modality for ESRD will find sufficient acceptance in the marketplace to enable us to fulfill our long and short term goals, even if adequate financing is available and our products are approved to come to market, of which there can be no assurance.

Material weaknesses in our internal control over financial reporting may make it difficult to accurately. evaluate our results of operations and financial condition

In our annual report report for the year ended December 31, 2006, we reported material weaknesses in the effectiveness of our internal controls over financial reporting related to the application of generally accepted accounting principles arising from (a) our accounting for the transaction by which we ceased to be a shell corporation, (b) the assumptions used in estimating the fair value of warrants issued to consultants, (c) our accounting for research, development and other expenses incurred pursuant to the License Agreement, and (d) the calculation of the weighted average number of share outstanding. Despite our substantial efforts to ensure the integrity of our financial reporting process, we cannot guarantee that we will not identify additional weaknesses as we continue to work with the new systems that we have implemented. Any continuing material weaknesses in our internal control over financial reporting could result in errors in our financial statements, which could erode market confidence in our company, and make it more difficult to raise needed additional funds, and adversely affect the market price of our common stock, if such a market ever develops.

An unfavorable result in the pending arbitration could have a material adverse effect on our business.

We consider the protection of our proprietary technology for treatment of kidney failure and congestive heart failure to be critical to our business prospects. We obtained the rights to some of our most significant patented and patent-pending technologies through a License Agreement with National Quality Care, Inc. (NQCI). On December 1, 2006 we initiated arbitration against NQCI for failure to fully perform its obligations under our License Agreement. NQCI has filed counterclaims seeking to invalidate the License Agreement and claiming monetary damages against us. If NQCI were to prevail on some or all of its claims, we could be prevented from using some or all of the patented technology we licensed from it. That could significantly impact our ability to use and develop our technologies, which would have a material adverse effect on our business and results of operations.

Risks Related to Our Industry

Our business will always be strictly regulated by the federal and other governments, and we cannot assure you that we will remain in compliance with all applicable regulation.

Clinical testing, manufacture, promotion and sale of our proposed products are subject to extensive regulation by numerous governmental authorities in the U.S., principally the FDA, and corresponding foreign regulatory agencies. Changes in existing regulations or adoption of new regulations or policies could prevent us from obtaining, or affect the timing of, future regulatory approvals or clearances. We cannot assure you that we will be able to obtain necessary regulatory clearances or approvals on a timely basis, or at all, or that we will not be required to incur significant costs in obtaining or maintaining such foreign regulatory approvals. Delays in receipt of, or failure to receive, such approvals or clearances, the loss of previously obtained approvals or clearances or the failure to comply with existing or future regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

Any enforcement action by regulatory authorities with respect to past or future regulatory noncompliance could have a material adverse effect on our business, financial condition and results of operations. Noncompliance with applicable requirements can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal to authorize the marketing of new products or to allow us to enter into supply contracts and criminal prosecution.

Even if our proposed products are approved for market, we will be subject to continuing regulation. We will continuously be subject to routine inspection by the FDA and will have to comply with the host of regulatory requirements that usually apply to medical devices marketed in the U.S. including labeling regulations, GMP requirements, MDR regulation (which requires a manufacturer to report to the FDA certain types of adverse events involving its products), and the FDA’s prohibitions against promoting products for unapproved or “off-label” uses. Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, failure to comply with applicable international regulatory requirements can result in fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspensions of production, refusals by foreign governments to permit product sales and criminal prosecution. Furthermore, changes in existing regulations or adoption of new regulations or policies could prevent us from obtaining, or affect the timing of, future regulatory approvals or clearances. There can be no assurance that we will be able to obtain necessary regulatory clearances or approvals on a timely basis, or at all, or that we will not be required to incur significant costs in obtaining or maintaining such foreign regulatory approvals. Delays in receipt of, or failure to receive, such approvals or clearances, the loss of previously obtained approvals or clearances or the failure to comply with existing or future regulatory requirements could have a material adverse effect on our business, financial condition and results of operations. Any enforcement action by regulatory authorities with respect to past or future regulatory noncompliance could have a material adverse effect on our business, financial condition and results of operations.

Our failure to respond to rapid changes in technology and its applications and intense competition in the medical devices industry could make our treatment system obsolete.

The medical devices industry is subject to rapid and substantial technological development and product innovations. To be successful, we must respond to new developments in technology, new applications of existing technology and new treatment methods. Our response may be stymied if we require, but cannot secure, rights to essential third-party intellectual property. We may compete against companies offering alternative treatment systems to ours, some of which have greater financial, marketing and technical resources to utilize in pursuing technological development and new treatment methods. Our financial condition and operating results could be adversely affected if our medical device products fail to compete favorably with these technological developments, or if we fail to be responsive on a timely and effective basis to competitors’ new devices, applications, treatments or price strategies.

Product liability claims could adversely affect our results of operations.

The risk of product liability claims, product recalls and associated adverse publicity is inherent in the testing, manufacturing, marketing and sale of medical products. In an effort to minimize our liability we purchase product liability insurance coverage. In the future we may not be able to secure product liability insurance coverage on acceptable terms or at reasonable costs when needed. Any liability for mandatory damages could exceed the amount of our coverage. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product recall could generate substantial negative publicity about our products and business and inhibit or prevent commercialization of other future product candidates.

Risks Related to Our Common Stock

If a market for our common stock does not develop, our stockholders may be unable to sell their shares.

There is currently no market for our common stock and we can provide no assurance that a market will develop. If no market is ever developed for our shares, it will be difficult for stockholders to sell their stock. In such a case, stockholders may find that they are unable to achieve benefits from their investment.

If a market for our common stock develops, our stock price may be volatile.

If a market for our common stock develops, the price at which our common stock will trade may be highly volatile and may fluctuate as a result of a number of factors, including the number of shares available for sale in the market, quarterly variations in our operating results, actual or anticipated announcements of new data, studies, products or services by us or competitors, regulatory investigations or determinations, acquisitions or strategic alliances by us or our competitors, recruitment or departures of key personnel, the gain or loss of significant customers, changes in the estimates of our operating performance, market conditions in our industry and the economy as a whole.

Over 68% of our stock is controlled by a single stockholder who has the ability to substantially influence the election of directors and the outcome of matters submitted to stockholders.

As of December 31, 2006, Consolidated National, LLC (CNL), a limited liability company whose managing member is our Chairman, directly owned 9,600,000 shares, which represent 68% of our 14,200,050 shares of outstanding common stock as of April 9, 2007. As a result, CNL presently and is expected to continue to have the ability to determine the outcome of issues submitted to our stockholders. The interests of this stockholder may not always coincide with our interests or the interests of other stockholders, and it may act in a manner that advances its best interests and not necessarily those of other stockholders. One consequence to this substantial stockholder’s interest is that it may be difficult for investors to remove management of the company. It could also deter unsolicited takeovers, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

Investors’ interests in our company will be diluted and investors may suffer dilution in their net book value per share if we issue additional shares or raise funds through the sale of equity securities.

In the event that we are required to issue any additional shares or enter into private placements to raise financing through the sale of equity securities, investors’ interests in our company will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. If we issue any such additional shares, such issuances also will cause a reduction in the proportionate ownership and voting power of all other stockholders. Further, any such issuance may result in a change in our control.

We have never paid cash dividends and do not intend to do so.

We have never declared or paid cash dividends on our common stock. We currently plan to retain any earnings to finance the growth of our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations and capital requirements, as well as other factors deemed relevant by our board of directors.

Xcorporeal will need additional financing.

Xcorporeal will need additional financing to maintain and expand its business, and such financing may not be available on favorable terms, if at all. Xcorporeal intends to finance the combined business through the private placement and public offering of equity and debt securities. Xcorporeal has historically financed its operations through working capital and from equity investments. If Xcorporeal needs additional financing, Xcorporeal cannot assure you that it will be available on favorable terms, if at all. If Xcorporeal needs funds and cannot raise them on acceptable terms, Xcorporeal may not be able to:

•	execute its growth plan for the Wearable Kidney;
•	take advantage of future opportunities, including synergistic acquisitions;
•	expand its manufacturing facilities, if necessary, based on increased demand for the Wearable Kidney system;
•	respond to customers and competition; or
•	remain in operation.

THE MERGER

This section of the information statement and the next section entitled “The Merger Agreement” describe the transactions. Although we believe that the description in this section covers the material terms of the merger and the transactions, this summary may not contain all of the information that is important to you. You should carefully read the entire information statement and the other documents we refer to or incorporate by reference in this information statement for a more complete understanding of the merger agreement and the transactions.

General

The merger agreement provides that, at the effective time of the merger, XC Acquisition Corporation, a wholly-owned subsidiary of CTHE, will merge with and into Xcorporeal, with Xcorporeal continuing in existence as the surviving corporation and a wholly-owned subsidiary of CTHE. Each share of Xcorporeal common stock issued and outstanding at the effective time of the merger will be converted into one share of CTHE common stock. Upon completion of the merger, Xcorporeal will be a wholly-owned subsidiary of CTHE.

Any options or warrants to purchase common stock of Xcorporeal in existence immediately prior to the merger shall be automatically converted into options and warrants to purchase common stock of CTHE, on the same terms and conditions to which they were subject immediately prior to the merger under CTHE's 2007 Incentive Compensation Plan.

In connection with the merger, CTHE will effect a reverse stock split whereby immediately prior to the effectiveness of the merger, every 8.27 shares of CTHE common stock will be automatically converted into one share of CTHE common stock. Upon the effectiveness of the merger CTHE will amend and restate its certificate of incorporation such that it reads substantially the same as Xcorporeal’s certificate of incorporation immediately prior to the merger, and to change CTHE’s name to Xcorporeal, Inc. CTHE will also amend and restate its bylaws to read substantially the same as Xcorporeal’s bylaws immediately prior to the merger. Xcorporeal will amend its certificate of incorporation to change its name to Xcorporeal Operations, Inc. CTHE will adopt the 2007 Incentive Compensation Plan.

Also in connection with the merger, the officers and directors of CTHE will resign effective as of the merger, and the officers and directors of Xcorporeal shall become the officers and directors of CTHE.

Background of the Merger

On March 13, 2006, CTHE changed its name to CT Holdings Enterprises, Inc., and on March 2, 2007, CTHE effected a 1 for 70 reverse stock split. CTHE’s goal was to realize value for shareholders through a liquidity event such as a sale, merger or public offering.

On August 31, 2006, Xcorporeal changed its name to Xcorporeal, Inc., and then acquired rights to a congestive heart failure treatment products, Wearable Artificial Kidney, and other medical devices, thereby becoming a developmental stage company focused on researching, developing, and commercializing technology and products related to the treatment of kidney failure and congestive heart failure. On October 13, 2006, the company reincorporated to Delaware.

Although it is fully public reporting, Xcorporeal’s common stock has not been approved by the NASD for public trading, while CTHE’s common stock is publicly traded on the OTC Bulletin Board. On August 1, 2007, Xcorporeal’s counsel first contacted CTHE’s president to explore the potential of a merger. Xcorporeal desired to effectuate a reverse merger with a Form S-3 eligible shell corporation with free trading shares in the public market. CTHE desired to acquire a well-capitalized operating business with an experienced management team. Following intensive negotiations over the following week, the boards of directors (and in the case of CTHE, a special committee of the board of directors) approved the merger agreement, and the parties executed the merger agreement and related documentation on August 10, 2007.

Reasons for the Merger

In reaching the decision to adopt the merger agreement and recommend it for approval by the respective stockholders of Xcorporeal and CTHE, the boards of directors consulted with respective management, as well as legal advisors. As discussed in greater detail below, these consultations included discussions regarding Xcorporeal’s strategic business plan, the costs and risks of executing that business plan as an independent company, its past and current business operations and financial condition, and its future prospects, the strategic rationale for the potential transaction with CTHE, and the terms and conditions of the merger agreement.

In approving the merger agreement, the boards of directors of Xcorporeal and CTHE considered reasons why the merger should be beneficial to the respective companies and their stockholders. In the case of CTHE, references to the board of directors include the special committee convened to evaluate the merger. These potential benefits included the following:

•	the merger into CTHE, which is listed on the “OTC Bulletin Board”and which has an active trading market, could provide Xcorporeal with access to an active trading market which could in turn increase the liquidity of its investors’ shares and provide increased exposure for Xcorporeal within the investor community;
•	the ability of the combined company to secure investor capital and financing for expansion of Xcorporeal’s business;
•	dissenters’ rights would be available to our stockholders under applicable state law;
•	market potential for Xcorporeal’s technology;
•	Xcorporeal’s success and potential in establishing an extra-corporeal platform technology;
•	Xcorporeal’s financial condition;
•	apart from the approval by our stockholders, completion of the merger would not require any material consents or approvals; and
•	based on our historical efforts to pursue alternative transactions and familiarity with the companies in our industry, our management did not believe we would be able to complete a transaction that would provide the same or greater value to our stockholders within a reasonable time frame.

CTHE also considered the following additional factors:

•	the historical, current and prospective financial condition, results of operations and cash flows of CTHE, taking into account the current lack of an operating business;
•	CTHE’s dependence on financing from its largest shareholder to meet operating costs and the lack of commitment from that shareholder that such financing will continue, with the result that CTHE could be forced to cease operations if funds were not made available; and
•	the remote likelihood that potential alternative transactions will be available to CTHE, or if available, such transactions would be acceptable to CTHE.

In the course of deliberations, Xcorporeal’s board reviewed its historical, present and projected financials under various scenarios, and its historical and short and long-term strategic objectives, the opportunities in the marketplace that Xcorporeal is pursuing and the risks associated therewith. The board also reviewed with Xcorporeal’s legal counsel a number of additional factors relating to the merger, as follows:

•	Xcorporeal’s prospects to continue as an independent company:
•	the negative effects of and limitations resulting from the absence of an active trading market for Xcorporeal common stock, including:
•	reduced market liquidity;
•	low trading volume;
•	lack of analyst coverage;

•	reduced investor interest and difficulty in purchasing the stock; and
•	Xcorporeal’s inability to use its common stock to attract potential acquisition candidates;
•	the costs of continued research and development of our technology;
•	Xcorporeal’s small size, both in terms of revenue and market capitalization; and
•	the challenges faced by Xcorporeal’s competing in the medical technology business versus significantly larger companies;
•	information concerning the medical technology industry generally;
•	historical information concerning the business, financial condition, results of operations, technology, competitive position, industry trends and prospects for Xcorporeal;
•	the likelihood that the merger would be completed;
•	the expectation that the merger should qualify as a tax-free reorganization;
•	views concerning the financial condition, results of operations and businesses of the combined companies before and after giving effect to the merger based on due diligence and publicly available earnings estimates;
•	terms and conditions of the merger agreement, including the closing conditions;
•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants and the conditions to the parties’ respective obligations, are reasonable;
•	the impact of the merger on Xcorporeal’s ability to raise capital to finance the development of our medical technology; and
•	current and historical market data with respect to the trading of Xcorporeal’s common stock.

The boards of Xcorporeal and CTHE also considered a number of potentially negative factors in its deliberations:

•	the loss of control by CTHE stockholders over the future operations of the combined company;
•	that, while the transaction is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the transaction would be met, and as a result, it is possible that the transaction may not be completed even if approved by the companies’ respective stockholders (see “Conditions to Consummation of the Merger,” beginning on page 35;
•	that, if the transaction does not close, the parties would have significant expenses and that the respective management teams would have expended extensive efforts to attempt to complete the transaction;
•	the risk that the potential benefits of the merger might not be achieved and that Xcorporeal’s cash requirements could adversely affect the operations of the combined company; and
•	other risk factors described under the section entitled “Risk Factors.”

In addition to the factors considered above, in coming to its determinations, our board of directors was aware of the interests that some of our executive officers and directors have with respect to the transaction in addition to their interests as our stockholders generally. See “Interests of Our Executive Officers and Directors in the Merger,” beginning on page 30.

The foregoing discussion of the information and factors discussed and considered by the respective boards of directors is not meant to be exhaustive, but includes the material factors considered by the boards of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the boards of directors did not find it practicable to, and did not, quantify or otherwise assign relative weight to the individual factors considered in reaching its determination. In considering the factors listed above, individual members of the boards may have given different weight to different factors. However, each board of directors concluded that the potential benefits of the transaction outweighed the potential negative factors and that, overall, the proposed transaction had greater potential benefits for each of Xcorporeal and CTHE and its stockholders than other strategic alternatives.

Recommendation of the Boards

Taking into account all of the material facts, matters and information, including those described above, our respective boards of directors believe that the merger agreement is advisable and fair to and in the best interests of each of Xcorporeal and CTHE and their respective stockholders.

No Independent Financial Advisor

Neither Xcorporeal nor CTHE has engaged an independent financial advisor to consult on the relative advantages and disadvantages of the transactions.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

The following discussion summarizes certain material United States federal income tax consequences of the merger and the reverse stock split assuming that the merger is effected as described in the merger agreement and this information statement. The following discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations promulgated under the Code, and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences of the reverse stock split and the merger.

Any discussion of federal tax issues in this information statement is not intended or written to be used as tax advice. To ensure compliance with IRS Circular 230, shareholders are hereby notified that: (A) any discussion of federal tax issues in this information statement is not intended or written to be used, and it cannot be used by shareholders, for the purpose of avoiding penalties that may be imposed on them under the Internal Revenue Code; (B) such discussion is written to support the transactions or matters addressed herein; and (C) shareholders should seek advice based on their particular circumstances from an independent tax advisor.

The discussion set forth below does not address all U.S. federal income tax considerations that may be relevant to Xcorporeal and CTHE stockholders in light of their particular circumstances, and does not apply to stockholders that are subject to special rules under U.S. federal income tax laws, such as:

•	foreign persons;
•	financial institutions, insurance companies, mutual funds, retirement plans, dealers in securities or foreign currencies, tax-exempt organizations and stockholders subject to the alternative minimum tax;
•	stockholders who hold Xcorporeal common stock as part of a hedge, straddle, constructive sale or conversion transaction, or other risk reduction arrangement;
•	stockholders who acquired their Xcorporeal common stock through stock option or stock purchase programs or otherwise as compensation; and
•	stockholders whose functional currency is not the U.S. dollar.

In addition, this discussion does not consider the tax treatment of Xcorporeal and CTHE stockholders that hold their Xcorporeal shares through a partnership or other pass-through entity and it does not address the tax consequences of the merger under foreign, state or local tax laws or U.S. federal estate tax laws.

The summary is limited to taxpayers who (i) hold their shares of Xcorporeal common stock as “capital assets” (generally, held for investment) and (ii) are U.S. holders for federal income tax purposes. You are a U.S. holder for U.S. federal income tax purposes if you are:

(1)	an individual citizen or resident of the United States;
(2)	a corporation created or organized in the United States or under the laws of the United States or of any state (including the District of Columbia);
(3)	an estate whose income is subject to U.S. federal income tax regardless of its source, or
(4)	a trust if (x) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (y) certain circumstances apply and the trust has validly elected to be treated as a United States person.

This discussion assumes that the merger constitutes a tax-free reorganization within the meaning of Section 368(a) of the Code. However, neither CTHE nor Xcorporeal has requested nor will either request a ruling from the Internal Revenue Service or an opinion of counsel with regard to any of the tax consequences of the merger. The Internal Revenue Service may assert a contrary position, and it is possible that the Internal Revenue Service may successfully assert a contrary position in litigation or other proceedings.

Xcorporeal and CTHE shareholders are urged to consult their own tax advisors as to the U.S. federal income tax consequences of the merger based on their own circumstances, as well as the effects of state, local, non-U.S. tax laws and U.S. tax laws other than income tax laws.

Exchange of Xcorporeal Stock

Based on the assumption that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and subject to the limitations and qualifications set forth in this discussion, the following U.S. federal income tax consequences will result from the merger:

•	an Xcorporeal stockholder will not recognize gain or loss on the exchange of Xcorporeal common stock for CTHE common stock pursuant to the merger;
•	the aggregate tax basis of the shares of CTHE stock received by an Xcorporeal stockholder in the merger will be equal to the aggregate tax basis of the shares of Xcorporeal common stock surrendered in exchange therefor;
•	the holding period of the CTHE common stock received by an Xcorporeal stockholder in the merger will include the holding period of the Xcorporeal common stock surrendered therefor; and
•	Xcorporeal will recognize no gain or loss as a result of the merger.

We cannot assure you that the conclusions contained in this discussion will not be challenged by the Internal Revenue Service or sustained by a court if challenged. If the Internal Revenue Service were to assert successfully that the merger is not a tax-free reorganization within the meaning of Section 368(a) of the Code, then each Xcorporeal stockholder would be required to recognize gain or loss equal to the difference between: (i) the sum of the fair market value of the CTHE common stock received in the exchange, and (ii) the stockholder’s tax basis in the Xcorporeal stock surrendered therefor. In such event, an Xcorporeal stockholder’s tax basis in the CTHE common stock received would be equal to its fair market value at the effective time of the merger, and the stockholder’s holding period for the CTHE common stock would begin on the day after the merger. The gain or loss recognized would be long-term capital gain or loss if the Xcorporeal stockholder’s holding period for the Xcorporeal common stock was more than one year.

Cash Instead of Fractional Shares

Because there will be no fractional shares transferred in the exchange of Xcorporeal common stock for CTHE common stock, there will be no cash paid in lieu of fractional shares.

Backup Withholding of U.S. Federal Income Tax

A noncorporate holder of Xcorporeal shares may be subject to backup withholding at the then applicable rate with respect to the amount of cash, if any, received instead of fractional share interests, unless the stockholder: (i) provides a correct taxpayer identification number (which, for an individual stockholder, generally is the stockholder’s social security number) and certifies that he, she or it is not subject to backup withholding on the substitute W-9 that will be included as part of the transmittal letter, or (ii) otherwise is exempt from backup withholding. Backup withholding will not apply to an Xcorporeal stockholder who completes and signs the substitute Form W-9 that is included as part of the transmittal letter, or who otherwise proves to CTHE and its exchange agent that it is exempt from backup withholding. An Xcorporeal stockholder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax and may be claimed as a credit against an Xcorporeal stockholder’s federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

Reporting and Record Keeping

An Xcorporeal stockholder is required to retain records of the transaction, and to attach to the stockholder’s federal income tax return for the year of the merger a statement setting forth all relevant facts with respect to the non-recognition of gain or loss in the exchange. At a minimum, the statement must include: (i) the stockholder’s tax basis in the Xcorporeal common stock surrendered, and (ii) the fair market value, as of the time of the effective date of the merger, of the CTHE common stock received in the exchange therefor.

The preceding discussion does not purport to be a complete analysis of all potential tax consequences of the merger that may be relevant to a particular Xcorporeal stockholder. Holders of Xcorporeal common stock are urged to consult their own tax advisors regarding the specific tax consequences to them of the merger, including the applicability and effect of foreign, state, local and other tax laws.

Federal Income Tax Consequences of the Reverse Stock Split and Merger to CTHE Stockholders

No gain or loss will be recognized by a CTHE stockholder upon his or her exchange of CTHE common stock pursuant to the reverse stock split (except in the case of the portion of whole shares attributable to the rounding up of fractional shares, as discussed herein). A CTHE stockholder's tax basis in the shares received as a result of the reverse split will be equal, in the aggregate, to his or her basis in the CTHE common stock exchanged, increased by the income or gain attributable to the rounding up of fractional shares, as described herein. New CTHE common stock attributable to the rounding up of fractional shares to the nearest whole number of shares will be treated for tax purposes as if the fractional shares constitute a disproportionate dividend distribution. Such CTHE stockholders generally will recognize ordinary income to the extent of earnings and profits of CTHE allocated to the portion of each whole share attributable to the rounding up process. If CTHE has no earnings and profits, the amount deemed distributed will be treated as a return of basis, and the remainder of the amount deemed distributed, if any, will be treated as gain from the sale of property. The CTHE stockholder's holding period for the CTHE common stock will include the period during which he or she held the pre-split shares surrendered in the reverse split. The portion of the CTHE common stock received by a CTHE stockholder that are attributable to rounding up for fractional shares will have a holding period commencing on the effective date of the reverse split. The reverse split would constitute a reorganization within the meaning of Section 368(1)(E) of the Internal Revenue Code of 1986, as amended, and CTHE will not recognize any gain or loss as a result of the reverse split.

We expect that there will be no material federal income tax consequences of the merger on CTHE stockholders.

This discussion regarding the tax consequence of the reverse stock split and merger are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the reverse stock split and merger may vary significantly as to each stockholder, depending upon the state in which he or she resides.

The preceding discussion does not purport to be a complete analysis of all potential tax consequences of the reverse stock split and merger that may be relevant to a particular CTHE stockholder. Holders of CTHE common stock are urged to consult their own tax advisors regarding the specific tax consequences to them of the reverse stock split and merger, including the applicability and effect of foreign, state, local and other tax laws.

Accounting Treatment

It is anticipated that the merger will be treated as a recapitalization of Xcorporeal under generally accepted accounting principles. CTHE will consolidate the operating results of Xcorporeal with those of its own, beginning as of the date the parties complete the merger.

Interests of Xcorporeal Directors and Officers in the Merger

Under the merger agreement, all of the officers and directors of CTHE will resign upon the effectiveness of the merger, and all of the Xcorporeal directors, Terren S. Peizer, Marc G. Cummins, Daniel S. Goldberger, Victor Gura, M.D., Herve de Kergrohen, M.D., Kelly J. McCrann, and Jay A. Wolf, are to be appointed to the board of directors of CTHE. Terren S. Peizer, Jay A. Wolf and Marc G. Cummins, each a director of Xcorporeal, hold significant equity positions in Xcorporeal, all of which will be exchanged for equity positions in CTHE. In addition, all of the officers of Xcorporeal will be appointed as officers of CTHE upon closing of the merger.

In addition, Steven B. Solomon owns 50,000 shares of Xcorporeal common stock purchased in a private placement during the fourth quarter of 2006.

Dissenters’ Appraisal Rights

Delaware law entitles the holders of record of shares of Xcorporeal and CTHE stock who follow the procedures specified in Section 262 of the Delaware General Corporation Law to have their shares appraised by the Delaware Court of Chancery and to receive the “fair value” of those shares, as of the effective time of the merger, as determined by the court in place of the consideration that the holder would otherwise receive in the merger. In order to exercise appraisal rights, a stockholder must demand and perfect the rights in accordance with Section 262 of the Delaware General Corporation Law. The following is a summary of Section 262 and is qualified in its entirety by reference to Section 262, a copy of which is attached hereto as Annex B. Xcorporeal stockholders should carefully review Section 262 of the Delaware General Corporation Law as well as information discussed below to evaluate and, if they wish, perfect their rights to appraisal.

Under the law of Delaware, where Xcorporeal and CTHE are incorporated, holders of common stock who have not consented to the merger and comply with the applicable requirements of Delaware law will have the right to receive an appraisal of the value of their shares in connection with the merger and to be paid such value in cash.

Under Sections 228(e) and 262(d)(2) of the DGCL, we are required to mail to each holder of our common stock who has not consented in writing to the adoption and approval of the merger agreement and the merger and the transactions contemplated thereby a notice of corporate action taken without a meeting and notice of availability of appraisal rights. The notice of corporate action taken without a meeting, notice of availability of appraisal rights and a copy of Section 262 of the DGCL must be delivered to the applicable stockholders either following receipt of the requisite approval of the adoption and approval of the merger agreement, the merger and the transactions contemplated thereby, or within 10 days following the effective date of the merger. Such notice, if given on or after the effective date of the Merger, must also notify the stockholders of the effective date of the merger. This information statement constitutes such notice. Any stockholder entitled to appraisal rights may, on or before 20 days after the date of mailing of the notice of corporate action taken without a meeting and notice of availability of appraisal rights, demand in writing from

Xcorporeal or CTHE, as the case may be, an appraisal of his, her or its shares of Xcorporeal or CTHE common stock. Such demand will be sufficient if it reasonably informs Xcorporeal or CTHE of the identity of the stockholder and that the stockholder intends to demand an appraisal of the stockholder’s shares. Failure to make such a demand on or before the expiration of such 20-day period will foreclose a stockholder’s rights to appraisal. If the notice of corporate action taken without a meeting did not notify the stockholders of the effective date of the Merger, either (i) Xcorporeal and CTHE must send a second notice before the effective date of the Merger notifying each stockholder entitled to appraisal rights of the effective date of the Merger or (ii) Xcorporeal and CTHE will send such second notice to each stockholder entitled to appraisal rights on or within ten days after the effective date of the Merger, provided, however, that if such second notice is sent more than twenty days following the sending of the first notice, such second notice need only be sent to those stockholders entitled to appraisal rights and who have demanded appraisal rights of their shares in accordance with Section 262(d).

All written demands for appraisal for Xcorporeal should be addressed to: Winson Tang, Xcorporeal, Inc., 11150 Santa Monica Boulevard, Suite 340, Los Angeles, CA 90025. All written demands for appraisal for CTHE should be addressed to Steven B. Solomon, CT Holdings Enterprises, Inc., 2100 McKinney Avenue, Dallas, TX 75201. Only the holder of record of shares of either Company common stock is entitled to seek appraisal of the fair value of the shares registered in the holder’s name. The demand for appraisal must be executed by or for the holder of record, fully and correctly, as such holder’s name appears on the holder’s stock certificates. If the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if the stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly disclose in such demand that the agent is acting as agent for the record owner or owners.

A record holder, such as a broker who holds shares of either company’s common stock as nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners with respect to the stock held for such beneficial owners. In such case, the written demand for appraisal should set forth the number of shares covered by the demand. Unless a demand for appraisal specifies a number of shares, such demand will be presumed to cover all shares held in the name of such record owner.

If the merger is completed, Xcorporeal and CTHE, will, within 10 days after the effective time of the merger, give written notice of the effective time to each holder of their common stock who has satisfied the requirements of Section 262 of the Delaware General Corporation Law. A person who elects to exercise appraisal rights under Section 262 is called a “dissenting stockholder.” Within 120 days after the effective time, Xcorporeal or CTHE or any dissenting stockholder may file a petition in the court demanding a determination of the fair value of the shares of Xcorporeal or CTHE common stock of all dissenting stockholders. Any dissenting stockholder desiring the filing of such petition is advised to file such petition on a timely basis, unless the dissenting stockholder receives notice that the company in which he or she holds shares of common stock or another dissenting stockholder has filed such a petition.

If a petition for appraisal is timely filed, the court will determine which stockholders are entitled to appraisal rights and thereafter will determine the fair value of the shares of Xcorporeal or CTHE common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining such fair value, the court will take into account all relevant factors. The court may determine such fair value to be more than, less than or equal to the consideration that such dissenting stockholder would otherwise be entitled to receive pursuant to the merger agreement. If a petition for appraisal is not timely filed, then the right to an appraisal terminates.

The costs of the appraisal proceeding will be determined by the court and taxed against the parties as the court determines to be equitable under the circumstances. Upon the application of any dissenting stockholder, the court may determine the amount of interest, if any, to be paid upon the value of the stock of dissenting stockholders entitled thereto. Upon application of a dissenting stockholder, the court may order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

After the effective time of the merger, no dissenting stockholder will have any rights of an Xcorporeal or CTHE stockholder, respectively, with respect to such holder’s shares for any purpose, except to receive payment to which Xcorporeal or CTHE stockholders of record as of a date prior to the effective time are entitled, if any. If a dissenting stockholder delivers to the company in which he or she owns shares a written withdrawal of the demand for an appraisal within 60 days after the effective time of the merger or thereafter with the written approval of Xcorporeal or CTHE, respectively, or if no petition for appraisal is filed within 120 days after the effective time, then the right of such dissenting stockholder to an appraisal will cease and such dissenting stockholder will be entitled to receive or retain only the shares of common stock of CTHE as provided in the merger agreement.

The foregoing is only a summary of Section 262 of the Delaware General Corporation Law and is qualified in its entirety by reference to the full text of Section 262, which is included in Annex B.

Charter Amendments

Upon the effectiveness of the merger, Xcorporeal will amend its certificate of incorporation to change its name to Xcorporeal Operations, Inc.

Immediately prior to the effectiveness of the merger, CTHE will amend its certificate of incorporation to effect a stock split whereby every 8.27 shares of CTHE common stock will be automatically converted to one share of CTHE common stock.

Upon the effectiveness of the merger, CTHE will amend and restate its certificate of incorporation to read substantially the same as the certificate of incorporation of Xcorporeal immediately prior to the merger. The amendment to CTHE’s certificate of incorporation shall also include changing CTHE’s name to “Xcorporeal, Inc.” Upon the effectiveness of the merger, the bylaws of CTHE will also be amended and restated to read substantially the same as the bylaws of Xcorporeal immediately prior to the merger. The Amended and Restated Certificate of Incorporation is attached to this Information Statement as Annex D.

Stock Options and Warrants

Upon the effectiveness of the merger, options and warrants to purchase common stock of Xcorporeal shall automatically be converted into options and warrants to purchase common stock of CTHE, on the same terms and conditions to which they were subject immediately prior to the merger under the 2007 Incentive Compensation Plan. All outstanding warrants and options of CTHE will be cancelled upon effectiveness of the merger.

Officers and Directors

The officers and directors of CTHE shall resign as of the effectiveness of the merger, and the officers and directors of Xcorporeal shall become the officers and directors of CTHE. Specifically, Terren S. Peizer, Marc G. Cummings, Daniel S. Goldberger, Victor Gura, M.D., Herve de Kergrohen, M.D., Kelly J. McCrann, and Jay Wolf will become the directors of CTHE upon the effectiveness of the merger.

Deregistration of Xcorporeal Common Stock

If the merger is completed, Xcorporeal will undertake to have its common stock deregistered under the Securities Exchange Act of 1934, as amended.

Federal Securities Laws Consequences

The shares of CTHE common stock to be issued to Xcorporeal stockholders in the merger (which do not include any shares that may be issued upon exercise of the Xcorporeal warrants or options to be assumed by CTHE following the effective time of the merger) will be registered under the Securities Act. Stockholders who are affiliates, control persons or underwriters may not sell their CTHE common stock acquired in the merger, except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;
•	an exemption under Rule 145 under the Securities Act (or Rule 144 under the Securities Act, if these persons are or become affiliates of Xcorporeal); or
•	any other applicable exemption under the Securities Act.

THE MERGER AGREEMENT

This section is a summary of the material terms and provisions of the merger agreement, a copy of which is incorporated by reference and attached as Annex A to this information statement. The following description is not intended to be a complete description of all the terms of the merger agreement. You should refer to the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement. Xcorporeal and CTHE encourage you to carefully read the complete merger agreement for the precise legal terms of the merger agreement and other information that may be important to you.

The Merger

The merger agreement provides that upon the closing, XC Acquisition Corporation, will be merged with and into Xcorporeal, with Xcorporeal as the surviving corporation. As a result of the merger, Xcorporeal will become a wholly-owned subsidiary of CTHE. The merger will become effective on the date of filing of a certificate of merger with the Secretary of State of the State of Delaware, which the parties have agreed to file as soon as practicable after the closing. This is referred to as the “effective time” of the merger. Following the merger, the certificate of incorporation and bylaws of the Xcorporeal will become the certificate of incorporation and bylaws of the merger subsidiary and CTHE, and the directors and officers of the Xcorporeal will become the directors and officers of the merger subsidiary and CTHE. CTHE will also change its name to “Xcorporeal, Inc.,” and Xcorporeal will change its name to “Xcorporeal Operations, Inc.”

The Exchange Ratio and Treatment of Securities

Immediately prior to the effective time of the merger, CTHE shall effect a reverse stock split, whereby every 8.27 shares of its common stock shall be automatically converted into one share of CTHE common stock.

At the effective time of the merger:

•	each share of Xcorporeal common stock issued and outstanding immediately prior to the effective time, other than dissenting shares, shares of Xcorporeal common stock held in the treasury of Xcorporeal or that are owned by Xcorporeal, or any of their respective wholly-owned subsidiaries (other than those held in a fiduciary capacity for the benefit of third parties), will cease to be outstanding and will be converted into one share of CTHE common stock;
•	each outstanding option to purchase Xcorporeal common stock issued and outstanding immediately prior to the effective time will be converted into an option to purchase CTHE common stock on the same terms and conditions as were applicable under the option to purchase Xcorporeal common stock before the merger; and
•	each outstanding warrant to purchase Xcorporeal common stock issued and outstanding immediately prior to the effective time will be converted into a warrant to purchase CTHE common stock on the same terms and conditions as were applicable under the warrant to purchase Xcorporeal common stock before the merger.

No Exchange of Certificates

Neither Xcorporeal nor CTHE will be exchanging new stock certificates in connection with the merger.

HOLDERS OF XCORPOREAL COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES.

Because CTHE will be issuing one share of its common stock for each share of Xcorporeal common stock held of record, CTHE will not have to issue any fractional shares in the merger. Accordingly, there will be no need to pay cash in lieu of fractional shares.

Following the merger, ComputerShare will continue to act as the transfer agent for the combined company.

Transfer of Shares

The stock transfer books of Xcorporeal will be closed immediately upon the effective time and no transfers of shares of Xcorporeal common stock will be made or recorded on the stock transfer books after the effective time of the merger.

Representations and Warranties of Xcorporeal and CTHE

The merger agreement contains customary representations and warranties on behalf of Xcorporeal, the merger subsidiary and CTHE relating to, among other things:

•	corporate organization and qualification;
•	capitalization;
•	corporate power and authority;
•	absence of conflicts and required filings and consents;
•	SEC filings and reports;
•	financial statements;
•	absence of material adverse changes;
•	litigation and liabilities;
•	compliance with laws;
•	brokers;
•	taxes;
•	securities trading markets;
•	with respect to CTHE, that it meets the registrant requirements to be eligible to file a registration statement on Form S-3;
•	absence of stockholder claims;
•	banking relationships;
•	guarantees and powers of attorney;
•	books and records; and
•	contracts.

The representations and warranties in the merger agreement are complicated and not easily summarized. You should carefully read the sections of the merger agreement entitled “Company’s Representations and Warranties” and “CTHE’s Representations and Warranties.”

Directors and Officers

The officers and directors of CTHE will resign as of the effectiveness of the merger agreement. The officers and directors of Xcorporeal will become the officers and directors of CTHE.

Fees and Expenses

All expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses, provided, that Xcorporeal shall pay for up to $25,000 of the reasonable, necessary and customary out-of-pocket costs and expenses (including legal fees) of CTHE incurred in connection with the merger agreement and the transactions.

Conditions to the Consummation of the Merger

The obligation of CTHE to effect the merger is subject to the satisfaction at or prior to the effective time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

•	Xcorporeal’s representations and warranties contained in the merger agreement will be true and correct as of the closing date, except to the extent such representations and warranties are qualified by materiality or absence of adverse changes, and CTHE shall have received a duly executed certificate from an officer of Xcorporeal to that effect.
•	Xcorporeal shall have performed and complied in all material respects with the covenants, agreements and obligations contained in the merger agreement.
•	No governmental entity or court shall have enacted any judgment, order, decree or injunction that prohibits the consummation of the merger or the consummation of the transactions contemplated thereby.
•	Xcorporeal shall not have taken any action or entered into any transaction outside the ordinary course of business which results in a material adverse effect on it or its business.
•	The merger shall have been approved by the requisite number of Xcorporeal stockholders.

The obligation of Xcorporeal to effect the merger is subject to the satisfaction at or prior to the effective time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

•	CTHE’s representations and warranties contained in the merger agreement will be true and correct as of the closing date, except to the extent such representations and warranties are qualified by materiality or absence of adverse changes, and Xcorporeal shall have received a duly executed certificate from an officer of CTHE to that effect.
•	CTHE shall have performed, and complied in all material respects with, the covenants, agreements and obligations contained in the merger agreement.
•	No governmental entity or court shall have enacted any judgment, order, decree or injunction that prohibits the consummation of the merger or the consummation of the transactions contemplated thereby.
•	CTHE shall not have taken any action or entered into any transaction outside the ordinary course of business which results in a material adverse effect on it or its business.
•	The merger shall have been approved by the requisite number of CTHE stockholders.
•	CTHE shall have delivered to Xcorporeal the resignations, effective as of the closing, of each officer and director of acquisition subsidiary and CTHE.

Covenants

The parties are subject to customary pre-closing covenants, including covenants to:

•	prepare, execute and deliver all documents, and take all actions necessary to consummate the merger;
•	give all necessary third-party notices;
•	make all necessary state and federal filings;
•	cooperate with the other party as necessary in the furtherance of completing the merger;
•	provide reasonable access to the business, personnel and properties of the respective companies; and
•	provide notice to the other parties of any material adverse developments.

In addition, as part of the merger agreement, certain CTHE stockholders who currently hold restricted stock were granted “piggyback” registration rights substantially similar to those granted to approximately fifty institutional and accredited investors who purchased shares of Xcorporeal’s common stock in November 2006. As a result, these stockholders will have the right to add their shares to any registration statement filed by Xcorporeal under the Securities Act. Piggyback registration rights may be exercised for no more than 29% of the total number of shares of Xcorporeal outstanding as of the filing date of any registration statement for which such rights are exercised.

Termination

The merger agreement may be terminated at any time prior to completion of the merger by:

•	Xcorporeal and CTHE by mutual written consent.
•	Xcorporeal:
•	in the event of an uncured breach of the merger agreement by CTHE;
•	if Xcorporeal is not reasonably satisfied with the results of its due diligence regarding CTHE;
•	if Xcorporeal’s shares become quoted on the OTC Bulletin Board;
•	if the closing of the merger has not occurred by the close of business on Friday, August 31, 2007; or
•	if the board of directors or special committee of Xcorporeal determines in good faith that the failure to terminate the merger agreement would constitute a breach of the fiduciary duties of Xcorporeal’s directors.
•	CTHE:
•	in the event of an uncured breach of the merger agreement by Xcorporeal;
•	if CTHE is not reasonably satisfied with the results of its due diligence;
•	if the closing of the merger shall not have occurred on or prior to August 31, 2007; or
•	if the board of directors or special committee of CTHE determines in good faith that failure to terminate the merger agreement would constitute a breach of the fiduciary duties of CTHE’s directors or members of the special committee.
•	Either Xcorporeal or CTHE may terminate the merger agreement in the event that a governmental entity has issued a final non-appealable order restraining, enjoining or otherwise prohibiting the transactions contemplated in the merger agreement.
•	In addition, Xcorporeal may terminate the merger agreement and rescind the merger upon written notice to CTHE and the merger subsidiary within 10 days after the closing of the merger if the shares of CTHE common stock do not continue to be quoted on the OTC Bulletin Board immediately following the merger.

If the agreement is terminated in accordance with the above provisions, the parties will have no further obligation of any kind; provided, that, if the merger agreement is terminated because Xcorporeal’s common stock becomes listed on the OTC Bulletin Board, Xcorporeal shall pay to CTHE an amount equal to its reasonable out-of-pocket costs and expenses related to the merger.

Related Agreements

As a condition to the merger agreement, CTHE has entered into an Indemnity Agreement with Steven B. Solomon, pursuant to which Mr. Solomon represents and warrants that to the best of his knowledge CTHE and merger subsidiary’s representations and warranties contained in the merger agreement are true, complete and correct in all material respects. In addition, Mr. Solomon indemnifies and holds Xcorporeal harmless from any and all claims arising out of or relating to the manner in which CTHE reported certain distributions, previously made to shareholders of CTHE in its tax filings, including without limitation any claims brought by CTHE shareholders in connection with the foregoing.

2007 INCENTIVE COMPENSATION PLAN

Under the merger agreement, all options and warrants to purchase common stock granted under Xcorporeal’s 2006 Incentive Compensation Plan will be assumed by CTHE under a newly adopted, substantially identical 2007 Incentive Compensation Plan of CTHE. Any outstanding options and warrants of CTHE outstanding prior to the merger will be cancelled. The 2007 Plan was approved by CTHE’s shareholders at the same time and in the same manner that the merger agreement was approved. All future grants of stock options by Xcorporeal after consummation of the merger will be under the 2007 Plan.

A description of the 2007 Incentive Compensation Plan is set forth below.

There will be 3,900,000 shares of common stock authorized for issuance under the plan. Options to purchase 3,880,000 shares of common stock have already been granted under Xcorporeal’s 2006 Plan and will be assumed under the 2007 Plan.

The purpose of the plan is to attract and retain the services of key management, employees, outside directors and consultants, and to align long-term pay-for-performance incentive compensation with shareholders’ interests. An equity compensation plan aligns employees’ interests with those of our shareholders, because an increase in stock price after the date of award results in increased value, thus rewarding employees for improved stock price performance. Stock option grants under the plan may be intended to qualify as incentive stock options under Section 422 of the Tax Code, may be non-qualified stock options governed by Section 83 of the Tax Code, restricted stock units, or other forms of equity compensation. Subject to earlier termination by our board of directors, the plan will remain in effect until all awards have been satisfied or terminated under the terms of the plan.

We believe that a broad-based incentive compensation plan is a valuable employee incentive and retention tool that benefits all of our shareholders, and that the plan is necessary in order to provide appropriate incentives for achievement of company performance objectives and to continue to attract and retain the most qualified employees, directors and consultants in light of our ongoing growth and expansion. Without sufficient equity incentives available for grant, we may be forced to consider cash replacement alternatives to provide a market-competitive total compensation package necessary to attract, retain and motivate the employee talent important to the future success of the company. These cash replacement alternatives would then reduce the cash available for operations.

While we believe that employee equity ownership is a significant contributing factor in achieving superior corporate performance, we recognize that increasing the number of available shares under our option plans may lead to an increase in our stock overhang and potential dilution. We believe that our 2007 Incentive Compensation Plan will be integral to our ability to achieve superior performance by attracting, retaining and motivating the employee talent important to attaining long-term improved company performance and shareholder returns.

Overview

The terms of the plan provide for grants of stock options, stock appreciation rights, restricted stock, deferred stock, bonus stock, dividend equivalents, other stock-related awards and performance awards that may be settled in cash, stock or other property.

Shares Available for Awards

The total number of shares of our common stock that will be subject to awards under the plan is equal to 440,000 shares, plus the number of shares with respect to which awards previously granted under the plan terminate without being exercised, and the number of shares that are surrendered in payment of any awards or any tax withholding requirements. Awards that are granted to replace awards assumed pursuant to the acquisition of a business are not subject to this limit.

Limitations on Awards

No more than 2,000,000 shares of stock may be granted to an individual during any fiscal year under the plan. The maximum amount that may be earned by any one participant for any fiscal year is $10,000,000 and the maximum amount that may be earned by any one participant for a performance period is $10,000,000.

Eligibility

Our employees, officers, directors and consultants are eligible for awards under the plan. However, incentive stock options may be granted only to our employees.

Plan Administrator

Our board of directors administers the plan, and has delegated authority to make grants under the plan to the compensation committee, whose members are “non-employee directors” as defined by Rule 16b-3 of the Exchange Act, “outside directors” for purposes of Section 162(m), and “independent” as defined by the rules and regulations promulgated by the NASD and SEC, The board and committee, referred to collectively as the administrator, determine the type, number, terms and conditions of awards granted under the plan.

Stock Options and Stock Appreciation Rights

The administrator may grant stock options, both incentive stock options, or ISOs, and non-qualified stock options, or NS0s. In addition, the administrator may grant stock appreciation rights, or SARs, which entitle the participant to receive the appreciation in our common stock between the grant date and the exercise date. These may include “limited” SARs exercisable for a period of time after a change in control or other event. The exercise price per share and the grant price are determined by the administrator, but must not be less than the fair market value of a share of our common stock on the grant date. The terms and conditions of options and SARs generally are fixed by the administrator, except that no stock option or SAR may have a term exceeding ten years. Stock options may be exercised by payment of the exercise price in cash, shares that have been held for at least six months, outstanding awards or other property having a fair market value equal to the exercise price.

Restricted and Deferred Stock

The administrator may grant restricted stock, which is a grant of shares of our common stock that may not be sold or disposed of, and may be forfeited if the recipient’s service ends before the restricted period. Restricted stockholders generally have all of the rights of a shareholder.

The administrator may grant deferred stock, which confers the right to receive shares of our common stock at the end of a specified deferral period, that may be forfeited if the recipient’s service ends before the restricted period. Prior to settlement, an award of deferred stock generally carries no rights associated with share ownership.

Dividend Equivalents

The administrator may grant dividend equivalents conferring the right to receive awards equal in value to dividends paid on a specific number of shares of our common stock. These may be granted alone or in connection with another award, subject to terms and conditions specified by the administrator.

Bonus Stock and Awards

The administrator may grant shares of our common stock free of restrictions as a bonus or in lieu of other obligations, subject to such terms as the administrator may specify.

Other Stock-Based Awards

The administrator may grant awards under the plan that are based on or related to shares of our common stock. These might include convertible or exchangeable debt securities, rights convertible into common stock, purchase rights, payment contingent upon our performance or other factors. The administrator determines the terms and conditions of such awards.

Performance Awards

The right to exercise or receive a grant or settlement of an award may be subject to performance goals and subjective individual goals specified by the administrator. In addition, performance awards may be granted upon achievement of pre-established performance goals and subjective individual goals during a fiscal year. Performance awards to our chief executive officer and four highest compensated officers, or covered employees, should qualify as deductible performance based compensation under Internal Revenue Code section 162(m). The administrator will determine the grant amount, terms and conditions for performance awards.

One or more of the following business criteria will be used by our Compensation Committee in establishing performance goals for performance awards and annual incentive awards to covered employees: (1) total shareholder return; (2) such total shareholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Russell 2000 Small Cap Index and Russell Healthcare Index; (3) net income; (4) pretax earnings; (5) pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (6) earnings per share; (7) operating earnings; and (8) ratio of debt to shareholders’ equity.

After the end of each performance period, the administrator (which will be the Compensation Committee for awards intended to qualify as performance based for purposes of section I62(m)) will determine the amount of any pools, the maximum amount of potential performance awards payable to each participant, and the amount of any other potential performance awards payable to participants in the plan.

Acceleration of Vesting; Change in Control

The administrator may accelerate vesting or other restrictions of any award, including if we undergo a change in control as defined in the plan. In addition, performance goals relating to any performance-based award may be deemed met upon a change in control. Stock options and limited stock appreciation rights may be cashed out based on a defined “change in control price.”

In the event of a “corporate transaction” (as defined in the plan), the acquiror may assume or substitute for each outstanding stock option.

Amendment and Termination

Our board of directors may amend, alter, suspend, discontinue or terminate the plan or the administrator’s authority to grant awards without further shareholder approval, except shareholder approval must be obtained for any amendment or alteration required by law, regulation or applicable exchange rules. Unless earlier terminated by our board of directors, the plan will terminate ten years after its adoption, or when no shares of our common stock remain available for issuance under the plan and we have no further rights or obligations with respect to outstanding awards under the plan. Amendments to any award that have a material adverse effect on a participant require their consent.

Federal Income Tax Consequences

The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current Federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult their tax adviser as to the Federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The plan is not qualified under the provisions of section 401(a) of the Internal Revenue Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Non qualified Stock Options

Generally, there is no taxation upon the grant of a nonqualified stock option. On exercise, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionee is our employee or an employee of an affiliate, that income will be subject to withholding tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionee.

Incentive Stock Options

The plan provides for the grant of options that qualify as incentive stock options, or ISOs, as defined in Internal Revenue Code section 422. An optionee generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the optionee holds a share received on exercise of an ISO for a required holding period of at least two years from the date the option was granted and at least one year from the date the option was exercised, the difference between the amount realized on disposition and the holder’s tax basis will be long-term capital gain.

If an optionee disposes of a share acquired on exercise of an ISO before the end of the required holding period, the optionee generally will recognize ordinary income equal to the excess of the fair market value of the share on the date the ISO was exercised over the exercise price. If the sales proceeds are less than the fair market value, the amount of ordinary income recognized will not exceed the gain realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share, the excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, or AMT, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price generally will be an adjustment included in the optionee’s AMT income. If there is a disqualifying disposition of the share in the year in which the option is exercised, there will be no adjustment for AMT purposes with respect to that share. If there is a disqualifying disposition in a later year, no income is included in the optionee’s AMT income for that year. The tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for AMT purposes.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required. holding period. If there is a disqualifying disposition of a share, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements.

Stock Awards

Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received, equal to the excess of the fair market value over any amount paid for the stock. If the stock is not vested when received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock over any amount paid for the stock. A recipient may file an election with the Internal Revenue Service within 30 days of receipt of the stock, to recognize ordinary compensation income as of the date the recipient receives the award, equal to the excess of the fair market value over any amount paid for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for the shares plus any ordinary income recognized when the stock is received or becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

The administrator may grant stock appreciation rights, or SARs, separate or stand-alone of any other awards, or in tandem with options.

With respect to stand-alone SARs, if the recipient receives the appreciation inherent in the SARs in cash, it will be taxable as ordinary compensation income when received. If the recipient receives the appreciation in shares of stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid for the stock.

With respect to tandem stock appreciation rights, if the recipient elects to surrender the underlying option in exchange for cash or shares of stock equal to the appreciation inherent in the underlying option, the tax consequences to the recipient will be the same as discussed above. If the recipient elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option.

Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of our tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the SAR.

Dividend Equivalents

Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income equal to the fair market value of the award when it is received. Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of our tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinal), income realized by the recipient of the dividend equivalent.

Section 162 Limitations

Internal Revenue Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to our chief executive officer and four highest compensated officers, to the extent that compensation exceeds $1 million. It is possible that compensation attributable to stock awards, when combined with all other types of compensation received by a covered employee may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified performance based compensation, are disregarded for purposes of the Section 162(m) deduction limitation. Compensation attributable to some stock awards will qualify as performance-based compensation if granted by a committee of the board of directors comprised solely of “outside directors” only upon the achievement of an objective performance goal established in writing by the committee while the outcome is substantially uncertain, and the material terms of the plan under which the award is granted is approved by stockholders.

A stock option or stock appreciation right may be considered performance based compensation if the plan contains a per-employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period, the material terms of the plan are approved by the stockholders, and the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.

INFORMATION ABOUT XCORPOREAL

For purposes of this section entitled “Information About Xcorporeal” only, all references to “we,” “us,” or “our” refers to Xcorporeal prior to the effectiveness of the merger.

Business of Xcorporeal

Overview

We are a medical device company actively researching and developing an extra-corporeal platform to perform functions of various human organs. Our prototype systems apply modern electronics and engineering principals to reduce the size, cost and power requirements of conventional extracorporeal therapies including ultrafiltration therapy for fluid overloading resulting from congestive heart failure and acute and chronic renal replacement therapies (kidney dialysis). Our platform may also improve the quality of therapy delivered ultimately leading to better patient outcomes and reduced healthcare costs. The products we plan to bring to market include:

•	Portable ultrafiltration for management of fluid overload in hospital or clinic settings
•	Portable kidney dialysis for use in the clinic or hospital
•	Portable kidney dialysis unit for use in the home.
•	Wearable Artificial Kidney (WAK) for chronic treatment of End Stage Renal Disease (ESRD)

We are a development stage company, have been unprofitable since our inception, and will incur substantial additional operating losses for at least the next twelve months as we continue to implement commercial operations and allocate significant and increasing resources to research, development, clinical trials, and other activities. Accordingly, our activities to date are not as broad in depth or scope as the activities we will undertake in the future, and our historical operations and financial information are not indicative of our future operating results, financial condition, or ability to operate profitably as a commercial enterprise.

Since we began implementing our current business model on August 31, 2006, we have accomplished the following milestones:

•	Raised over $29 million in equity financing in the fourth quarter of 2006 selling shares of Xcorporeal common stock at $7.00 per share.
•	Recruited experienced independent board members
•	Recruited top industry management team and scientific staff
•	Advanced the clinical studies for our technology
•	Paid in excess of $1 million in licensed product development expenses.

For the coming year we plan to test and develop the technology for our extra-corporeal platform and other medical devices. In its simplest configuration, our product platform can be used as an ultrafiltration

We will also plan our Validation and Verification strategy including bench testing, clinical testing, and regulatory strategy in the U.S. and abroad.

Some of our products may qualify for the 510(k) regulatory process in the U.S. based on the existence of predicate devices. Other products, for example our Wearable Artificial Kidney and Wearable Ultrafiltration Device are likely to require a full PMA treatment which will be longer and more expensive.

Product Applications

Our Wearable Artificial Kidney (WAK) is a breakthrough technology for the chronic treatment of End Stage Renal Disease (ESRD). We have successfully demonstrated a prototype system that weighs less than 6 kg., is battery operated, and can be worn by an ambulatory patient. Our miniature, wearable device will enable continuous (24 × 7) renal replacement therapy on a chronic basis at home. Continuous therapy has previously been shown to reduce mortality, reduce morbidity, and improve quality of life in ESRD patients. Our WAK is the first practical device to provide continuous, chronic therapy, because:

•	Reduced size, weight, and power consumption allows us to deploy a wearable package so that the treatment does not interfere with normal activities of daily life.
•	Novel vascular access makes the WAK safe and effective for home use.

Packaged differently, the same attributes (portability, size, weight, fluid and power reduction) make the WAK a very attractive alternative to conventional Continuous Renal Replacement Therapy (CRRT) machines for hospitalized patients. Our miniature system can also be configured to treat fluid overload in Congestive Heart Failure (CHF) patients.

Research and Development

R&D Team

We acquired the exclusive license to our platform technology on September 1, 2006, and have commenced planning and implementing our research and development efforts. We have recruited an experienced scientific team to execute our research and development plan. The goals of our research and development efforts will include:

•	Improving the chemicals used in the dialysis process. The current chemicals have been used for decades. We believe new chemicals that last longer and can be used in smaller quantities would further reduce the cost and weight of our product.
•	Developing software to allow physicians to customize the function of the device to meet the specific dialysis needs of each patient.
•	Adapting the extra-corporeal platform technology underlying our Wearable Artificial Kidney to other medical uses. We believe our technology is a platform for a number of other devices that can be used to treat other diseases and will offer substantive value propositions for patients and healthcare providers.
•	Expanding our recruiting and retaining an experienced team of scientists and engineers.

Clinical Studies

The feasibility of the WAK prototype was demonstrated in a porcine model during 2004 and 2005. The feasibility of the WAK prototype for treatment of fluid overload in humans was demonstrated by the treatment of six volunteers in Vicenza, Italy in July and August 2006. We demonstrated the feasibility of the WAK prototype for dialysis treatment in humans by the treatment of eight volunteers in London in March 2007. We are planning additional clinical trials over the next few years, culminating in a pivotal study to support a regulatory submission.

We incurred approximately $1.5 million and $2.7 million in research and development expenses for the three and six months ended June 30, 2007, respectively. This compares to $1.3 million incurred during the year ended December 31, 2006. We expect our research and development expenses to increase as a result of additional headcount in the areas of product development and quality assurance and regulatory affairs, a higher level of third-party consulting activity and related expenses.

Third-party Arrangements

In July 2007, we entered into an agreement with Aubrey Group, Inc. an FDA-registered third-party contract developer and manufacturer of medical devices for the design and development of a Portable Artificial Kidney (PAK). The PAK will be designed for use as a Continuous Renal Replacement Therapy (CRRT) in either a hospital (with medical supervision) or home setting. The development is expected to be completed by the end of 2008 and projected labor and material costs are estimated at approximately $5.1 million over the term. The agreement can be terminated at any time with 30 business days notice.

We also contract with other third parties to assist in our research and development efforts and to supplement our internal resources while we continue to grow our organization.

Government Regulation

US Regulation

We are subject to extensive government regulation relating to the development and marketing of our products. Due to the relatively early nature of our development efforts, we have not yet confirmed with the FDA its view of the regulatory status of any of our products or which center of the FDA might have primary responsibility for review of the regulatory submissions we intend to make. Depending on the claims made and the FDA’s ruling regarding the regulatory status of each of our products, they may be designated as a device, a biologic or as a combination product. However, we anticipate that regardless of regulatory designation, we will need to conduct clinical studies involving human subjects before being able to market our products in the US.

To support a regulatory submission, the FDA commonly requires clinical studies to show safety and effectiveness. While we cannot currently state the nature of the studies the FDA may require due to our early stage of product development, it is likely any product we attempt to develop will require time-consuming clinical studies in order to secure approval.

Outside the US, our ability to market potential products is contingent upon receiving market application authorizations from the appropriate regulatory authorities. These foreign regulatory approval processes may involve differing requirements than those of the FDA, but also generally include many, if not all, of the risks associated with the FDA approval process described above, depending on the country involved.

In the US, medical devices are classified into three different classes, Class I, II and III, on the basis of controls deemed reasonably necessary to ensure the safety and effectiveness of the device. Class I devices are subject to general controls, including labeling, pre-market notification and adherence to the FDA’s Good Manufacturing Practices (GMP), Class II devices are subject to general and special controls, including performance standards, post-market surveillance, patient registries and FDA guidelines, and Class III devices are those which must receive pre-market approval by the FDA to ensure their safety and effectiveness, that is, life-sustaining, life-supporting and implantable devices, or new devices, which have been found not to be substantially equivalent to legally marketed devices. Because of their breakthrough nature, some of our devices may be considered Class III.

Before new medical devices such as our products can be marketed, marketing clearance must be obtained through a pre-market notification under Section 510(k) of the Federal Food, Drug and Cosmetic (FDC) Act. Noncompliance with applicable requirements can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal to authorize the marketing of new products or to allow us to enter into supply contracts and criminal prosecution. A 510(k) clearance will typically be granted by the FDA, if it can be established that the device is substantially equivalent to a “predicate device,” which is a legally marketed Class I or II device or a pre-amendment Class III device (that is, one that has been marketed since a date prior to May 28, 1976), for which the FDA has not called for pre-market approval (PMA). The FDA has been requiring an increasingly rigorous demonstration of substantial equivalence, which may include a requirement to submit human clinical trial data. It generally takes 4 to 12 months from the date of a 510(k) submission to obtain clearance, but it may take longer.

If clearance or approval is obtained, any device manufactured or distributed by us will be subject to pervasive and continuing regulation by the FDA. We will be subject to routine inspection by the FDA and will have to comply with the host of regulatory requirements that usually apply to medical devices marketed in the U.S. including labeling regulations, GMP requirements, Medical Device Reporting (MDR) regulation which requires a manufacturer to report to the FDA certain types of adverse events involving its products, and the FDA’s prohibitions against promoting products for unapproved or “off-label” uses.

European Community

International Organization for Standards (ISO) standards were developed by the European Community (EC) as a tool for companies interested in increasing productivity, decreasing cost and increasing quality. The EC uses ISO standards to provide a universal framework for quality assurance and to ensure the good quality of products and services across borders. The ISO standards (it is now ISO13485) have facilitated trade throughout the EC, and businesses and governments throughout the world are recognizing the benefit of the globally accepted uniform standards. Any manufacturer we utilize for purposes of producing our products (including us, if we manufacture any of our own products) will be required to obtain ISO certification to facilitate the highest quality products and the easiest market entry in cross-border marketing. This will enable us to market our products in all of the member countries of the EC. We also will be required to comply with additional individual national requirements that are outside the scope of those required by the European Economic Area.

Any medical device that is legally marketed in the US may be exported anywhere in the world without prior FDA notification or approval. The export provisions of the FDC Act apply only to unapproved devices. While FDA does not place any restrictions on the export of these devices, certain countries may require written certification that a firm or its devices are in compliance with US law. In such instances FDA will accommodate US firms by providing a Certificate for Foreign Government. In cases where there are devices which the manufacturer wishes to export during the interim period while their 510(k) submission is under review, exporting may be allowed without prior FDA clearance under certain limited conditions.

Competition

We compete directly and indirectly with other biotechnology and healthcare equipment businesses, including those in the dialysis industry. The major competitors for the Xcorporeal platform technology are those companies manufacturing and selling dialysis equipment and supplies. Xcorporeal will compete with these companies in the critical care markets as well as the wearable application markets. In many cases, these competitors are larger and more firmly established than we are. In addition, our competitors have greater marketing and development budgets and greater capital resources than our company. The Wearable Artificial Kidney will also compete with dialysis clinics in treating ESRD patients. We anticipate that some of our primary competitors will be companies such as Baxter, Fresenius, Gambro, NxStage, and Nephros.

License Agreement

On September 1, 2006, we entered into the License Agreement pursuant to which we obtained exclusive rights to our technology relating to the treatment of kidney failure and congestive heart failure, with no geographic restrictions, that will last for a period of ninety-nine years or until the expiration of its proprietary rights in each item of intellectual property, if earlier. As consideration for granting the license, we agreed to reimburse designated costs and expenses of our licensor, and pay a minimum royalty of 7% of net sales, with an annual minimum royalty of $250,000.

Patents and Trademarks

We have exclusive license rights to two issued US patents, No. 20050101901 “Wearable continuous renal replacement therapy device,” and No. 20040254514 “Wearable ultrafiltration device” from the US Patent & Trademark Office. We also have exclusive rights to a pending application specifically for the pump, the most critical part of all four devices, “Dual-Ventricle Pump Cartridge,” and another proposed patent for “Method For Installing and Servicing a Wearable Continuous Renal Replacement Therapy Device” which is aimed to prevent entry into the wearable device market. We are actively developing our intellectual property, and plan to continually expand our patent portfolio.

In addition, we are actively developing additional intellectual property that in part supersedes the rights licensed under the License Agreement. We are filing patent applications to protect and improve the inventions that are commercially important for the development of our business and we plan to continually expand our patent portfolio.

We have pending applications to register our trademarks “Xcorporeal,” “Xcorporeal WUD” and “Xcorporeal WAK.”

Employees

We have 16 full-time employees, comprised of our Chief Operating Officer, Chief Financial Officer, Chief Medical and Scientific Officer, Vice President of Quality Assurance and Regulatory Affairs, and seven other personnel in research and development and administration. During 2007, we plan to add additional employees, particularly in the areas of product development, regulatory affairs, and quality assurance. Our headcount is expected to exceed 25 employees by the end of the year. We also utilize, whenever appropriate, contract and part-time professionals in order to conserve cash and resources. We believe that our employee relations are good.

Business Development

Formation

We were incorporated in the State of Nevada as Pacific Spirit Inc. on May 4, 2001 to engage in the acquisition, exploration and development of natural resource properties. On August 31, 2006, we changed our name to Xcorporeal, Inc.

Contribution and License Agreement

On August 11, 2006, Consolidated National, LLC (CNL), whose sole managing member is our current chairman, entered into an Irrevocable Option Agreement with National Quality Care, Inc. (NQCI) following extensive negotiations that commenced in late 2005. There was no pre-existing relationship between NQCI and CNL or their principals.

On August 31, 2006, we entered into a Contribution Agreement with CNL, giving us the right to enter into a Merger Agreement and a License Agreement with NQCI. We issued 9,600,000 shares of common stock, a 96% voting interest in our company, to CNL in exchange for all of our right, title, and interest to the name “Xcorporeal” and related trademark applications and domain names, and the right to enter into a License Agreement with NQCI. Prior to the August 31, 2006 transaction, we were a shell corporation.

On September 1, 2006, we entered into a License Agreement with NQCI, pursuant to which we obtained the exclusive rights to the technology relating to our congestive heart failure treatment, kidney failure treatment, and other medical devices. As a result, we have become a developmental stage company focused on researching, developing, and commercializing technology and products related to the treatment of kidney failure and congestive heart failure.

On December 1, 2006, we initiated arbitration proceedings against NQCI for its breach of the License Agreement, which remains pending. On December 29, 2006, NQCI served us with a written notice purporting to terminate the License Agreement for unspecified alleged breaches. On January 2, 2006, we advised NQCI that we did not consent to termination of the License Agreement, that we have not breached the License Agreement, and that NQCI has no right to unilaterally terminate the License Agreement in any event. Accordingly, the License Agreement cannot be terminated.

Delaware Reincorporation

We were incorporated in the State of Nevada as Pacific Spirit Inc. on May 4, 2001 to engage in the acquisition, exploration and development of natural resource properties. On August 31, 2006, we changed our name to Xcorporeal, Inc., and thereafter acquired the rights to our congestive heart failure treatment products, Wearable Artificial Kidney, and other medical devices. As a result, we have become a developmental stage company focused on researching, developing, and commercializing technology and products related to the treatment of kidney failure and congestive heart failure. On October 13, 2006, Xcorporeal, Inc., a Nevada corporation (Xcorporeal Nevada), consummated a merger with and into its newly-formed, wholly-owned subsidiary, Xcorporeal Merger Corporation, a Delaware corporation (Xcorporeal Delaware) for the purpose of changing Xcorporeal’s domicile from Nevada to Delaware.

Terminated Merger Agreement

On September 1, 2006, we entered into a Merger Agreement with NQCI which contemplated that we would acquire NQCI as a wholly owned subsidiary pursuant to a triangular merger, or we would issue to NQCI shares of our common stock in consideration of the assignment of the technology relating to our Wearable Artificial Kidney and other medical devices.

The merger was not consummated, and the Merger Agreement expired by its own terms on December 31, 2006. In addition, on December 29, 2006, NQCI served written notice that it was terminating the Merger Agreement, and on January 2, 2006, we consented to the termination. Accordingly, the Merger Agreement is now terminated. We will not be proceeding with any merger with NQCI. The termination of the Merger Agreement had no effect on the License Agreement, the Contribution Agreement, or the shares we issued to CNL.

Reports to Security Holders

We will send an annual report including audited financial statements to all of our stockholders of record. Anyone may obtain a copy of our annual report without charge by writing us at: Investor Relations, Xcorporeal, Inc, 11150 Santa Monica Blvd., Suite 340, Los Angeles, California 90025.

We file reports with the Securities and Exchange Commission (SEC) in accordance with the Securities Exchange Act of 1934, as amended, including annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, proxy statements and other information.

The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer, and the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Results of Operations for the Years Ended December 31, 2006 and 2005

We have not generated any revenues since inception. We incurred a net loss of $4,380,212 for the year ended December 31, 2006, compared to net loss of $35,753 for the year ended December 31, 2005. The increase in net loss was primarily due to professional fees and salaries, and payment of reimbursed expenses under our License Agreement during the fourth quarter of 2006. At December 31, 2006, we had working capital of $25,397,733, compared to negative working capital of $(52,557) at the beginning of the year. At December 31, 2006, our total assets were $27,535,543, which consisted primarily of cash from the sale of our common stock. We had no assets at the beginning of the year.

Off-Balance Sheet Arrangements

As of December 31, 2006, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, results of operations or cash flows.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. Except as described in Item 3. Legal Proceedings, as of the date of this report we are not currently involved in any legal proceeding that we believe would have a material adverse effect on our business, financial condition or operating results.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. Generally accepted accounting principles require management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. We base our estimates on experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that may not be readily apparent from other sources. Our actual results may differ from those estimates.

We consider our critical accounting policies to be those that involve significant uncertainties, require judgments or estimates that are more difficult for management to determine or that may produce materially different results when using different assumptions. We consider the following accounting policies to be critical:

Identifiable Intangibles

Certain costs associated with obtaining and licensing patents and trademarks are capitalized as incurred and are amortized on a straight-line basis over the shorter of their estimated useful lives or their legal lives of 17 to 20 years. Amortization of such costs begins once the patent or trademark has been issued. We evaluate the recoverability of our patent costs and trademarks quarterly based on estimated undiscounted future cash flows.

Stock-Based Compensation

Effective January 1, 2006, we adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. (SFAS) No. 123-R , Share-Based Payment. SFAS 123-R requires employee stock options and rights to purchase shares under stock participation plans to be accounted for under the fair value method and requires the use of an option pricing model for estimating fair value. Accordingly, share-based compensation is measured at grant date, based on the fair value of the award. At December 31, 2006, warrants to purchase our common stock were issued to consultants, and options to purchase our common stock were granted to employees and directors.

The fair value of all share purchase options and warrants granted to employees are expensed over their vesting period with a corresponding increase to Additional Paid in Capital. Upon exercise of share purchase options and warrants, the consideration paid by the option holder is recorded as an increase to share capital.

We use the Black-Scholes Option Valuation Model to calculate the fair value of share purchase options and warrants at the date of grant. Pricing models require the input of highly subjective assumptions, including the expected price volatility. Changes in these assumptions can materially affect the fair value estimate and, therefore, the existing models do not necessarily provide a reliable measure of the fair value of our share purchase options and warrants.

Recent Accounting Pronouncements

In July 2006, the FASB released FASB Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. This statement is effective for fiscal years beginning after December 15, 2006. We are currently in the process of evaluating the expected effect of FIN 48 on our results of operations and financial position.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS 157 establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are required to adopt the provision of SFAS 157, as applicable, beginning in fiscal year 2008. We are currently in the process of evaluating the expected effect of SFAS 157 on our results of operations and financial position.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities”. SFAS 159 permits an entity to choose to measure many financial instruments and certain items at fair value. The objective of this standard is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reporting earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 permits all entities to choose to measure eligible items at fair value at specified election dates. Entities will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007, which for us would be our fiscal year beginning August 1, 2008. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply to provision of FASB Statement No. 157, “Fair Value Measurements.” We are currently evaluating the impact that the adoption of SFAS 159 will have on our financial statements.

In December 2006, the FASB issued FSP 00-19-2, Accounting for Registration Payment Arrangements, which addresses accounting for registration payment arrangements. FSP 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, “Accounting for Contingencies.” FSP 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment. FSP 00-19-2 is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006. For registration payment arrangement and related financial instruments entered into prior to December 21, 2006, FSP 00-19-2 is effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those financial years. Companies are required to report transition through a cumulative- effect adjustment to the opening balance of retained earnings as of the first interim period for the fiscal year in which FSP 00-19-2 is adopted. The adoption of FSP 00-19-2 during the fourth quarter of 2006 did not have any affect on our financial position and results of operations.

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. (SAB) 108 (Topic 1N), “Considering the Effects of Prior Year Misstatement when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 requires SEC registrants (i) to quantify misstatements using a combined approach that considers both the balance-sheet and income-statement approaches, (ii) to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors, and (iii) to adjust their financial statements if the new combined approach results in a conclusion that an error is material. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB No. 108 did not have any effect on our financial position and results of operations.

Results of Operations for the Three and Six Months Ended June 30, 2007

We have not generated any revenues since inception. We incurred net loss of $2.8 million and $7.7 million for the three and six months ended June 30, 2007, compared to a net loss of $5,587 and $11,790 for the three and six months ended June 30, 2006, respectively. The net loss for the three and six months ended June 30, 2007 was primarily due to (i) research, development and other expenses related to advancing our kidney and congestive heart failure treatment technologies, (ii) stock compensation expense related to options and warrants granted to directors, officer, employees and consultants, and (iii) legal and audit fees. The net loss for the three and six months ended June 30, 2006 was a result of general and administrative expenses incurred for the non-operating public shell entity. At June 30, 2007, we had positive working capital of $22.0 million compared to positive working capital of $25.4 million for beginning of the year.

Liquidity and Capital Resources

We expect to incur operating losses and negative cash flows for the foreseeable future. During the fourth quarter of 2006 we raised approximately $27.3 million (net of placement fees of $2.1 million) through a private placement. Our ability to execute on our current business plan is dependent upon our ability to develop and market our products, and, ultimately, to generate revenue.

At June 30, 2007, we had cash, cash equivalents and marketable securities of approximately $23,106,516, We are currently expending cash at a rate of approximately $1 million per month. At present rates, we will not have to raise additional funds in the next twelve months,

Off-Balance Sheet Arrangements

As of June 30, 2007, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, results of operations or cash flows.

Legal Proceedings

We are involved in arbitration against National Quality Care, Inc. concerning our License Agreement, as described in our most recent annual report. From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of the date of this report we are not currently involved in any legal proceeding that we believe would have a material adverse effect on our business, financial condition or operating results.

Controls and Procedures.

We conducted an evaluation, under the supervision and with the participation of our President and Chief Operating Officer (principal executive officer) and Chief Financial Officer (principal financial officer), of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) as of June 30, 2007. Based upon this evaluation, our President and Chief Operating Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective to ensure that required material information is included in this quarterly report for the period ended June 30, 2007.

There were no changes in our internal control over financial reporting during the quarter ended June 30, 2007 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Directors, Executive Officers, Promoters, Control Persons and Corporate Governance; Compliance with Section 16(a) of the Exchange Act

Directors and Executive Officers

Our current officers and directors are listed below. Each of our directors will serve for one year or until their respective successors are elected and qualified. Our officers serve at the pleasure of the board of directors.

Name	Age	Position	Director Since
Terren S. Peizer	47	Executive Chairman of the Board	2006
Winson W. Tang	50	Chief Operating Officer
Victor Gura, M.D.	65	Chief Medical and Scientific Officer, and Director	2006
Robert Weinstein	47	Chief Financial Officer
Marc G. Cummins	46	Director	2006
Daniel S. Goldberger	48	Director	2006
Hervé de Kergrohen, M.D.	48	Director	2006
Nicholas S. Lewin	29	Director	2007
Kelly J. McCrann	51	Director	2007
Jay A. Wolf	33	Director	2006

Terren S. Peizer has served as Chairman of our Board of Directors since August 2006 and as Executive Chairman since August 2007. From April 1999 to October 2003, Mr. Peizer served as Chief Executive Officer of Clearant, Inc., which he founded to develop and commercialize a universal pathogen inactivation technology. He served as Chairman of its board of directors from April 1999 to October 2004 and a Director until February 2005. From February 1997 to February 1999, Mr. Peizer served as President and Vice Chairman of Hollis-Eden Pharmaceuticals, Inc. In addition, from June 1999 through May 2003 he was a Director, and from June 1999 through December 2000 he was Chairman of the Board, of supercomputer designer and builder Cray Inc., and remains its largest beneficial stockholder. Mr. Peizer has been the largest beneficial stockholder and held various senior executive positions with several technology and biotech companies. In these capacities he has assisted the companies with assembling management teams, boards of directors and scientific advisory boards, formulating business and financial strategies, investor and public relations, and capital formation. Mr. Peizer has been a Director, Chairman of the Board and Chief Executive Officer of Hythiam, Inc., a healthcare services management company focused on delivering solutions for those suffering from alcoholism and other substance dependencies, since September 2003. Mr. Peizer has a background in venture capital, investing, mergers and acquisitions, corporate finance, and previously held senior executive positions with the investment banking firms Goldman Sachs, First Boston and Drexel Burnham Lambert. He received his B.S.E. in Finance from The Wharton School of Finance and Commerce.

Winson W. Tang was appointed our Chief Operating Officer on August 10, 2007. Dr. Tang is an executive with over 20 years of experience in academic medicine, biomedical research and the biopharmaceutical industry. Dr. Tang has held drug development positions of increasing responsibility at Amgen, Vertex, Tularik, and Isis Pharmaceuticals. During his biopharmaceutical career, he has successfully filed for Investigation New Drug Applications and Clinical Trial Applications, two Biologic License Applications, in-licenses a preclinical drug candidate that is now marketed (Sensipar®) and commercialized two drugs (Infergen® and Aranesp®). Both Infergen® and Aranesp® are important therapies for patients with end stage renal disease. He was most recently the Director of Research for the Pacific Capital Group, a private equity group where he managed the biotech investment portfolio. Dr. Tang is a Diplomate of American Board of Internal Medicine and a fellow of the American College of Physicians. He has published more than 30 original research articles and book chapters. Dr. Tang is a graduate of The Albert Einstein College of Medicine and completed a Residency in Internal Medicine at the University of Southern California, a Clinical Fellowship in Nephrology at the University of California San Diego and a Research Fellowship in Immunology at The Scripps Research Institute.

Victor Gura, M.D. has served as our Chief Medical and Scientific Officer in December 2006. Dr. Gura has been a member of our board of directors since October 13, 2006. He served as Chief Scientific Officer of

National Quality Care, Inc. from 2005 to November 2006. He was formerly its Chairman of the Board, President and Chief Executive Officer. Dr. Gura is board certified in internal medicine/nephrology. He has been a director and principal shareholder of Medipace Medical Group, Inc. in Los Angeles, California, since 1980. Dr. Gura has been an attending physician at Cedars-Sinai Medical Center since 1984 and the medical director of Los Angeles Community Dialysis since 1985. He also serves as a Clinical Assistant Professor at UCLA School of Medicine. He was a fellow at the nephrology departments at Tel Aviv University Medical School and USC Medical Center. Dr. Gura received his M.D. from School of Medicine, Buenos Aires University.

Robert Weinstein has served as our Chief Financial Officer since August 2007. Prior to joining us, Mr. Weinstein served as Vice President, Director of Quality Control & Compliance of Citi Private Equity Services (formerly BISYS Private Equity Services) New York, NY, a worldwide private equity fund administrator and accounting service provider. In 2005, Mr. Weinstein was the Founder, Finance & Accounting Consultant for EB Associates, LLC, Irvington, NY, an entrepreneurial service organization. From December 2002 to November 2004, Mr. Weinstein served as the Chief Financial Officer for Able Laboratories, Inc., which filed Chapter 11 bankruptcy in July 2005. In 2002, he served as Acting Chief Financial Officer of Eutotech, Ltd., Fairfax, VA, a distressed, publicly traded early-stage technology transfer and development company. Mr. Weinstein received his M.B.A., Finance & International Business from the University of Chicago, Graduate School of Business, and a B.S. in Accounting from the State University of New York at Albany. Mr. Weinstein is a Certified Public Accountant (inactive) in the State of New York.

Marc G. Cummins has served as a Director since November 2006. He is a Managing Partner of Prime Capital, LLC, a private investment firm focused on consumer companies. Prior to founding Prime Capital, Mr. Cummins was managing partner of Catterton Partners, a private equity investor in consumer products and service companies with over $1 billion of assets under management. He has served as a director of Hythiam, Inc. since 2004. Prior to joining Catterton in 1998, Mr. Cummins spent fourteen years at Donaldson, Lufkin & Jenrette Securities Corporation where he was Managing Director of the Consumer Products and Specialty Distribution Group, and was also involved in leveraged buyouts, private equity and high yield financings. Mr. Cummins received a B.A. in Economics, magna cum laude, from Middlebury College, where he was honored as a Middlebury College Scholar and is a member of Phi Beta Kappa. He also received an M.B.A. in Finance with honors from The Wharton School at University of Pennsylvania.

Daniel S. Goldberger served as our President and Chief Operating Officer from October 2006 to August 2007. Mr. Goldberger has recently been named as the new Chief Executive Officer of Sound Surgical Technologies, a privately held manufacturer of equipment for ultrasound assisted liposuction. Mr. Goldberger served as Chief Executive Officer of Glucon Inc., a privately held glucose monitoring business from 2004 to 2007. From 2001 to 2004, Mr. Goldberger served as President and as a Director of the Medical Group of OSI Systems, Inc. (NASDAQ: OSIS), which included the Spacelabs, Dolphin, Osteometer product lines with combined revenue approaching $250 million. Mr. Goldberger was also the co-founder of Optiscan Biomedical Corporation, where he served as Director from 1994 to 2001 and also served as its Vice President from 1994 to 1998 and then as its President from 1998 to 2001. Mr. Goldberger has over 25 years of management experience with large and small medical device companies, including Nellcor and Square One Technology. He received his B.S.M.E. from Massachusetts Institute of Technology and his M.S.M.E. from Stanford University.

Hervé de Kergrohen, M.D. has served as a Director since November 2006. Since August 2002, he has been a Partner with CDC Enterprises Innovation in Paris, a European venture capital firm, and since January 2001 has been Chairman of BioData, an international healthcare conference in Geneva. He sits on several boards with U.S. and European private health care companies, including Kuros BioSurgery and Bioring SA in Switzerland since January 2003, Praxim SA, Biomethode, and Hythiam, Inc. since September 2003, and Clearant, Inc. since December 2001. From February 1999 to December 2001 he was Head Analyst for Darier Hentsch & Co., then the third largest Geneva private bank and manager of its CHF 700 million health care fund. From February 1997 to February 1998 he was the Head Strategist for the international health care sector with UBS AGin Zurich. Dr. de Kergrohen started his involvement with financial institutions in 1995 with Bellevue Asset Management in Zug, Switzerland, the fund manager of BB Biotech and BB Medtech, where he covered the healthcare services sector. He was previously Marketing

Director with large U.S. pharmaceutical companies such as Sandoz USA and G.D. Searle, specialized in managed care. Dr. de Kergrohen received his M.D. from Université Louis Pasteur, Strasbourg, and holds an M.B.A. from Insead, Fontainebleau.

Nicholas S. Lewin has served as a Director since February 2007. He has been a private investor since 2000 operating in both the public and private markets. Mr. Lewin has invested across many industries, and throughout the capital structure. He invests in special situations and in companies with innovative technologies and strong intellectual property. Generally, these are activist situations working with management. Representative industries include biotechnology, healthcare, telecom and media. Mr. Lewin sits on the boards of directors of VirnetX and Duramedic. He holds a BA from Johns Hopkins University.

Kelly J. McCrann was appointed as a Director on August 10, 2007. Mr. McCrann is a senior healthcare executive with extensive experience in board governance, strategic leadership, profit and loss management and strategic transactions. He was most recently Senior Vice President of DaVita, Inc., where he was responsible for all home based renal replacement therapies for the United States’ second largest kidney dialysis provider. Prior to that, Mr. McCrann was the Chief Executive Officer and President of PacificCare Dental and Vision, Inc. Mr. McCrann has held positions of increasing responsibility at Professional Dental Associates, Inc., Coram Healthcare Corporation, HMSS, Inc. and American Medical International. He is a graduate of the Harvard Business School and began his career as a consultant for KPMG and McKinsey & Company.

Jay A. Wolf has served as a Director since November 2006. He has over a decade of investment and operations experience in a broad range of industries. His investment experience includes: senior and subordinated debt, private equity (including leveraged transactions), mergers & acquisitions and public equity investments. Since 2003, Mr. Wolf has served as a Managing Director of Trinad Capital. From 1999 to 2003, he served as the Executive Vice President of Corporate Development for Wolf Group Integrated Communications Ltd. where he was responsible for the company’s acquisition program. From 1996 to 1999, Mr. Wolf worked at Canadian Corporate Funding, Ltd., a Toronto-based merchant bank in the senior debt department and subsequently for Trillium Growth, the firm’s venture capital Fund. He sits on the boards of Shells Seafood Restaurants, Prolink Holdings Corporation, Optio Software, Inc. and Starvox Communications, Inc. Mr. Wolf received a Bachelor of Arts from Dalhousie University.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of our company during the past five years.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. These insiders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. Based solely upon our review of copies of such forms we have received, and other information available to us, to the best of our knowledge all required forms have been filed on a timely basis, except for the filing of a Form 4 by Mr. Peizer on November 22, 2006, a Form 3 by Dr. Gura and Mr. Goldberger on November 27, 2006, and a Form 3 by Mr. Cummins on December 18, 2006.

Code of Ethics

We have a Code of Ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, and others performing similar functions.

Corporate Governance

Nominating Committee

Effective February 27, 2007, our board of directors authorized the formation of a Nominating Committee to consist entirely of independent directors. The committee’s primary function is to review and recommend potential director candidates.

The Nominating Committee will consider director candidates that are suggested by members of the board, as well as by management and stockholders. The committee may also retain a third-party executive search firm to identify candidates. The process for identifying and evaluating nominees for director involves reviewing potentially eligible candidates, conducting background and reference checks, interviewing the candidate and others (as schedules permit), meeting to consider and approve the candidate and, as appropriate, preparing and presenting to the full board an analysis with regard to particular recommended candidates. The Nominating Committee considers a potential candidate’s experience, areas of expertise, and other factors relative to the overall composition of the board. The committee endeavors to identify director nominees who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment, and, together with other director nominees and members, are expected to serve the long term interest of our stockholders and contribute to our overall corporate goals.

Audit Committee

Effective February 27, 2007, our board of directors established a separately-designated standing Audit Committee in accordance with section 3(a)(58)(A) of the Exchange Act. Messrs. Wolf (Chairman), Cummins and Lewin are members of the Audit Committee. All members of the Audit Committee are independent directors as defined by NASD Marketplace Rule 4200(a)(15) and Rule 10A-3(b)(i) under the Exchange Act.

Audit Committee Financial Expert

The board of directors has determined that Mr. Wolf meets the applicable requirements for audit committee financial experts as defined by Item 401(e)(2) of Regulation S-B.

Executive Compensation

The following table sets forth the total compensation received by the named executive officer during the fiscal years ended December 31, 2006 and 2005:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Daniel S. Goldberger President & COO(1)	2006	$35,170	—	—	$70,497	—	—		$105,667
Victor Gura Chief Scientific Officer	2006	$35,000	—	—	$88,121	—	—		$123,121
Peter Sotola Former President(2)	2006	$3,000	—	—	—	—	—	—	$3,000

(1)	Mr. Goldberger resigned as President and Chief Operating Officer on August 10, 2007. He remains a Director of Xcorporeal.
(2)	Mr. Sotola resigned as president on October 13, 2006

Compensation Agreements

Executive Chairman

On August 10, 2007, Terren S. Peizer entered into an Executive Chairman Agreement with Xcorporeal for an initial term of three years with automatic one-year renewals. His base compensation is $450,000 per annum as of July 1, 2007, with a signing bonus of $225,000. Mr. Peizer will be entitled to receive an annual bonus at the discretion of the Board based on performance goals and targeted at 100% of his base compensation. He is also eligible to particate in any equity incentive plans adopted by us. In the event Mr. Peizer’s position is terminated without good cause or he resigns for good reason, we will be obligated to pay Mr. Peizer in a lump sum an amount equal to three years’ base compensation bonus plus 100% of the targeted bonus.

Chief Financial Officer

On August 10, 2007, Robert Weinstein entered into an Employment Agreement with us with an initial term of three years, with automatic one year renewals. His base salary is $275,000 per annum. Mr. Weinstein will be entitled to receive an annual bonus at the discretion of the Board based on performance goals and targeted at 50% of his annual salary. In addition to any perquisites and other fringe benefits provided to other executives, Mr. Weinstein will receive options to purchase 300,000 shares of common stock under our 2006 Incentive Compensation Plan at an exercise price of $7.00 per share and vesting at a rate of 20% per year. In the event Mr. Weinstein is terminated by us without good cause, as such terms are defined in the Employment Agreement, we will be obligated to pay Mr. Weinstein in a lump sum an amount equal to 12 months salary and benefits.

Chief Medical and Scientific Officer

On November 30, 2006, we entered into an employment agreement with Victor Gura, M.D. On December 1, 2006, Victor Gura, M.D. became our Chief Medical and Scientific Officer. Dr. Gura has been a member of our board of directors since October 13, 2006. Dr. Gura entered into a four-year Employment Agreement with us. His initial annual base salary is $420,000. Dr. Gura is eligible to receive discretionary bonuses on an annual basis targeted at 50% of his annual salary. Additionally, Dr. Gura was granted 500,000 stock options at an exercise price of $5 per share under our 2006 Incentive Compensation Plan. These options will vest 20% on each of the first, second, third, fourth and fifth anniversaries and expire November 14, 2011. He will also be granted options to purchase an additional 500,000 shares of our common stock upon FDA approval of our first product. Dr. Gura is eligible to receive reimbursement of reasonable and customary relocation expenses as well as health, medical, dental insurance coverage and insurance for accidental death and disability. In the event he is terminated by us without good cause or if he resigns for good reason, as such terms as are defined in the agreement, we will be obligated to pay Dr. Gura in a lump sum an amount equal to two year’s salary plus 200% of the targeted bonus. In addition all stock options granted to Dr. Gura will vest immediately.

Dr. Gura’s agreement provides for medical insurance and disability benefits, severance pay if his employment is terminated by us without cause or due to change in our control before the expiration of the agreement, and allows for bonus compensation and stock option grants as determined by our Board of Directors. The agreement also contains a restrictive covenant preventing competition with us and the use of confidential business information, except in connection with the performance of his duties for CTHE, for a period of two years following the termination of his employment with us.

Incentive Compensation Plan

On October 13, 2006, after the effectiveness of the Delaware reincorporation, we adopted the Xcorporeal, Inc. 2006 Incentive Compensation Plan and the related form of option agreement. The plan authorizes the grant of stock options, restricted stock, restricted stock units and stock appreciation rights. At December 31, 2006, there were 2,000,000 shares of common stock reserved for issuance pursuant to the plan, subject to adjustment in accordance with the provisions of the plan. Effective February 27, the total number of shares of common stock reserved for issuance pursuant to the plan was increased to 3,900,000. The 2006 Plan will be replaced and superseded by the 2007 Incentive Compensation Plan upon the effectiveness of the merger.

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth information concerning unexercised options; stock that has not vested; and equity incentive plan awards for each named executive officer outstanding as of December 31, 2006:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units of Other Rights That Have Not Vested (#)
James Braig VP of Product Development	—	—	300,000	$7.00	August 15, 2017	—	—	—	—
Daniel Goldberger Director	—	—	200,000	$5.00	November 14, 2016	—	—	—	—
Victor Gura Chief Scientific Officer	—	—	500,000	$5.00	November 14, 2016	—	—	—	—
Herve de Kergrohen Director	—	—	100,000	$7.00	February 27, 2017	—	—	—	—
Nicolas Lewin Director	—	—	100,000	$7.00	February 27, 2017	—	—	—	—
Kelly McCrann Director	—	—	100,000	$7.00	August 10, 2017	—	—	—	—
Terren Peizer Executive Chairman	—	—	700,000	$5.00	November 14, 2011	—	—	—	—
Nina Peled Senior VP	—	—	150,000	$7.00	February 27, 2017	—	—	—	—
Nina Peled Senior VP	—	—	50,000	$7.00	August 10, 2017	—	—	—	—
Winson Tang Chief Operating Officer	—	—	300,000	$7.00	May 11, 2017	—	—	—	—
Robert Weinstein Chief Financial Officer	—	—	300,000	$7.00	August 10, 2017	—	—	—	—
Jay Wolf Director	—	—	100,000	$7.00	February 27, 2017	—	—	—	—

*	Dan Goldberger: 200,000 options canceled upon resignation as an officer
*	Nina Peled: 150,000 shares granted upon hire as VP of Quality and Regulatory Affairs
*	Nina Peled: additional 50,000 shares granted upon promotion to Senior VP
*	Stock warrants issued to OGT, LLC, company owned by Marc Cummins, a Director of Xcorporeal . 150,000 shares with an exercise price of $7.00 and an expiration date of February 27, 2012

Compensation Of Directors

The following table reflects the compensation of directors for our fiscal year ended December 31, 2006:

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Terren S. Peizer	—	—	$105,632	—	—	—	$105,632

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Equity Compensation Plans

The following table sets forth information with respect to compensation plans as of December 31, 2006:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1,600,000	$5.00	400,000
Equity compensation plans not approved by security holders	—	—	—
Total	1,600,000	$5.00	400,000

Security Ownership of Certain Beneficial Owners

The following table sets forth the securities ownership of our directors, named executive officers, and any person or group who is known to us to be the beneficial owner of more than five percent of our common stock as of December 31, 2006:

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Terren S. Peizer(2)	9,600,000	68%
Marc G. Cummins(3)	428,572	3%
Jay A. Wolf(4)	357,143	3%
Nicholas S. Lewin(5)	35,714	*
Winson W. Tang
Robert Weinstein
Daniel S. Goldberger	—	—
Victor Gura	—	—
Hervé de Kergrohen	—	—
Kelly J. McCrann	—	—
Robert S. Stefanovich	—	—
All directors and executive officers as a group (11 persons)	10,421,429	73%

*	Less than one percent.

(1)	Unless otherwise indicated, the address of all of the above named persons is c/o Xcorporeal, Inc., 11150 Santa Monica Blvd., Suite 340, Los Angeles, California 90025.
(2)	Includes 9,600,000 shares held of record by Consolidated National, LLC, of which Mr. Peizer is the sole managing member and beneficial owner.
(3)	Includes 428,572 shares held of record by Prime Logic Capital, LLC, CPS Opportunities, and GPC LXI, LLC. Mr. Cummins is a Managing Partner of Prime Capital, LLC. He disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.
(4)	Includes 357,143 shares held of record by Trinad Capital Master Fund Ltd. (the “Master Fund”), that may be deemed to be beneficially owned by Trinad Management, LLC, the investment manager of the Master Fund and Trinad Capital LP; a controlling stockholder of the Master Fund; Trinad Advisors GP, LLC, the general partner of Trinad Capital LP; and Jay Wolf a director of the issuer and a managing director of Trinad Management, LLC and a managing director of Trinad Advisors GP, LLC. Mr. Wolf disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.
(5)	Includes 27,514 shares held of record by Paizon Capital, which is beneficially owned and controlled by Mr. Lewin’s immediate family members. Mr. Lewin disclaims beneficial ownership of these shares.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date on which beneficial ownership is to be determined, upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and which are exercisable, convertible or exchangeable within such 60 day period, have been so exercised, converted or exchanged.

Certain Relationships and Related Transactions

Transactions with Related Persons

In connection with the contribution of the assets to our company, we issued to Consolidated National, LLC (CNL), of which our Chairman is the sole managing member and beneficial owner, an aggregate of 9,600,000 shares of common stock.

We owed $64,620 to Peter Sotola at August 31, 2006, a director of Xcorporeal as of that date, consisting of unpaid advances and management fees. This amount was forgiven by the former director, who was no longer a shareholder as of the sale of his common stock on August 31, 2006. The debt forgiveness was accounted for as an Addition to Paid in Capital.

Our Chief Medical and Scientific Officer and director of our Company, Dr. Victor Gura, owns 13,453,250 shares of common stock of NQCI (or approximately 27.6% of NQCI’s common stock outstanding as of September 30, 2006) with whom we entered into a license agreement. In addition, Medipace Medical Group, Inc., an affiliate of Dr. Gura, owns 800,000 shares of common stock of NQCI (or approximately 1.6% of NQCI’s common stock outstanding as of September 30, 2006).

Director Independence

Messrs. Cummins, de Kergrohen, Lewin, McCrann and Wolf are independent directors under NASD Marketplace Rule 4200(a)(14).

Description of Xcorporeal Common Stock

Description of Xcorporeal Capital Stock

The following description of our capital stock is intended to be a summary and does not describe all provisions of our certificate of incorporation or bylaws or Delaware law applicable to us. For a more thorough understanding of the terms of our capital stock, you should refer to our certificate of incorporation and bylaws, which are included as exhibits to this information statement.

Common Stock

We are authorized to issue up to 40,000,000 share of our common stock, $0.0001 par value. The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends as may be declared by the board of directors out of funds legally available for that purpose. In the even of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. The common stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions. All issued and outstanding shares of common stock are fully paid and non-assessable. As of August 10, 2007, there were 14,000,050 shares of our common stock outstanding.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock, $0.0001 par value, in one or more series and to designate the rights, preferences, privileges and restrictions of each series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock, or delaying or preventing a change in control without further action by our stockholders. As of the date of this information statement, there are no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock. There is no preferred stock outstanding at this times.

INFORMATION ABOUT CTHE

For purposes of this section entitled “Information About CTHE” only, all references to “we,” “us,” or “our” refers to CTHE prior to the effectiveness of the merger.

Description of Business

CTHE provides management expertise including consulting on operations, marketing and strategic planning and a single source of capital to early stage technology companies. The Company was incorporated in Delaware in 1992. The business model is designed to enable the companies with whom CTHE acquires or invests to become market leaders in their industries. The strategy over the years has led to the development, acquisition and operation of technology based businesses with compelling valuations and strong business models. The goal is to realize the value of these investments for CTHE’s shareholders through a subsequent liquidity event such as a sale, merger or initial public offering of the investee companies. However, our business model is constrained by our lack of capital.

At June 30, 2007, CTHE does not hold any investments and does not have any products or services, customers or revenue, and CTHE has no other lines of business.

Results of Operations for the three and six months ended June 30, 2007 as compared with the three and six months ended June 30, 2006

Our operations consist of costs and expenses for the activities to identify additional technologies and companies in which we might invest, as well as legal defense costs and costs associated with SEC reporting. We do not generate any revenue.

General and Administrative Expenses

During the three and six months ended June 30, 2007 general and administrative expenses were $7,117 and $69,034, respectively. This compares to $48,895 and $122,560, respectively, for the three and six month periods ending June 30, 2006. General and administrative expenses declined $41,778, or 85%, and $53,526, or 44%, for the three and six month periods, respectively, primarily due to lower legal and other professional fees. The Company had $34,800 of stock compensation expense for the six month period ending June 30, 2007 versus none in the comparable period in 2006. The Company also realized a $237,281 gain on settlement of accounts payable in the first six months of 2007.

Interest Expense

We had no interest expense during the three month period ended June 30, 2007 and $413 during the six month period ended June 30, 2007 compared to $168,266 and $411,342, respectively, in 2006. Interest expense during the first two quarters of 2007 was not significant because the litigation accrual, advances and notes payable to officers and shareholders, the demand note payable to Citadel and the convertible note payable to CITN Investment Inc. (“CII”) which, collectively, generated interest expense in the first two quarters of 2006 were no longer outstanding during the three and six month periods ending June 30, 2007.

Liquidity and Capital Resources

We received a report from our independent registered public accounting firm for our year ended December 31, 2006 containing an explanatory paragraph that describes the uncertainty regarding our ability to continue as a going concern due to our recurring operating losses and our significant working capital deficiency. Historically, we have incurred recurring operating losses and have a stockholders’ deficit at June 30, 2007 of approximately $63,239. We had a cash balance of $271 at June 30, 2007 and current liabilities total approximately $63,510. We have limited access to capital, no plans to raise capital and we have not identified sources of capital at June 30, 2007. Our past funding needs of the business have been provided by financings through short-term notes payable and additional investments from related parties, including our CEO and CH, however there can be no assurance that such funds will be available from these related parties in the future. The Company has been and continues to be dependent upon outside financing to perform its business development activities, make investments in new technology companies and to fund operations.

Our plans to continue to support and expand our business development activities are limited due to a lack of identification and availability of near term capital. As a result, it is unlikely that the implementation of the Company’s business strategy will generate positive cash flow in the foreseeable future. We have no plans at June 30, 2007 to raise additional capital to invest in new business opportunities.

There can be no assurance that management’s plans will be successful or what other actions may become necessary. There can be no assurance that the Company will ever achieve liquidity for its investments. Until we are able to create liquidity from an additional inflow of new capital, we will continue to require external sources of working capital to fund our operating expenses. Our inability to raise capital could have a material adverse effect on our business and operations that could be material to our results of operations.

Cash Used in Operating Activities

The net cash used in operating activities was approximately $43,000 for the six months ended June 30, 2007 resulting from a net profit of approximately $133,000 offset by non-cash charges of approximately $202,000, plus a net change in operating liabilities of approximately $27,000.

Cash Provided by Financing Activities

Net cash provided by financing activities was approximately $43,000 consisting primarily of shares issued to the CEO for an advance made to the Company.

Contractual Obligations

There are no notes payable, other long-term debt obligations, capital lease obligations, operating lease obligations or long-term capital purchase commitments at June 30, 2007.

Controls and Procedures

The Company’s management, including the Company’s principal executive and financial officer, has evaluated the effectiveness of the Company’s disclosure controls and procedures (as defined in Rules 13(a) – 15(e) and 15(d) – 15(e) under the Securities Exchange Act of 1.934) as of the six months ended June 30, 2007, the period covered by the Form 10-QSB. Based upon that evaluation, the Company’s principal executive and financial officer have concluded that the disclosure controls and procedures were effective as of June 30, 2007 to provide reasonable assurance that information required to be disclosed on the reports the Company files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time period specified in the Commission’s rules and forms and that information required to be disclosed in the reports the Company files or submits is accumulated and communicated to management including the CEO / CFO, as appropriate to allow timely decisions regarding required disclosures. There were no changes in the Company’s internal control over financial reporting that occurred during the Company’s last fiscal quarter that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

Inherent limitations on Effectiveness of Internal Controls

The effectiveness of any system of internal control over financial reporting, including CT Holdings’, is subject to inherent limitations, including the exercise of judgment in designing, implementing, operating, and evaluating the controls and procedures, and the inability to eliminate misconduct completely. Accordingly, any system of internal control over financial reporting, including CT Holdings’, can only provide reasonable, not absolute assurances. In addition, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. We intend to continue to monitor and upgrade our internal controls as necessary or appropriate for our business, but cannot assure you that such improvements will be sufficient to provide us with effective internal control over financial reporting.

The Year ended December 31, 2006, compared with the Year ended December 31, 2005

Our operations consisted of costs and expenses for providing services to our investee companies and the activities to identify additional technologies and companies in which we might invest, as well as legal defense costs and costs associated with SEC reporting. We do not generate any direct revenue and because our investee companies were not consolidated, we did not report revenue from investee businesses.

General and Administrative Expenses

During the year ended December 31, 2006 general and administrative expenses were $99,185 versus $177,631 for the year ended December 31, 2005. The decrease of $78,446 or 44% from the year earlier period is primarily due to lower legal defense costs and lower management fees charged by CDSS in the respective year periods. Legal defense costs are expected to decline in future periods as a result of the settlement of the lawsuits during 2006. Management fees for services provided by CDSS will no longer be incurred as a result of the termination of the transition services agreement in December 2006. We may incur similar costs, principally accounting, legal and SEC compliance related fees, from other providers of similar services, principally accounting and information technology support, however no assurances are provided that the costs of similar services may be available at the same cost as previously incurred and may possibly be more expensive than the cost of services previously provided by CDSS.

Settlement of Litigation

Since August 1998 we have been engaged in litigation with Meyers Associates, L.P. f/k/a Roan/Meyers Associates, L.P. and f/k/a Janssen-Meyers Associates, L.P. (collectively “Meyers”). The original lawsuit arose out of an alleged 1995 contract with a predecessor entity of the Company. Since the original lawsuit was filed, a number of court actions, motions and judgments have been prosecuted. Two lawsuits with Meyers, further described below, were being vigorously defended during the years ended December 31, 2006 and 2005. A settlement of all litigation with Meyers was reached during 2006 and is discussed below.

In December 2001, the plaintiffs refiled a lawsuit, previously dismissed by a federal court, in state court, seeking to enforce a proposed settlement term sheet executed on July 7, 2000. The case was filed in the Supreme Court of New York, that state's trial court, in a case styled Roan Meyers v. CT Holdings. CT Holdings filed counterclaims for breach of the term sheet as well as breach of the placement agency agreement. Cross motions for partial summary judgments were argued but on June 9, 2004 the court entered judgment in favor of Roan-Meyers in the amount of $3,000,000 and granted interest at the rate of 9% from October 31, 2000 through the date of final judgment, and thereafter at the statutory rate allowed by law. The Company appealed the final judgment, and the appellate court affirmed the trial court's decision. The $3,000,000 judgment as well as the interest from October 2000 through December 31, 2005 of $1,404,590 was accrued at December 31, 2005. We continued to accrue interest on the judgment of approximately $179,000 during the year ended December 31, 2006 until ultimate settlement of the lawsuit discussed below.

On April 8, 2005, Meyers filed a lawsuit in the Court of Chancery of the State of Delaware, in New Castle County, against the Company, Citadel Security Software, Inc. (CDSS) including Steven B. Solomon, the Chief Executive and a Director of the Company, Chris A. Economou, a Director of the Company, Lawrence Lacerte, a former Director of the Company, and Phillip J. Romano, a former Director of the Company (the “Individual Defendants”). The suit alleged that in connection with an action filed in the Supreme Court of New York, New York County, to enforce a Settlement Term Sheet executed on July 7, 2000 by Meyers and CT Holdings, Meyers was awarded a judgment against CT Holdings in the amount of $3 million plus interest on the judgment at the rate of 9% from October 31, 2000 until the date of entry of that judgment and thereafter at the statutory rate (the “Judgment”). CT Holdings appealed the Judgment. The suit also alleged that CT Holdings' May 2002 spin-off of its interests in CDSS to CT Holdings' shareholders rendered CT Holdings insolvent and constituted a fraudulent conveyance to defraud CT Holdings' creditors, including Meyers. The suit asserted fraudulent conveyance claims against CDSS and CT Holdings pursuant to Delaware statutory and common law. The suit also asserted a claim against CDSS for successor liability as the alleged successor in interest or alter ego of CT Holdings. The suit alleged that the Individual Defendants who were officers and/or directors of CT Holdings at the time of the spin-off breached fiduciary duties allegedly owed to creditors of CT Holdings, including Meyers, by approving and allowing the spin-off transaction. The suit sought to void the spin-off transaction or alternatively to hold CDSS liable for the Judgment including interest, to recover damages against the Individual Defendants in an amount not less than the Judgment including interest, plus an unspecified amount of punitive, consequential and incidental damages, as well as attorneys' fees and costs.

On August 23, 2006, CT Holdings and certain other parties entered into a Release and Settlement Agreement (“Agreement”) by and among Meyers and their related parties (collectively, the “Meyers Released Parties”) on the one hand and defendants CT Holdings Enterprises, Citadel Security Software Inc., Steven B. Solomon, Chris A. Economou, Lawrence Lacerte, Mark Rogers, Phillip J. Romano, Axel Sawallich, George Sharp and Gilbert Gertner (collectively “Defendants”) on the other hand. The Agreement provides for the settlement of litigation filed by Meyers against defendants CDSS, CT Holdings Enterprises, certain of our and CDSS's current and former directors and officers, Steven B. Solomon, Chris E. Economou, Lawrence Lacerte, Mark Rodgers, Phillip J. Romano and Axel Sawallich in the Court of Chancery of the State of Delaware in and for New Castle County (the “Delaware Action”) asserting various claims, and other litigation against CT Holdings and its former officers and directors (the “Actions”). Pursuant to the Agreement, CDSS paid the sum of $1,250,000 to Meyers Associates in two payments, the first payment of $250,000 was made upon signing of the Agreement in August 2006 and the second payment of $1,000,000 was made on November 1, 2006 in accordance with the terms of the Agreement. The Defendants were released by the Plaintiffs from all claims in the actions 91 days after receipt of the payments, subject to the terms and conditions of the agreement. Accordingly, the Company reversed the accrued liability for Meyers legal claims during 2006 in the amount of $4,583,852.

Gain on Extinguishment of Debt

On May 22, 2006 the Company and CII, an affiliate of the Company's CEO, entered into a settlement, pursuant to which CII agreed to release the Company from indebtedness and accrued interest under the Amended Note of $271,148 plus accrued interest of $9,211 through May 22, 2006, in exchange for the delivery to CII of the shares of Parago and River Logic owned by the Company. The carrying value of these shares was zero at the settlement date. As a result of this settlement, the Company recorded a gain of $280,359 on the settlement with CII, a related party, and recognized as interest expense the unamortized amount of beneficial conversion feature related to the debt at the time of settlement of approximately $250,290.

In December 2006, we entered into an agreement with CDSS to cancel and terminate the Tax Disaffiliation Agreement and the Transition Services Agreement and released each other from all outstanding liabilities to the other. As a result of this agreement, the gain on the extinguishment of debt includes approximately $327,305 representing the release of principal and interest owed to CDSS for an unsecured demand note payable and $686,666 for the gain on the release of a non-interest bearing payable to CDSS.

Interest Expense

Interest expense for the years ended December 31, 2006 and 2005 was $465,184 and $494,341, respectively, representing interest expense on litigation accrual, advances and notes payable to officers and shareholders, the demand note payable to CDSS and the convertible note payable to CII. Interest expense related to these items is expected to decline in future periods as a result of the settlement of the litigation and the settlement of the convertible note payable to CII.

The year 2006 includes interest expense of approximately $179,000 related to the Meyers lawsuits versus approximately $279,000 accrued in 2005. Interest expense associated with the advances and the notes payable was approximately $35,000 in 2006 versus approximately $55,000 for 2005. Interest expense also includes amortization of the beneficial conversion feature associated with the CII convertible note which totaled approximately $250,000 and $161,000 for the years ended December 31, 2006 and 2005, respectively.

Other Income

Other income for the year ended December 31, 2006 was $11,203, representing the reversal of excess accruals for a prior legal settlement.

Liquidity and Capital Resources

We have received a report from our independent registered public accounting firm for our year ended December 31, 2006 containing an explanatory paragraph that describes the uncertainty regarding our ability to continue as a going concern. Although we have a significant gain for the year ended December 31, 2006, we have a history of recurring operating losses and have a significant working capital deficiency at December 31, 2006 of approximately $456,000. We had a cash balance of $197 at December 31, 2006 and current liabilities total approximately $456,000. We have limited access to capital, no plans to raise capital, and we have not identified sources of capital at December 31, 2006. Our past funding needs of the business have been provided by financings through short-term notes payable and additional investments from related parties, including our CEO and CII, an entity of which our CEO is an officer, director and 50% shareholder and a commitment to advance up to an additional $100,000 in exchange for 250,000 shares of our common stock, however there can be no assurance that such funds will be available from these related parties in the future. The Company has been and continues to be dependent upon outside financing to perform its business development activities, make investments in new technology companies and to fund operations.

Until we are able to create liquidity through a financing, investment or some other liquidity transaction, we will continue to require working capital to fund operating expenses. At December 31, 2006 we have not identified sources of capital nor do we have any plans to raise sufficient amounts of capital to settle liabilities or to fund business development activities.

On February 14, 2007 our shareholders approved a proposal to amend the Company's Certificate of Incorporation to combine shares of the Company's common stock to effect a one for 70 reverse stock split. A 1 for 70 reverse stock split would make available sufficient authorized shares of common stock to settle commitments to issue shares and to potentially facilitate a corporate transaction such as a merger or financing.

Corporate transactions of this nature could improve liquidity, however there can be no assurance that the Company will enter into any corporate transaction to improve liquidity.

There can be no assurance that management's plans will be successful or what other actions may become necessary. There can be no assurance that the Company will ever achieve liquidity. Until we are able to create liquidity from an additional inflow of new capital, we will continue to require external sources of working capital to fund our operating expenses. Our inability to raise capital could have a material adverse effect on our business and operations that could be material to our results of operations.

Cash Flows from Operating Activities

During the year ended December 31, 2006 the net cash used in operating activities was approximately $46,000 resulting from net income approximately $5,325,000 offset by non-cash amortization of deferred debt discount of approximately $250,000 recorded as interest expense, a gain of the extinguishment of debt of approximately $1,294,000 and the reversal of litigation accruals of approximately $4,405,000 resulting from the settlement of litigation plus a reduction in operating liabilities of approximately $77,000.

The net cash used in operating activities was approximately $43,000 for the year ended December 31, 2005 resulting from a net loss of approximately $672,000 offset by non-cash amortization of deferred debt discount of approximately $161,000 recorded as interest expense, a non-cash interest accrual on the litigation judgment of approximately $279,000 plus a change in operating liabilities of approximately $189,000.

Cash Flows from Investing Activities

There were no cash flows used or from investing activities in either year ended December 31, 2006 or 2005.

Cash Flows from Financing Activities

We rely on related parties, including our CEO, for funds to pay accounts payable and to settle other liabilities. In some cases, our CEO elected to pay vendors directly rather than advance funds to the Company. We have presented these direct vendor payments in the statement of cash flows as if the funds had been first advanced to the Company. During the years ended December 31, 2006 and 2005, our CEO paid vendors directly or advanced funds to the Company in the amount of approximately $46,000 and $38,800, respectively representing the total amount of cash flows provided by financing activities in 2006 and 2005.

Contractual Obligations

At December 31, 2006 a $46,288 unsecured advance payable to an officer and a $9,000 unsecured note payable plus accrued interest of approximately $7,800 to a shareholder which is in default at December 31, 2006. There are no other long-term debt obligations, capital lease obligations, operating lease obligations or long-term capital purchase commitments.

Off-Balance Sheet Arrangements

We entered into an Agreement dated as of December 4, 2006 with CDSS, where CDSS assigned to us causes of action and rights of CDSS related to claims against CDSS's insurance carrier related to prior litigation. Subsequently, we assigned these causes of action to Lawrence Lacerte, a former director and greater than 10% shareholder. The Company has no other off-balance sheet arrangements that have had, or are reasonably likely to have, a current or future effect on the Company's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

As of August 22, 2007, there were issued and outstanding approximately 2,894,675 shares of common stock. There is no other class of voting security of CT Holdings issued or outstanding. The following table sets forth the number of shares of common stock beneficially owned as of August 10, 2007, by (i) each person known to CTHE to own more than 5% of the common stock, (ii) each director, (iii) each named executive officer and (iv) all directors, named executive officers and other executive officers as a group. We calculated beneficial ownership according to Rule 13d-3 of the Securities Exchange Act as of that date. Shares issuable upon exercise of options that are exercisable within 60 days after August 10, 2007 are included as beneficially owned by the option holder. Beneficial ownership generally includes voting and investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned and has an address of c/o CT Holdings, 2100 McKinney Avenue, Suite 1500, Dallas, Texas 75201. The number of shares owned have been adjusted for the effect of a 1 for 70 reverse stock split approved by shareholders on February 14, 2007, but do not reflect the proposed 1 for 8.27 reverse stock split.

	Approximate
Name and Adress	Number of Shares Owned	Percent of Class
Steven B. Solomon	1,604,547	55.4%
Lawrence Lacerte 5950 Sherry Lane Dallas, Texas 75225	482,143	16.7%
Chris A. Economou 150 North Federal Highway, #210 Fort Lauderdale, Florida 33301	50,349	1.7%
Mark Rogers 751 Laurel St. #19 San Carlos, California	49,308	1.7%
Dr. Axel Sawallich Beatrixgasse 3 1030 Vienna, Austria.	25,532	*
All officers and directors as a group (4 persons)	1,729,736	59.7%

*	Less than 1%

Certain Relationships and Related Transactions, and Director Independence

The following is a description of the material terms of the agreements and arrangements involving CTHE and its subsidiaries.

Agreements Relating to the Sale of Substantially All of the Assets of CDSS

In connection with the sale of substantially all of the assets of CDSS, we entered into an Agreement dated as of December 4, 2006 (the “Agreement”) with CDSS. Pursuant to the Agreement with CDSS:

(1)	we and CDSS canceled and terminated the Tax Disaffiliation Agreement dated as of May 17, 2002, and Transition Services Agreement dated as of May 17, 2002 between us and CDSS;
(2)	each party released the other from all outstanding liabilities to each other;
(3)	CDSS assigned to us causes of action and rights of CDSS related to claims against CDSS’s insurance carrier related to prior litigation;
(4)	we waived any and all rights in and to any of the assets transferred by CDSS pursuant to the asset purchase agreement; and
(5)	we waived any prohibition or restriction to the transactions contemplated by the asset purchase agreement set forth in the Agreement and Plan of Distribution dated as of May 17, 2002 between us and CDSS or otherwise.

CT Holdings’ Related Party Transactions

During 2006 our CEO paid approximately $46,000 of operating expenses on behalf of CTHE for which we recorded a non-interest bearing advance payable of $46,000.

During 2005, our CEO advanced CTHE $38,800 and in December 2005, this amount plus a $5,000 note due to our CEO were converted to a note payable to CITN Investment, Inc., further discussed below. At December 31, 2005, CTHE had a convertible note payable due to a related party, CITN Investment, Inc., a Texas corporation (“CII”) and an affiliate of the company’s CEO. The convertible note was first issued on May 24, 2004, when CTHE entered into a Loan and Security Agreement (the “Loan Agreement”) with CII. The Loan Agreement provided for advances by CII to CTHE of up to $600,000, such advances to be made in the sole discretion of CII. In the event the entire $600,000 was advanced to CTHE, the loans would be convertible, at the option of CII, into 1,014,286 shares of CTHE’s common stock and a pro rata amount of such number of shares in the event less than the $600,000 was advanced to CTHE. All advances under the Loan Agreement were secured by a pledge of all CTHE’s assets. On May 24, 2004, CTHE was advanced $200,000 by CII pursuant to the Loan Agreement and evidenced by a Secured Convertible Promissory Note (the “Note”). The Note was amended in December 2005 and settled in May 2006 as discussed below.

In December 2005, CTHE and CII entered into an Amended and Restated Secured Convertible Promissory Note (the “Amended Note”). Pursuant to the Amended Note, the principal was increased to $271,148 resulting from the combination of the principal and accrued interest from the original note with CII and additional advances of $43,800 plus accrued interest of $1,222 through the issue date of the Amended Note. The Amended Note was convertible into 240 million pre 1 for 70 reverse split shares, and if the Amended Note was repaid by CTHE, CII had an option to purchase up to 71 million pre 1 for 70 reverse split shares of CTHE’s common stock at an exercise price equal to the par value per shares ($0.01 per share). The note accrued interest at 8% per annum and was due the earlier of May 24, 2006 or on demand by CII. This Amended Note was secured by a pledge of all of CTHE’s assets. The accrued interest on the Amended Note at December 31, 2005 was $772.

On May 22, 2006 CTHE and CII entered into a settlement of the Amended Note, pursuant to which CII agreed to release CTHE from indebtedness and accrued interest under the Amended Note of $271,148 plus accrued interest of $9,211 through May 22, 2006, in exchange for the delivery to CII of the shares of Parago and River Logic owned by CTHE.

The Company recorded a debt forgiveness gain related to this transaction in the amount of $280,359 in the second quarter of 2006. CII retained its option to purchase 51% of CTHE’s common stock, 1,014,286 shares of common stock of CTHE’s, at an exercise price equal to the par value per shares ($0.01 per share). The CII option to acquire 1,014,286 shares of common stock was exercised on March 2, 2007 and otherwise would have expired on April 28, 2007, sixty (60) days following the effectiveness of the 1 for 70 reverse stock split.

Pursuant to the terms of the transition services agreement with CDSS until its termination in December 2006, CTHE agreed to pay CDSS $10,000 per quarter (reduced in July 2005 from $7,500 per month) for the services of its CEO, CFO and accounting and information management staff, as well as office rent and indirect overhead expenses. The Company had a liability recorded for $650,000 for amounts payable to CDSS under this agreement at December 31, 2005. No amount was owed at December 31, 2006 because all amounts owed under the transition services agreement were released on December 4, 2006 pursuant to the Agreement discussed above.

The Company has an accrued liability to a law firm in which an attorney who is a partner and who was a former CT Holdings’ employee and is a relative of our CEO of approximately $97,000 and $100,000 at December 31, 2006 and 2005, respectively.

CII is owned 50% by Steven B. Solomon, CTHE’s Chief Executive Officer and Chairman of the Board, and 50% by Lawrence Lacerte, a shareholder and former director of CTHE. At December 31, 2006, Mr. Solomon beneficially owned 783,114 shares of CTHE’s common stock including, an unexercised stock option for 28,572 shares of common stock, which was cancelled subsequent to December 31, 2006. 85,714 unissued shares of common stock from a prior exercise of an option, and as a result of his stock ownership in

CII, Mr. Solomon was deemed the beneficial owner of 507,143 shares of common stock underlying an option owned by CII, more than 50% of our common stock outstanding on that date, giving him potential control of CTHE through the voting power over a majority of the shares of our outstanding common stock. Due to an insufficient number of authorized shares at December 31, 2006 (discussed below), approximately 621,430 shares were not issuable to Mr. Solomon. Following the 1 for 70 reverse stock split in February 2007, Mr. Solomon was issued 85,714 the unissued shares of common stock from his prior exercise of an option, and CII exercised its option to acquire 1,014,286 shares. Subsequent to December 31, 2006, CII distributed 607,143 shares to Mr. Solomon and 407,143 shares to Mr. Lacerte.

On March 2, 2007, Mr. Solomon acquired 250,000 shares of common stock for providing up to $100,000 of cash for working capital purposes. On March 9, 2007, in recognition of their service to CTHE, Mr. Economou, a director, was awarded 40,000 shares of common stock, Mr. Rogers, a director, was awarded 40,000 shares of common stock, Mr. Sawallich, a director, was awarded 20,000 shares of common stock, and Mr. Connelly, former Chief Financial Officer, was awarded 10,000 shares of common stock. In August 2007, CTHE issued 500,000 shares of common stock to Mr. Solomon in connection with his services to CTHE and further advances of funds.

COMPARISON OF RIGHTS OF HOLDERS OF XCORPOREAL COMMON STOCK
AND CTHE COMMON STOCK

Upon completion of the merger, there will be no change in the rights of holders of Xcorporeal common stock because CTHE will amend and restate its certificate of incorporation and bylaws to be substantially similar to the certificate of incorporation and bylaws of Xcorporeal immediately prior to the merger. CTHE shareholders rights will change because of the changes to its certificate of incorporation and bylaws. In addition, the par value of CTHE common stock will change from $0.01 per share to $0.0001 per share as a result of the reverse split. Also, as a result of the reverse stock split and merger, CTHE stockholders will own approximately 350,000 shares in the combined company, while Xcorporeal stockholders will own approximately 14.2 million shares in the combined company. Accordingly, CTHE shareholders’ percentage ownership in CTHE will substantially decrease as a result of the merger.

Upon completion of the merger, CTHE will change its name to Xcorporeal, Inc, and adopt the Certificate of Incorporation and Bylaws of Xcorporeal in effect immediately prior to the merger. Those documents are substantially similar to the current Certificate of Incorporation and Bylaws of CTHE except that the Bylaws of CTHE provide that stockholders representing 25% of the outstanding common stock may call a special meeting of stockholders while the Bylaws of Xcorporeal provide that special meetings of stockholders may only be called by the Chairman of the Board, the Chief Executive Officer, the President or Secretary of the corporation, in each case pursuant to a resolution of the Board of Directors.

INTERESTS OF NAMED EXPERTS AND LEGAL COUNSEL

Dreier Stein & Kahan LLP, legal counsel to Xcorporeal will render an opinion as to the potential federal income tax consequences of the merger to Xcorporeal stockholders. Dreier Stein & Kahan and its attorneys hold no shares of its common stock, but an attorney with the firm holds a warrant to purchase up to 200,000 shares of Xcorporeal’s common stock.

Wood & Sartain LLP, counsel to CTHE, will render an opinion as to the validity of the shares of CTHE common stock to be issued to Xcorporeal stockholders pursuant to the merger. Wood & Sartain, owns no shares of its common stock, but an attorney with the firm who is the brother-in-law of CTHE’s Chieft Executive Officer owns 53,572 shares of CTHE common stock.

INDEX TO FINANCIAL STATEMENT OF
XCORPOREAL, INC.
(a Development Stage Company)

Page
Balance Sheets as of June 30, 2007 (Unaudited) and December 21, 2006	F-2
Statements of Operations, Three Months Ended June 30, 2007, Six Months Ended, Date of Inception to June 30, 2007 (Unaudited)	F-3
Statements of Cash Flows, Six Months Ended June 30, 2007, Six Months Ended June 30, 2006, Date of Inception to June 30, 2007 (Unaudited)	F-4
Statements of Stockholders’ Equity (Deficiency) Date of Inception to June 30, 2007 (Unaudited)	F-5
Notes to Interim Financial Statements, June 30, 2007 (Unaudited)	F-6
Report of Independent Registered Public Accounting Firm	F-10
Report of Independent Registered Public Accounting Firm	F-11
Financial Statements
Balance Sheets as of December 31, 2006 and 2005	F-12
Statements of Operations for the Years Ended December 31, 2006 and 2005, and the Period from Inception (May 4, 2001) to December 31, 2006	F-13
Statements of Stockholders’ Equity (Deficiency) for the Years Ended December 31, 2006 And 2005, and the Period from Inception (May 4, 2001) to December 31, 2006	F-14
Statements of Cash Flows for the Years Ended December 31, 2006 and 2005, and the Period from Inception (May 4, 2001) to December 31, 2006	F-15
Notes to Financial Statements	F-16

XCORPOREAL, INC.
(a Development Stage Company)
BALANCE SHEETS

	June 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current
Cash and cash equivalents	$346,887	$27,440,987
Marketable securities, at fair value	22,676,578	—
Restricted cash	83,050	—
Prepaids	158,802	70,850
Other current assets	12,066	19,378
Total current assets	23,277,383	27,531,215
Property and equipment, net	56,094	3,328
Other assets	951	1,000
Total Assets	23,334,428	27,535,543
LIABILITIES
Current
Accounts payable	455,036	143,606
Accrued placement agent fees	—	1,348,470
Accrued professional fees	427,259	312,208
Accrued royalties	208,333	83,333
Accrued other liabilities	111,630	121,189
Other current liabilities	115,400	124,676
Total Current Liabilities	1,317,658	2,133,482
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred Stock, $0.001 par value, 10,000,000 shares authorized, none outstanding	—	—
Common Stock, $0.0001 par value, 40,000,000 shares authorized, 14,200,050 outstanding on June 30, 2007 and December 31, 2006	1,420	1,420
Additional paid-in capital	34,202,998	29,924,410
Deficit accumulated during the development stage	(12,187,648)	(4,523,769)
Total Stockholders’ Equity	22,016,770	25,402,061
Total Liabilities & Stockholders’ Equity	$23,334,428	$27,535,543

See accompanying notes to the interim financial statements.

XCORPOREAL, INC.
(a Development Stage Company)
STATEMENTS OF OPERATIONS
(Unaudited)

					May 4, 2001 (Date of Inception) to June 30, 2007
	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Operating Expenses:
Selling, general and administrative	$1,611,188	$5,587	$5,590,288	$11,790	$8,908,940
Research and development	1,482,037	—	2,688,134	—	3,975,456
Depreciation and amortization	3,862	—	5,383	—	5,478
Loss before Other Income and Income Tax	(3,097,087)	(5,587)	(8,283,805)	(11,790)	(12,889,874)
Interest Income	308,060	—	619,926	—	702,226
Loss before income taxes	(2,789,027)	(5,587)	(7,663,879)	(11,790)	(12,187,648)
Income taxes	—	—	—	—	—
Net Loss	$(2,789,027)	$(5,587)	$(7,663,879)	$(11,790)	$(12,187,648)
Basic and diluted loss per share	$(0.20)	$(0.00)	$(0.54)	$(0.00)
Weighted average number of shares outstanding	14,200,050	3,820,000	14,200,050	3,820,000

See accompanying notes to the interim financial statements.

XCORPOREAL, INC.
(a Development Stage Company)
STATEMENTS OF CASH FLOWS
(Unaudited)

			May 4, 2001 (Date of Inception) to June 30, 2007
	Six Months Ended June 30,
	2007	2006
Cash flows used in operating activities
Net Loss for the Period	$(7,663,879)	$(11,790)	$(12,187,648)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-employee Stock Based Compensation	2,795,124	—	4,957,735
Stock Based Compensation	1,483,464	—	1,747,715
Depreciation and amortization	5,383	—	5,478
Net Change in assets and liabilities:
Prepaid Expenses	(87,952)	—	(158,802)
Other Current Assets	7,312	—	(12,066)
Other Assets	—	—	(1,000)
Accounts Payable and Accrued Liabilities	(806,548)	5,459	1,202,257
Other Current Liabilities	(9,276)	—	115,400
Net Cash Used in Operating Activities	(4,276,372)	(6,331)	(4,330,931)
Cash Flows from Investing Activities
Capital Expenditures	(58,100)	—	(61,523)
Restricted Cash	(83,050)	—	(83,050)
Purchase of marketable securities	(25,000,000)	—	(25,000,000)
Sale of marketable securities	2,323,422	—	2,323,422
Net Cash Used in Investing Activities	(22,817,728)	—	(22,821,151)
Cash Flows from Financing Activities
Capital Stock issued	—	—	27,434,349
Advances from related party	—	6,590	64,620
Net Cash Provided by Financing Activities	—	6,590	27,498,969
Increase/(decrease) in cash during the period	(27,094,100)	259	346,887
Cash, beginning of the period	27,440,987	—	—
Cash, end of the period	$346,887	$259	$346,887
Supplemental disclosure of cash flow information; cash paid for:
Interest	$—	$—	$—
Income taxes	$—	$—	$—

See accompanying notes to the interim financial statements.

XCORPOREAL, INC.
(a Development Stage Company)
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)
For the Period May 4, 2001 (Inception) to June 30, 2007
(Unaudited)

	Common Stock		Additional Paid-in Capital	Deficit Accumulated During Development Stage
	Shares	Amount			Total
Common stock issued for cash at $0.01 per share	2,500,000	$250	$24,750		$25,000
Net Loss for the year ended December 31, 2001				$(40,255)	(40,255)
Balance as of December 31, 2001	2,500,000	250	24,750	(40,255)	(15,255)
Common stock issued for cash at $0.05 per share	1,320,000	132	65,868		66,000
Net Loss for the year ended December 31, 2002				(31,249)	(31,249)
Balance as of December 31, 2002	3,820,000	382	90,618	(71,504)	19,496
Net Loss for the year ended December 31, 2003				(12,962)	(12,962)
Balance as of December 31, 2003	3,820,000	382	90,618	(84,466)	6,534
Net Loss for the year ended December 31, 2004				(23,338)	(23,338)
Balance as of December 31, 2004	3,820,000	382	90,618	(107,804)	(16,804)
Net Loss for the year ended December 31, 2005				(35,753)	(35,753)
Balance as of December 31, 2005	3,820,000	382	90,618	(143,557)	(52,557)
Common stock issued for a licence rights	9,600,000	960	40		1,000
Capital stock cancelled	(3,420,000)	(342)	342		—
Warrants granted for consulting fees			2,162,611		2,162,611
Forgiveness of related party debt			64,620		64,620
Common stock issued for cash at $7.00, net of placement fees of $2,058,024	4,200,050	420	27,341,928		27,342,348
Stock-based compensation expense			264,251		264,251
Net loss for the period				(4,380,212)	(4,380,212)
Balance as of December 31, 2006	14,200,050	1,420	29,924,410	(4,523,769)	25,402,061
Warrants granted for consulting services			2,795,124		2,795,124
Stock-based compensation expense			1,483,464		1,483,464
Net loss for the period				(7,663,879)	(7,663,879)
Balance as of June 30, 2007	14,200,050	$1,420	$34,202,998	$(12,187,648)	$22,016,770

See accompanying notes to the interim financial statements.

XCORPOREAL, INC.
(a Development Stage Company)

NOTES TO THE INTERIM FINANCIAL STATEMENTS
June 30, 2007
(Unaudited)

Note 1 — Interim Reporting

While information presented in the accompanying interim financial statements is unaudited, it includes all adjustments, which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the interim period presented. All adjustments are of a normal recurring nature. It is suggested that these interim financial statements be read in conjunction with our December 31, 2006 financial statements.

The results of operations for the period ended June 30, 2007, are not necessarily indicative of the results that can be expected for the year ended December 31, 2007.

Note 2 — Nature and Continuance of Operations

We were incorporated in the State of Nevada as Pacific Spirit Inc. on May 4, 2001 to engage in the acquisition, exploration and development of natural resource properties. On August 31, 2006, we changed our name to Xcorporeal, Inc. and thereafter acquired the rights to our Wearable Artificial Kidney, congestive heart failure treatment products, and other medical devices. As a result, we transitioned to a development stage company focused on researching, developing and commercializing technology and products related to the treatment of kidney failure and congestive heart failure.

On October 13, 2006, Xcorporeal, Inc., a Nevada corporation (Xcorporeal Nevada), consummated a merger with and into its newly-formed, wholly-owned subsidiary, Xcorporeal Merger Corporation, a Delaware corporation (Xcorporeal Delaware) for the purpose of changing our domicile from Nevada to Delaware. Each outstanding share of Xcorporeal Nevada common stock, par value $0.001 per share, was automatically converted into one share of Xcorporeal Delaware common stock, par value $0.0001 per share. The change in par value has been applied retroactively. As a result of the reincorporation, the total number of common stock authorized changed from 100,000,000 shares to 40,000,000 common shares; the total number of preferred stock authorized remained at 10,000,000 shares, resulting in a total number of capital stock authorized of 50,000,000 shares.

Note 3 — Development Stage Company

We were previously a pre-exploration stage company as defined in the Statement of Financial Accounting Standards (“SFAS”) No. 7 and the Securities and Exchange Act Guide No. 7. Effective with the execution of the license agreement on August 31, 2006, we are a development stage company, devoting substantially all of our efforts to the research, development and commercialization of kidney and congestive heart failure treatment technologies.

Risks and Uncertainties —  We operate in an industry that is subject to intense competition, government regulation and rapid technological change. Our operations are subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks associated with a development stage company, including the potential risk of business failure.

Note 4 — Cash Equivalents and Marketable Securities

We invest available cash in short-term commercial paper, certificates of deposit and high grade variable rate securities. Liquid investments with an original maturity of three months or less when purchased are considered to be cash equivalents.

Investments, including auction rate securities and certificates of deposit, with maturity dates greater than three months when purchased, which have readily determined fair values, are classified as available-for-sale investments and reflected in current assets as marketable securities at fair market value. Auction rate securities are recorded at par value, which equals fair market value, as the rate on such securities resets generally every 7, 28 or 35 days.

XCORPOREAL, INC.
(a Development Stage Company)

NOTES TO THE INTERIM FINANCIAL STATEMENTS
June 30, 2007
(Unaudited)

Note 4 — Cash Equivalents and Marketable Securities  – (continued)

Restricted cash represents deposits secured as collateral for a bank credit card program.

Note 5 — Property and Equipment

Property and equipment consist of the following at June 30, 2007:

Property and equipment	$61,523
Accumulated depreciation	(5,429)
Property and equipment, net	$56,094

Depreciation expense for the three and six months ended June 30, 2007 was $3,847 and $5,334, respectively. There was no depreciation expense during 2006.

Note 6 — Interest Income

Interest income of $308,060 and $619,926 reported for the three and six months ended June 30, 2007, respectively, are a result of the interest earned on our cash raised from our private placement during the fourth quarter of 2006.

Note 7 — Mineral Property

By a lease agreement effective June 1, 2001 and amended June 25, 2002, November 25, 2002, January 9, 2004 and April 11, 2005, we were granted the exclusive right to explore and mine the Del Oro and NP Claims located in Pershing County of the State of Nevada. The term of this lease was for 30 years, renewable for an additional 30 years so long as the conditions of the lease are met. We were required to pay minimum advanced royalties payments on each January 9 of $50,000. We did not make the payment which triggered an event of default under the lease. On March 10, 2006, we received a termination notice and the lease was subsequently terminated.

Note 8 — Related Party Transaction

We were charged the following by a former director:

	Three Months Ended June 30,		Six Months Ended June 30,		May 2, 2001 (Date of Inception) to June 30, 2007
	2006	2007	2006	2007
Administrative services	$1,500	$—	$3,000	$—	$12,000

Note 9 — License Agreement

On August 31, 2006, we entered into a Contribution Agreement with a company whose sole managing member is our current Chairman. We issued 9,600,000 shares of common stock in exchange for (a) the right, title, and interest to the name “Xcorporeal” and related trademarks and domain names, and (b) the right to enter into the Merger Agreement and License Agreement with National Quality Care, Inc. (NQCI) dated September 1, 2006 pursuant to which we obtained the exclusive rights to the technology relating to our congestive heart failure treatment, kidney failure treatment, and other medical devices. We were a shell corporation prior to the transaction. We valued the License Agreement at the carry-over basis of $1,000. As consideration for being granted the License, we agreed to pay a minimum annual royalty of $250,000, or 7% of net sales. We recorded $208,333 in royalty expenses covering the minimum royalties from commencement of the License Agreement through June 30, 2007. The first minimum royalty payment is due by December 1, 2007. The License Agreement expires in 2105.

XCORPOREAL, INC.
(a Development Stage Company)

NOTES TO THE INTERIM FINANCIAL STATEMENTS
June 30, 2007
(Unaudited)

Note 10 — Terminated Merger Agreement

On September 1, 2006, we entered into a Merger Agreement with our licensor, NQCI, which contemplated that we would either (i) acquire it as a wholly owned subsidiary pursuant to a triangular merger, or (ii) issue shares of our common stock in consideration of the assignment of the licensed technology. The Merger Agreement expired by its own terms on December 31, 2006. In addition, on December 29, 2006, NQCI served written notice that it was terminating the Merger Agreement, and on January 2, 2007, we consented to the termination. Accordingly, the Merger Agreement is now terminated. We will not be proceeding with any merger with NQCI. The termination of the Merger Agreement had no effect on the License Agreement, the Contribution Agreement, or the shares we issued to CNL.

Note 11 — Stock Options and Warrants

Incentive Compensation Plan

On October 13, 2006, after the effectiveness of the Nevada reincorporation, we adopted the Xcorporeal, Inc. 2006 Incentive Compensation Plan and the related form of option agreement. The plan authorizes the grant of stock options, restricted stock, restricted stock units and stock appreciation rights. Effective February 28, 2007, there are 3,900,000 shares of common stock reserved for issuance pursuant to the plan (subject to adjustment in accordance with the provisions of the plan). The plan will continue in effect for a term of up to ten years

Stock Options to Employees, Officer and Directors

The Compensation Committee of our Board of Directors determines the terms of the options granted, including the exercise price, the number of shares subject to option, and the vesting period. Options generally vest over five years and have a maximum life of ten years. On May 11, 2007, we granted options to purchase an aggregate of 625,000 shares of our common stock under the 2006 Incentive Compensation Plan to employees. The options vest ratably over 4 or 5 years, are exercisable at $7.00 per share, the fair market value of our common stock on the grant date, and expire in 2017. The fair value of such stock options was $3.8 million.

We reported $0.8 million and $1.5 million in stock-based compensation expense for employees, officers and directors for the three and six month period ended June 30, 2007, respectively. No such stock-based compensation expense was reported for the three and six month period ended June 30, 2006.

All compensation expense for stock options granted has been determined under the fair value method using the Black-Scholes option-pricing model with the following assumptions:

For the Quarter Ended June 30, 2007
Expected dividend yields	zero
Expected volatility	110%
Risk-free interest rate	4.60%
Expected terms in years	6.25 – 6.50

Warrants and Stock Options to Non-Employees

On May 11, 2007, we also issued stock options to a consultant to purchase 50,000 shares of common stock in exchange for consulting services. These stock options vest ratably over 5 years so long as the consultant continues to provide services, are exercisable at $7.00 per share, the fair market value of our common stock on the grant date and expire 2017. The resulting fair value of such stock options was $0.3 million.

XCORPOREAL, INC.
(a Development Stage Company)

NOTES TO THE INTERIM FINANCIAL STATEMENTS
June 30, 2007
(Unaudited)

Note 11 — Stock Options and Warrants  – (continued)

We reported $0.1 million and $2.8 million in stock-based compensation expense for consultants for the three and six month period ended June 30, 2007, respectively. No such stock-based compensation expense was reported for the three and six month period ended June 30, 2006.

Compensation for options granted to non-employees has been determined in accordance with SFAS No. 123 and EITF 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” Accordingly, compensation is determined using the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured.

For options and warrants issued as compensation to non-employees for services that are fully vested and non-forfeitable at the time of issuance, the estimated value is recorded in equity and expensed when the services are performed and benefit is received as provided by Financial Accounting and Standards Board (“FASB”) Emerging Issues Task Force No. 96-18 “Accounting For Equity Instruments That Are Issued To Other Than Employees For Acquiring or In Conjunction With Selling Goods Or Services.”

All charges for warrants granted have been determined under the fair value method using the Black-Scholes option-pricing model with the following assumptions:

For the Quarter Ended June 30, 2007
Expected dividend yields	zero
Expected volatility	135%
Risk-free interest rate	4.67%
Expected terms in years	9.87

The following table shows the change in unamortized compensation expense for stock options and warrants issued to employees, officers, directors and non-employees during the six months ended June 30, 2007:

	Stock Options and Warrants Outstanding	Unamortized Compensation Expense
January 1, 2007	2,054,221	$10,002,154
Granted in the period	2,160,000	13,343,156
Cancelled in the period	(50,000)	(282,403)
Expensed in the period		(4,297,569)
June 30, 2007	4,164,221	$18,765,338

Note 12 — Subsequent Events

In July 2007, we entered into an agreement with Aubrey Group, Inc., an FDA-registered third-party contract developer and manufacturer of medical devices for the design and development of a Portable Artificial Kidney (PAK). The PAK will be designed for use as a Continuous Renal Replacement Therapy (CRRT) in either a hospital (with medical supervision) or home setting. The development is expected to be completed by the end of 2008 and projected labor and material costs are estimated at approximately $5.1 million over the term. The agreement can be terminated at any time with 30 business days notice.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Xcorporeal Inc.
(a development stage company)
(formerly Pacific Spirit, Inc.)
Santa Monica, California

We have audited the accompanying balance sheet of Xcorporeal Inc., a development stage company as of December 31, 2006 and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2006 and the period from inception (May 4, 2001) to December 31, 2006, except that we did not audit these financial statements for the period from inception (May 4, 2001) through December 31, 2005; those statements were audited by other auditors whose report dated February 2, 2006, except as to Note 4 in the 2005 financial statements which was as of March 10, 2006, expressed a going concern opinion on those statements. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Xcorporeal Inc. at December 31, 2006 and the period from inception (May 4, 2001) through December 31, 2006, and the results of its operations and its cash flows for the year ended December 31, 2006 , in conformity with accounting principles generally accepted in the United States of America.

As more fully described in Note 1 to the financial statements, effective January 1, 2006 the company adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”

/s/ BDO Seidman, LLP

Los Angeles, California
April 16, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders,

Xcorporeal, Inc. (formerly Pacific Spirit Inc.)

We have audited the accompanying balance sheet of Xcorporeal, Inc. (formerly Pacific Spirit Inc.) (A Pre-exploration Stage Company) as of December 31, 2005 and the related statements of operations, cash flows and stockholders’ equity (deficiency) for the year ended December 31, 2005 and the period May 4, 2001 (Date of Inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material respects, the financial position of Xcorporeal, Inc. (formerly Pacific Spirit Inc.) as of December 31, 2005 and the results of its operations and its cash flows for the years ended December 31, 2005 and the period May 4, 2001 (Date of Inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the pre-exploration stage, and has no established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada
February 2, 2006, except as to Note 4	“AMISANO HANSON”
which is as of March 10, 2006	Chartered Accountants

XCORPOREAL, INC.
(formerly Pacific Spirit Inc.)
(a Development Stage Company)
BALANCE SHEETS

	Years Ended December 31,
	2006	2005
ASSETS
Current
Cash	$27,440,987	$—
Prepaids	70,850	—
Other current assets	19,378	—
Total current assets	27,531,215	—
Property and equipment, net	3,328	—
Other assets	1,000	—
Total Assets	27,535,543	—
LIABILITIES
Current
Accounts payable	143,606	—
Accrued placement agent fees	1,348,470	—
Accrued professional fees	312,208	—
Accrued other liabilities	204,522	18,330
Due to related party	—	34,227
Other current liabilities	124,676	—
Total Current Liabilities	2,133,482	52,557
Commitments and contingencies
STOCKHOLDERS’ EQUITY (DEFICIENCY)
Preferred Stock, $0.001 par value, 10,000,000 shares authorized, none outstanding	—	—
Common Stock, $0.0001 par value, 40,000,000 shares authorized, 14,200,050 and 3,820,000 outstanding on December 31, 2006 and 2005, respectively	1,420	382
Additional paid-in capital	29,924,410	90,618
Deficit accumulated during the development stage	(4,523,769)	(143,557)
Total Stockholders’ Equity/(Deficiency)	25,402,061	(52,557)
Total Liabilities & Stockholders’ Equity	$27,535,543	$—

XCORPOREAL, INC.
(formerly Pacific Spirit Inc.)
(a Development Stage Company)
STATEMENTS OF OPERATIONS

	Years Ended December 31,		May 4, 2001 (Date of Inception) to December 31,
	2006	2005	2006
Operating Expenses:
Selling, general and administrative	$3,174,995	$35,753	$3,318,652
Research and development	1,287,322	—	1,287,322
Depreciation	95	—	95
Loss before Other Income and Income Tax	(4,462,412)	(35,753)	(4,606,069)
Interest Income	82,200	—	82,300
Loss before income taxes	(4,380,212)	(35,753)	(4,523,769)
Income taxes	—	—	—
Net Loss	$(4,380,212)	$(35,753)	$(4,523,769)
Basic and diluted loss per share	$(0.67)	$(0.01)
Weighted average number of shares outstanding	6,542,312	3,820,000

See accompanying notes to the financial statements

XCORPOREAL, INC.
(formerly Pacific Spirit Inc.)
(a Development Stage Company)
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)
For the Period May 4, 2001 (Inception) to December 31, 2006

	Common Stock		Additional Paid-in Capital	Deficit Accumulated During Development Stage	Total
	Shares	Amount
Common stock issued for cash at $0.01 per share	2,500,000	$250	$24,750		$25,000
Net Loss for the year ended December 31, 2001				$(40,255)	(40,255)
Balance as of December 31, 2001	2,500,000	250	24,750	(40,255)	(15,255)
Common stock issued for cash at $0.05 per share	1,320,000	132	65,868		66,000
Net Loss for the year ended December 31, 2002				(31,249)	(31,249)
Balance as of December 31, 2002	3,820,000	382	90,618	(71,504)	19,496
Net Loss for the year ended December 31, 2003				(12,962)	(12,962)
Balance as of December 31, 2003	3,820,000	382	90,618	(84,466)	6,534
Net Loss for the year ended December 31, 2004				(23,338)	(23,338)
Balance as of December 31, 2004	3,820,000	382	90,618	(107,804)	(16,804)
Net Loss for the year ended December 31, 2005				(35,753)	(35,753)
Balance as of December 31, 2005	3,820,000	382	90,618	(143,557)	(52,557)
Common stock issued for licence rights	9,600,000	960	40		1,000
Capital stock cancelled	(3,420,000)	(342)	342		—
Warrants granted for consulting fees			2,162,611		2,162,611
Forgiveness of debt			64,620		64,620
Common stock issued for cash at $7.00, net of placement fees of $2,058,024	4,200,050	420	27,341,928		27,342,348
Stock-based compensation expense			264,251		264,251
Net loss for the period				(4,380,212)	(4,380,212)
Balance as of December 31, 2006	14,200,050	$1,420	$29,924,410	$(4,523,769)	$25,402,061

See accompanying notes to the financial statements

XCORPOREAL, INC.
(formerly Pacific Spirit Inc.)
(a Development Stage Company)
STATEMENTS OF CASH FLOWS

	Years Ended December 31		May 4, 2001 (Date of Inception) to December 31 2006
	2006	2005
Cash flows used in operating activities
Net Loss for the Period	$(4,380,212)	$(35,753)	$(4,523,769)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Non-employee Stock Based Compensation	2,162,611		2,162,611
Stock Based Compensation	264,251		264,251
Depreciation	95		95
Net Change in assets and liabilities:
Prepaid Expenses	(70,850)	800	(70,850)
Other Current Assets	(19,378)		(19,378)
Other Assets	(1,000)		(1,000)
Accounts Payable and Accrued Liabilities	1,990,475	5,826	2,008,805
Other Current Liabilities	124,676		124,676
Net Cash Provided by (Used in) Operating Activities	70,668	(29,127)	(54,559)
Cash Flows from Investing Activities
Capital Expenditures	(3,423)	—	(3,423)
Net Cash Used in Investing Activities	(3,423)	—	(3,423)
Cash Flows from Financing Activities
Capital Stock issued in Private Placement for $29,400,351 in cash; fees of $2,057,002	27,343,349	—	27,434,349
Advances from related party	30,393	28,551	64,620
Net Cash Provided by Financing Activities	27,373,742	28,551	27,498,969
Increase/(decrease) in cash during the period	27,440,987	(576)	27,440,987
Cash, beginning of the period	—	576
Cash, end of the period	$27,440,987	$—	$27,440,987
Supplemental disclosure of cash flow information; cash paid for:
Interest	$—	$—	$—
Income taxes	$—	$—	$—

See accompanying notes to the financial statements

XCORPOREAL, INC.
(a Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
December 31, 2006

1. Nature of Operations

We were incorporated in the State of Nevada as Pacific Spirit Inc. on May 4, 2001 to engage in the acquisition, exploration and development of natural resource properties. On August 31, 2006, we changed our name to Xcorporeal, Inc. and thereafter acquired the rights to our Wearable Artificial Kidney, congestive heart failure treatment products, and other medical devices. As a result, we transitioned to a development stage company focused on researching, developing and commercializing technology and products related to the treatment of kidney failure and congestive heart failure.

On October 13, 2006, Xcorporeal, Inc., a Nevada corporation (Xcorporeal Nevada), consummated a merger with and into its newly-formed, wholly-owned subsidiary, Xcorporeal Merger Corporation, a Delaware corporation (Xcorporeal Delaware) for the purpose of changing the Company’s domicile from Nevada to Delaware. Each outstanding share of Xcorporeal Nevada common stock, par value $0.001 per share, was automatically converted into one share of Xcorporeal Delaware common stock, par value $0.0001 per share. The change in par value has been applied retroactively. As a result of the reincorporation, the total number of common stock authorized changed from 100,000,000 shares to 40,000,000 common shares; the total number of preferred stock authorized remained at 10,000,000 shares, resulting in a total number of capital stock authorized of 50,000,000 shares.

The financial statements as of December 31, 2005, have been prepared using generally accepted accounting principles in the United States of America applicable for a going concern which assumes that the Company will realize its assets and discharge its liabilities in the ordinary course of business. Realization values may be substantially different from carrying values as shown and these financial statements do not give affect to adjustments that would be necessary to the carrying values and classifications of assets and liabilities should the Company be unable to continue as a going concern. The Company has a working capital deficiency of $52,557 and as at December 31, 2005, has not yet attained profitable operations and has accumulated a deficit of $143,557 since inception. Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern. The Company anticipates that additional funding will be in the form of equity financing from the sale of common shares. The Company may also seek to obtain short-term loans from the directors of the Company. There are no current arrangements in place for equity funding or short-term loans.

2. Development Stage Company

We were previously a pre-exploration stage company as defined in the Statement of Financial Accounting Standards (“SFAS”) No. 7 and the Securities and Exchange Act Guide No. 7. Effective with the execution of the license agreement on August 31, 2006, we are a development stage company, devoting substantially all of our efforts to the research, development and commercialization of kidney and congestive heart failure treatment technologies.

Risks and Uncertainties — We operate in an industry that is subject to intense competition, government regulation and rapid technological change. Our operations are subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks associated with a development stage company, including the potential risk of business failure.

XCORPOREAL, INC.
(a Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
December 31, 2006

3. Summary of Accounting Policies

Cash and Cash Equivalents — Cash equivalents are comprised of certain highly liquid investments with original maturities of less than three months.

Property and Equipment — Property and equipment are stated at cost less accumulated depreciation and amortization, which are calculated using the straight-line method over the shorter of the estimated useful lives of the related assets (generally ranging from three to five years), or the remaining lease term when applicable. Gains and losses on disposals are included in results of operations at amounts equal to the difference between the book value of the disposed assets and the proceeds received upon disposal. There were no gains or losses on disposals from inception through the end of 2006. Expenditures for replacements and leasehold improvements are capitalized, while expenditures for maintenance and repairs are expensed as incurred.

Identifiable Intangibles and Amortization — Costs associated with obtaining and licensing patents and trademarks are capitalized as incurred and are amortized on a straight-line basis over the shorter of their estimated useful lives or their legal lives of 17 to 20 years. Amortization of such costs begins once the patent or trademark has been issued. We evaluate the recoverability of our patent costs and trademarks quarterly based on estimated undiscounted future cash flows.

Research and Development — Research and development is expensed as incurred. Upfront and milestone payments made to third parties in connection with research and development collaborations prior to regulatory approval are expensed as incurred. Payments made to third parties subsequent to regulatory approval are capitalized and amortized over the shorter of the remaining license or product patent life. At December 31, 2006, the Company had no such capitalized research and development costs.

Income Taxes — Under SFAS 109, “Accounting for Income Taxes,” deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements and their respective tax basis. Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts reported for income tax purposes, and (b) tax credit carry-forwards. We record a valuation allowance for deferred tax assets when, based on management’s best estimate of taxable income in the foreseeable future, it is more likely than not that some portion of the deferred income tax assets may not be realized.

Earnings per Share — Under SFAS 128, “Earnings per Share,” basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. As the Company had net losses for all periods presented, basic and diluted loss per share are the same, as any additional common stock equivalents would be anti-dilutive.

Share-Based Compensation — Effective January 1, 2006, we adopted FASB Statement No. 123R, Share-Based Payment (“FAS 123R”) (see Note 14). FAS 123R requires all share-based payments to employees to be expensed over the requisite service period based on the grant-date fair value of the awards and requires that the unvested portion of all outstanding awards upon adoption be recognized using the same fair value and attribution methodologies previously determined under FASB Statement No. 123, Accounting for Stock-Based Compensation. We continue to use the Black-Scholes valuation method and applied the requirements of FAS 123R using the modified prospective method. Prior to January 1, 2006, there was no share-based compensation expense.

Use of Estimates — The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) and, accordingly, include certain amounts that are based on management’s best estimates and judgments. Estimates are used in determining such items as provisions for sales discounts and returns, depreciable and amortizable lives, recoverability of inventories

XCORPOREAL, INC.
(a Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
December 31, 2006

3. Summary of Accounting Policies  – (continued)

produced in preparation for product launches, amounts recorded for contingencies, environmental liabilities and other reserves, pension and other postretirement benefit plan assumptions, share-based compensation, acquisitions and taxes on income. Because of the uncertainty inherent in such estimates, actual results may differ from these estimates.

Reclassifications — Certain reclassifications have been made to prior year amounts to conform with the current year presentation.

Recently Issued Accounting Standards

In February 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. (SFAS) 159, “The Fair Value Option for Financial Assets and Financial Liabilities  — Including an Amendment of FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities.” SFAS No. 159 permits an entity to choose to measure many financial instruments and certain items at fair value. The objective of this standard is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reporting earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates. Entities will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007, which for us would be our fiscal year beginning January 1, 2008. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply to provision of FASB Statement No. 157, “Fair Value Measurements.” We are currently evaluating the impact that the adoption of SFAS No. 159 will have on our consolidated financial statements.

In December 2006, the FASB issued FSP 00-19-2, Accounting for Registration Payment Arrangements (“FSP 00-19-2”) which addresses accounting for registration payment arrangements. FSP 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, “Accounting for Contingencies.” FSP 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment. FSP 00-19-2 is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006. For registration payment arrangement and related financial instruments entered into prior to December 21, 2006, FSP 00-19-2 is effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those financial years. Companies are required to report transition through a cumulative-effect adjustment to the opening balance of retained earnings as of the first interim period for the fiscal year in which FSP 00-19-2 is adopted. We have early adopted FSP 00-19-2 in 2006. There was no impact on our financial statements upon adoption.

In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 establishes a framework for measuring fair value in accordance with generally accepted accounting principles, clarifies the definition of fair value within that framework, and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal

XCORPOREAL, INC.
(a Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
December 31, 2006

3. Summary of Accounting Policies  – (continued)

years beginning after November 15, 2007, which for us would be our fiscal year beginning January 1, 2008. We are currently evaluating the impact that the adoption of SFAS No. 157 will have on our consolidated financial statements.

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. (SAB) 108 (Topic 1N), “Considering the Effects of Prior Year Misstatement when Quantifying Misstatements in Current Year Financial Statements,”. SAB No. 108 requires SEC registrants (i) to quantify misstatements using a combined approach that considers both the balance-sheet and income-statement approaches, (ii) to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors, and (iii) to adjust their financial statements if the new combined approach results in a conclusion that an error is material. SAB No. 108 is effective for fiscal years ending after November 15, 2006, which for us would be our current fiscal year ending December 31, 2006. The adoption of SAB No. 108 did not have any effect on our financial position and results of operations.

In July 2006, the FASB issued FASB Interpretation No. (FIN) 48, “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements in accordance with Statement No. 109, “Accounting for Income Taxes.” Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 will be effective for fiscal years beginning after December 15, 2006 which for us would be our fiscal year beginning on August 1, 2007. The provisions of FIN 48 will be applied to all tax positions upon initial adoption of the Interpretation. The cumulative effect of applying the provisions of this Interpretation will be reported as an adjustment to the opening balance of retained earnings for that fiscal year. We are currently evaluating the impact of FIN 48 on our financial statements but do not believe that its adoption will have a material effect on our financial position or results of operations.

4. Mineral Property

By a lease agreement effective June 1, 2001 and amended June 25, 2002, November 25, 2002, January 9, 2004 and April 11, 2005, the Company was granted the exclusive right to explore and mine the Del Oro and NP Claims located in Pershing County of the State of Nevada. The term of this lease was for 30 years, renewable for an additional 30 years so long as the conditions of the lease are met. The Company was required to pay minimum advanced royalties payments on each January 9 of $50,000. The Company did not make the payment which triggered an event of default under the lease. On March 10, 2006, the Company received a termination notice and the lease was subsequently terminated.

5. Property and Equipment

Property and equipment consist of the following at December 31, 2006:

Furniture and office equipment	$3,423
Accumulated depreciation	(95)
Property and equipment, net	$3,328

Depreciation expense for the years ended December 31, 2006 and 2005 was $95 and $0, respectively.

6. Interest Income

Interest income of $82,200 reported for the year ended December 31, 2006 is a result of the interest earned on our cash raised from our private placement as further described in Note 14 below.

XCORPOREAL, INC.
(a Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
December 31, 2006

7. Leases

During 2006 we assumed a month-to-month lease for our research lab at Cedars-Sinai Medical Center at a rate of $4,191 per month. In addition, as part of our License Agreement (see Note 12. License Agreement) we reimbursed our licensor for rent for medical office space for a three month period through November 30, 2006 at $1,400 per month. NQCI subleased this space from a related party of ours. We paid the $1,400 per month rent for December 2006 and January 2007 directly to the related party.

8. License Expenses

As part of our License Agreement with National Quality Care, Inc. (NQCI) dated September 1, 2006, we agreed to pay reasonable and necessary expenses incurred in the ordinary course of business consistent with past practices, during the period September 1, 2006 until the date of closing or termination of the Merger Agreement, which occurred on December 31, 2006.

During 2006, we paid $1,182,359 on three invoices totaling $1,478,516 and the disputed balance is included under the caption ‘Other current liabilities’ in the accompanying balance sheet as of December 31, 2006.

9. Non-Cash Transactions

Investing and financing activities during the year ended December 31, 2006 that do not have a direct impact on current cash flows have been excluded from the statements of cash flows as follows:

(a)	We cancelled 3,420,000 shares of common stock.
(b)	We issued 9,600,000 shares of common stock to acquire the right, title and interest to the name “Xcorporeal,” related trademarks and domain names, and the right to enter into the License Agreement to obtain the rights to technology relating to congestive heart and kidney failure treatment and other devices. The value of the stock was recorded at $1,000, the carryover basis of our 96% stockholder immediately following the transaction.
(c)	A former director of the Company forgave $64,620 of unpaid advances and management fees.

There were no non-cash transactions during the year ended December 31, 2005.

10. Loss Per Common Share

The following table sets forth the computation of basic and diluted loss per common share:

	Years Ended December 31,
	2006	2005
Numerator:
Net Loss	$(4,380,212)	$(35,753)
Denominator:
Weighted average outsanting shares of common stock	6,542,312	3,820,000
Loss per common share:
Basic	$(0.67)	$(0.01)
Diluted	$(0.67)	$(0.01)

Diluted loss per common share for the years ended December 31, 2006 and 2005 does not include the effect of stock options and warrants (see Note 15. Stock Options and Warrants to Non-Employees) since their effect would be anti-dilutive. Options and warrants outstanding at December 31, 2006 and 2005 were approximately 1.9 million and nil, respectively.

XCORPOREAL, INC.
(a Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
December 31, 2006

11. Income Taxes

The (benefit) provision for taxes on income from continuing operations is comprised of the following for the years ended December 31:

	2006	2005
Current:
Federal	$—	$—
State	—	—
	—	—
Deferred:
Federal	—	—
State	—	—
	—	—
Total	$—	$—

The reported (benefit) provision for taxes on income from continuing operations differs from the amount computed by applying the statutory federal income tax rate of 34% to loss before income taxes as follows for the years ended December 31:

	2006 (%)	2005 (%)
Income tax benefit at statutory rate	(34.00)	(34.00)
State taxes, net of federal benefits	(5.83)	(5.83)
Research and development credits	(3.92)	—
Change in valuation allowance	43.75	39.83
Total	—	—

The Company provides deferred income taxes for temporary differences between assets and liabilities recognized for financial reporting and income tax purposes. The tax effects of temporary differences at December 31 are as follows:

	2006	2005
Net operating loss carryforwards	$778,063	$39,238
Tax credits	171,690	—
Deferred Stock Based compensation	966,726	—
Deferred tax assets	1,916,479	39,238
Valuation allowance	(1,916,479)	(39,238)
Net deferred tax liability	$(0)	$(0)

Based upon the Company’s development stage status and history of operating losses, realization of its deferred tax assets does not meet the “more likely than not” criteria under SFAS No. 109 and, accordingly, a valuation allowance for the entire deferred tax asset amount has been recorded.

The valuation allowance had an increase of $1.8 million and $0.04 million in 2006 and 2005, respectively.

XCORPOREAL, INC.
(a Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
December 31, 2006

11. Income Taxes  – (continued)

At December 31, 2006, the Company has net operating loss carry forwards for federal and state income tax purposes of approximately $1.9 million which begin to expire in 2026 and 2021, respectively. In addition, the Company has research and development and other tax credits for federal and state income tax purposes of approximately $83,676 and $88,014, respectively. The federal credits begin to expire in 2026 and state credits do not expire for California purposes.

Pursuant to Sections 382 and 383 of the Internal Revenue Code, the utilization of net operating losses (“NOL”) and other tax attributes may be subject to substantial limitations if certain ownership changes occur during a three-year testing period (as defined). The Company is currently evaluating the effect of the recent stock issuances on its ability to utilize its NOL or credit carryovers.

12. License Agreement

On August 31, 2006, we entered into a Contribution Agreement with a company whose sole managing member is our current Chairman. We issued 9,600,000 shares of common stock in exchange for (a) the right, title, and interest to the name “Xcorporeal” and related trademarks and domain names, and (b) the right to enter into the Merger Agreement and License Agreement dated September 1, 2006 pursuant to which we obtained the exclusive rights to the technology relating to our congestive heart failure treatment, kidney failure treatment, and other medical devices. We were a shell corporation prior to the transaction. We valued the License Agreement at the carry-over basis of $1,000. As consideration for being granted the License, we agreed to pay a minimum annual royalty of $250,000, or 7% of net sales. We recorded $83,300 in royalty expenses covering the minimum royalties from commencement of the License Agreement through December 31, 2006. The first minimum royalty payment is due by December 1, 2007. The License Agreement expires in 2105.

13. Terminated Merger Agreement

On September 1, 2006, we entered into a Merger Agreement with our licensor, NQCI, which contemplated that we would either (i) acquire it as a wholly owned subsidiary pursuant to a triangular merger, or (ii) issue shares of our common stock in consideration of the assignment of the licensed technology. The Merger Agreement expired by its own terms on December 31, 2006. In addition, on December 29, 2006, NQCI served written notice that it was terminating the Merger Agreement, and on January 2, 2006, we consented to the termination. Accordingly, the Merger Agreement is now terminated. We will not be proceeding with any merger with NQCI. The termination of the Merger Agreement had no effect on the License Agreement, the Contribution Agreement, or the shares we issued to CNL.

14. Stockholders’ Equity

During the fourth quarter of 2006, we completed a private placement of an aggregate of 4,200,050 unregistered shares of our common stock. Our shares were issued to approximately 100 institutional and accredited investors, priced at $7.00 per share, for proceeds of approximately $27.3 million, net of placement agent fees of $2.1 million. Purchasers included affiliates of our board members Marc Cummins, Nicholas Lewin and Jay Wolf. We accounted for the placement agent fees as a reduction in the gross proceeds of the private placement and a credit to additional paid-in capital. In addition, we issued 3-year warrants to purchase 100,000 and 29,221 shares of our common stock to two placement agents at $7.00 and $7.25 per share (“Placement Agent Warrants”), respectively. The fair value of the Placement Agent Warrants issued is $615,810 and was determined using the Black-Scholes option-pricing model with the following assumptions: Annual dividends — zero, expected volatility — 110%, risk free interest rate — 4.6%, expected life — 3 years.

XCORPOREAL, INC.
(a Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
December 31, 2006

14. Stockholders’ Equity  – (continued)

On August 31, 2006, we issued immediately-exercisable, five-year warrants to purchase an aggregate of 325,000 shares of common stock (see Note 15. Stock Options and Warrants). The fair value for the consulting services provided of approximately $2,162,611 was recorded as a credit to additional paid-in capital and a debit to selling, general and administrative expenses.

The private placement was exempt from registration pursuant to Rule 506 promulgated under Regulation D of the Securities Act of 1933, as amended, as a transaction not involving a public offering. We entered into registration rights agreements with each of the purchasers, obligating us to use best efforts to file a registration statement covering the purchased shares. We filed a registration statement on Form S-3 with the SEC on December 22, 2006 to register the common stock issued under this transaction. In response to correspondence from the staff of the SEC dated January 18, 2007, we filed a registration withdrawal request with the SEC on January 31, 2007 to withdraw the registration statement on Form S-3 previously filed until such time as our common stock is quoted on the “OTC Bulletin Board” administered by Nasdaq or other exchange.

15. Stock Options and Warrants

Incentive Compensation Plan

On October 13, 2006, our Board of Directors and stockholders unanimously approved the Xcorporeal, Inc. 2006 Incentive Compensation Plan and the related form of option agreement. The plan authorizes the grant of stock options, restricted stock, restricted stock units and stock appreciation rights. As of December 31, 2006, there were 2,000,000 shares of common stock reserved for issuance pursuant to the plan, subject to adjustment in accordance with the provisions of the plan. The purpose of the plan is to assist us in attracting, motivating, retaining and rewarding high-quality employees, officers, directors and consultants.

Stock Options

The Compensation Committee of our Board of Directors determines the terms of the options granted, including the exercise price, the number of shares subject to option, and the vesting period. Options generally vest over five years and have a maximum life of ten years. On November 14, 2006, we granted options to purchase an aggregate of 1.6 million shares of our common stock under the 2006 Incentive Compensation Plan to two officers and the chairman of the Company. The options vest ratably over 5 years, are exercisable at $5.00 per share and expire between 2011 and 2016. No options were granted during the year ended December 31, 2005. We reported $264,251 in stock-based compensation expense during the year ended December 31, 2006. No stock-based compensation expense was reported for the year ended December 31, 2005.

All compensation expense for stock options granted have been determined under the fair value method using the Black-Scholes option-pricing model with the following assumptions:

For the Years Ended December 31,
	2006	2005
Annual dividends	zero	—
Expected volatility	110 – 135%	—
Risk free interest rate	4.57 – 4.60%	—
Expected life	5 – 10 years	—

In addition, our Chief Medical and Scientific Officer will also be granted options to purchase an additional 500,000 shares of our common stock upon FDA approval of our first product.

XCORPOREAL, INC.
(a Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
December 31, 2006

15. Stock Options and Warrants  – (continued)

Warrants

On August 31, 2006, we issued immediately-exercisable, five-year warrants to purchase an aggregate of 325,000 shares of common stock at $1.00 per share to consultants in exchange for services performed during the third quarter of 2006. The fair value of the services provided was calculated using the Black-Scholes pricing model and approximated $2,162,611. In addition, we issued 3-year warrants to purchase 100,000 and 29,221 shares of our common stock to two placement agents at $7.00 and $7.25 per share (“Placement Agent Warrants”), respectively. The fair value of the Placement Agent Warrants issued is $615,810 and was also determined using the Black-Scholes option-pricing model. No warrants were granted during the year ended December 31, 2005.

Compensation for options granted to non-employees has been determined in accordance with SFAS No. 123 and EITF 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” Accordingly, compensation expense is determined using the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured.

For options and warrants issued as compensation to non-employees for services that are fully vested and non-forfeitable at the time of issuance, the estimated value is recorded in equity and expensed when the services are performed and benefit is received as provided by Financial Accounting and Standards Board (“FASB”) Emerging Issues Task Force No. 96-18 “Accounting For Equity Instruments That Are Issued To Other Than Employees For Acquiring Or In Conjunction With Selling Goods Or Services.” Non-vested options and warrants issued for services performed are marked to market monthly.

All charges for warrants granted have been determined under the fair value method using the Black-Scholes option-pricing model with the following assumptions:

For the Years Ended December 31,
	2006	2005
Annual dividends	zero	—
Expected volatility	110 – 120%	—
Risk free interest rate	4.60 – 4.70%	—
Expected life	3 – 5 years	—

XCORPOREAL, INC.
(a Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
December 31, 2006

15. Stock Options and Warrants  – (continued)

The following tables summarize information concerning outstanding options at December 31, 2006 and 2005:

	Stock Options	Weighted Average Exercise Price
Outstanding at December 31, 2004	—	—
Granted	—	—
Exercised	—	—
Cancelled or forfeited	—	—
Outstanding at December 31, 2005	—	—
Granted	1,600,000	$5.00
Exercised	—	—
Cancelled or forfeited	—	—
Outstanding at December 31, 2006	1,600,000	$5.00
Exercisable at December 31, 2005	—	—
Exercisable at December 31, 2006	—	—

The following tables summarize information concerning outstanding warrants at December 31, 2006 and 2005:

	Warrants	Weighted Average Exercise Price
Outstanding at December 31, 2004	—	—
Granted	—	—
Exercised	—	—
Cancelled or forfeited	—	—
Outstanding at December 31, 2005	—	—
Granted	454,221	$2.72
Exercised	—	—
Cancelled or forfeited	—	—
Outstanding at December 31, 2006	454,221	$2.72
Exercisable at December 31, 2005	—	—
Exercisable at December 31, 2006	454,221	$2.72

The weighted average grant-date estimated fair value of stock options granted in 2005 and 2006 approximated nil and $10.3 million or $6.42 per share, respectively. The weighted average grant-date estimated fair value of warrants granted in 2005 and 2006 approximated nil and $2.8 million or $6.11 per share, respectively. At December 31, 2006, the unamortized compensation charges related to outstanding stock options were $10.0 million. There were no unamortized compensation charges related to warrants at December 31, 2006. No stock options or warrants were exercised during the two years ended December 31, 2006.

XCORPOREAL, INC.
(a Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
December 31, 2006

15. Stock Options and Warrants  – (continued)

Stock Options
Outstanding at December 31, 2005	—
Granted	1,600,000
Exercised	—
Cancelled or forfeited	—
Outstanding at December 31, 2006	1,600,000

The weighted average remaining contractual life of the warrants that are exercisable as of December 31, 2006 approximates 4.18 years. No stock options were exercisable as of December 31, 2006.

16. Related Party Transactions

We were charged the following by a former director:

	Year Ended December 31, 2006	2005	May 2, 2001 (Date of Inception) to December 31, 2006
Administrative services	$3,000	$9,000	$12,000

We owed $64,620 to related party at August 31, 2006, a director as of that date, consisting of unpaid advances and management fees. This amount was forgiven by the former director, who was no longer a shareholder as of the sale of his common stock on August 31, 2006. The debt forgiveness was accounted for as an Addition to Paid in Capital.

17. Subsequent Events (unaudited)

Amendment of the 2006 Incentive Compensation Plan

On February 27, 2007, our board of directors approved an amendment to the 2006 Incentive Compensation Plan to increase the number of shares of common stock reserved for issuance under the plan from 2,000,000 to 3,900,000. The amendment was previously approved by our stockholders.

Issuance of Stock Options and Warrants

Also on February 27, 2007, the board of directors approved the issuance of options and warrants to directors, officers, other employees and consultants to purchase a total of 1,035,000 and 225,000, respectively, of our common stock. The options will vest 20% on each of the first, second, third, fourth and fifth anniversaries and expire five years from the grant date. The warrants have a 5-year term and vest immediately.

Lease for Corporate Headquarters

Effective February 2, 2007, we entered into a one-year lease for our executive offices of approximately 3,000 square feet for monthly rent of approximately $11,000 per month.

INDEX TO FINANCIAL STATEMENTS
CT HOLDINGS ENTERPRISES, INC.
(formerly CT Holdings, Inc.)

CT HOLDINGS ENTERPRISES, INC.
UNAUDITED BALANCE SHEETS

	June 30, 2007	December 31, 2006
ASSETS
CURRENT ASSETS
Cash	$271	$197
TOTAL ASSETS	$271	$197
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses	$57,418	$392,681
Advance payable to officer	6,092	46,288
Note payable to shareholder including accrued interest of $0 and $7,801	—	16,801
Total current liabilities	63,510	455,770
COMMITMENTS AND CONTINGENCIES
PREFERRED STOCK, $0.01 stated value per share; 1,000,000 shares authorized;
No shares issued or outstanding	—	—
COMMON STOCK, $.01 par value per share; 60,000,000 shares authorized; 2,397,264 and 836,370 shares issued and outstanding at June 30, 2007 and December 31, 2006.	23,973	8,364
COMMON STOCK, pending issuance (38,572 shares at December 31, 2006)	—	600,000
ADDITIONAL PAID-IN CAPITAL	59,082,536	58,238,845
ACCUMULATED DEFICIT	(59,169,74)	(59,302,782)
Total stockholders’ deficit	(63,239)	(455,573)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$271	$197

The accompanying notes are an integral part of these financial statements.

CT HOLDINGS ENTERPRISES, INC.
UNAUDITED STATEMENTS OF OPERATIONS

	Three Months Ended, June 30		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue	$—	$—	$—	$—
General and administrative expense	7,117	48,895	69,034	122,560
Stock based compensation expense	—	—	34,800	—
Gain on settlement of liabilities	—	—	—
Debt settlement gain	—	(280,359)	(237,281)	(280,359)
Interest expense	—	168,266	413	411,342
Income (loss) before income taxes	(7,117)	63,198	133,034	(253,543)
Provision for income taxes	—	—	—	—
Net income (loss)	$(7,117)	$63,198	$133,034	$(253,543)
Net income (loss) per share — basic and diluted	$0.00	$0.00	$0.07	$0.00
Weighted average common shares outstanding — basic and diluted	2,397,264	67,245,928	1,920,839	67,245,928

The accompanying notes are an integral part of these financial statements.

CT HOLDINGS ENTERPRISES, INC.
UNAUDITED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$133,034	$(253,543)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Amortization of deferred debt discount	—	250,290
Accrual for litigation and related interest	—	137,951
Gain on settlement of accounts payable	(237,281)	(280,359)
Stock compensation expense	34,800	—
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	26,518	125,661
Payable to CDSS Wind Down Inc.	—	20,000
NET CASH USED IN OPERATING ACTIVITIES	(42,929)	—
CASH FLOWS FROM FINANCING ACTIVITIES
Shares issued to officer for cash advance	36,911	—
Cash advance from officer	6,092	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	43,003	—
Net increase in cash and cash equivalents	74	—
Cash and cash equivalents at the beginning of the period	197	197
Cash and cash equivalents at the end of the period	$271	$197

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Common stock issued to related party for legal services	$15,000	$—
Common stock issued to officer to settle advances and notes payable	$63,089	$—
Contribution from CDSS to pay legal expenses	$109,500	$—
Payment of liability by officer recorded as an advance	$—	$20,000

The accompanying notes are an integral part of these financial statements.

CT HOLDINGS ENTERPRISES, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2007

Note A — Nature of Business and Summary of Significant Accounting Policies

Interim Financial Statements and Basis of Presentation

These unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and in the opinion of management, reflect all adjustments (consisting of normal, recurring adjustments) necessary to present fairly, the financial position, results of operations and cash flows of CT Holdings Enterprises, Inc. (“CT Holdings” or the “Company”). On March 13, 2006 the Company changed its name from CT Holdings, Inc. to CT Holdings Enterprises, Inc.

Some information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted pursuant to rules and regulations promulgated by the Securities and Exchange Commission (the “Commission”). The results of operations for the interim periods shown herein are not necessarily indicative of the results to be expected for any future interim period or for the entire year. These statements should be read together with the audited financial statements and notes thereto included in the Company’s Form 10-KSB for the year ended December 31, 2006 on file with the Commission.

Description of Business

CT Holdings provides management expertise including consulting on operations, marketing and strategic planning and a single source of capital to early stage technology companies. The Company was incorporated in Delaware in 1992. The business model is designed to enable the companies with whom the Company acquires or invests to become market leaders in their industries. The strategy over the years has led to the development, acquisition and operation of technology based businesses with compelling valuations and strong business models. The goal is to realize the value of these investments for the Company's shareholders through a subsequent liquidity event such as a sale, merger or initial public offering of the investee companies. However, our business model is constrained by our lack of capital. At June 30, 2007, the Company does not hold any investments and does not have any products or services, customers or revenue, and the Company has no other lines of business.

Liquidity

The Company has incurred recurring operating losses and has a stockholders' deficit at June 30, 2007 of $63,239. At June 30, 2007 there is a cash balance of $271 and current liabilities total $63,510. The Company has limited access to capital at June 30, 2007, no plans to raise capital, and management has not identified sources of capital at June 30, 2007. Past funding needs of the business have been provided by financings through notes payable, cash advances and additional investments from related parties, including the Company's CEO and CITN Investment Inc (“CII”), an affiliate of the Company’s CEO, however there can be no assurance that such funds will be available from these related parties in the future. The Company has been and continues to be dependent upon outside financing to perform its business development activities, make investments in new technology companies and to fund operations.

Reverse Stock Split

On February 14, 2007 our shareholders approved a proposal to amend the Company’s Certificate of Incorporation to combine shares of the Comany’s common stock to effect a one for 70 reverse stock split. A 1 for 70 reverse stock split would make available sufficient authorized shares of common stock to settle commitments to issue shares and to potentially facilitate a corporate transaction such as a merger or financing. Corporate transactions of this nature could improve liquidity, however there can be no assurance that the Company will enter into any corporate transaction to improve liquidity. The effect of this reverse split has been reflected in all share data for all periods presented.

CT HOLDINGS ENTERPRISES, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2007

Note A — Nature of Business and Summary of Significant Accounting Policies  – (continued)

The Company will continue to require working capital to fund operating expenses. At June 30, 2007, the Company has not identified sources of capital nor does the Company have any plans to raise sufficient amounts of capital to settle liabilities or to fund business development activities.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Net Income (Loss) per Common Share

Basic net income (loss) per common share is computed by dividing net income (loss) to common shareholders by the weighted average number of shares of common stock outstanding during the period.

Included in the weighted average number of common shares outstanding for the three and six months ended June 30, 2006 are 38,571 shares that would have been issued when a shareholder exercised his right to convert a note payable to common stock and 85,714 shares that would have been issued to the Company’s CEO when he exercised his right to exchange Parago shares for CT Holdings’ shares if the Company had the available authorized shares. These shares have been included in the computation for the date that they would have been issued. The effect of stock options for 41,679 shares of common stock outstanding at June 30, 2006 have been excluded from the weighted average shares computation as they are antidilutive. The Company had no common stock equivalents at June 30, 2007; therefore, for the three and six month periods ended June 30, 2007, diluted earnings per share are the same as basic earnings per share.

Income Taxes

In January 2007, the Company adopted the Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109” (FIN 48). This Interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements. FIN 48 requires companies to determine whether it is “more likely than not” that a tax position will be sustained upon examination by the appropriate taxing authorieties before any part of the benefit can be recorded in the financial statements. it also provides guidance on the recognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. The Company did not recognize any adjustments to our financial statements as a result of our implementation of FIN 48.

Note B — Related Party Transactions

On March 2, 2007, the CEO exercised a right to acquire 250,000 shares of common stock for providing up to $100,000 of cash for working capital purposes. At December 31, 2006, the CEO had advanced the Company $46,288 against the $100,000 commitment and at March 31, 2007, $6,408 remained available under his commitment due to the Company. This amount was received by the Company subsequent to March 31, 2007. On March 9, 2007, in recognition of service to the Company, Mr. Economou, a director, was awarded 40,000 shares of common stock, Mr. Rogers, a director, was awarded 40,000 shares of common stock, Mr. Sawallich, a director, was awarded 20,000 shares of common stock, and Mr. Connelly, former Chief Financial Officer, was awarded 10,000 shares of common stock. During the first quarter of 2007, the Company issued 50,000 shares to a law firm in which the CEO’s brother-in-law is a partner, in exchange for a reduction in accrued legal expenses of $15,000. The Company also issued 5,000 shares each to two consultants. The Company recorded stock based compensation expense in the amount of $34,800 related to these issuances.

CT HOLDINGS ENTERPRISES, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2007

Note B — Related Party Transactions  – (continued)

Also on March 2, 2007, following the effectiveness of the 1 for 70 reverse stock split, the 85,715 unissued shares related to a previously exercised option were issued to the CEO, 38,572 shares of common stock related to the conversion of a note payable to a shareholder were issued to the shareholder and 1,014,286 shares were issued to CII for an option exercised by CII.

Pursuant to the terms of the transition services agreement with CDSS until its termination in December 2006, the Company agreed to pay CDSS $10,000 per quarter (reduced in July 2005 from $7,500 per month) for the services of its CEO, CFO and accounting and information management staff, as well as office rent and indirect overhead expenses. No amount was owed at March 31, 2007 because all amounts owed under the transition services agreement were released on December 4, 2006 pursuant to the Agreement discussed above.

During the three months ended March 31, 2007, CDSS paid $109,500 in legal expenses on behalf of the Company. The $109,500 has been recorded as a contribution from CDSS.

On June 30, 2007, the Company received a cash advance from its CEO of approximately $6,000 for the purpose of paying various vendors.

On August 7, 2007, the Company issued 500,000 shares of restricted common stock to Steven B. Solomon, the Company’s Chief Executive Officer, in connection with his services to the Company and further advances of funds. The Company issued the restricted common stock in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, pursuant to a transaction to one accredited investor not involving any public offering.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
CT Holdings Enterprises, Inc.

We have audited the accompanying balance sheets of CT Holdings Enterprises, Inc., formerly CT Holdings, Inc., (the Company) as of December 31, 2006 and 2005, and the related statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have nor were we engaged to perform, audits of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CT Holdings Enterprises, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note A, although the Company has a significant gain for the year ended December 31, 2006, historically the Company has incurred recurring operating losses and has a significant working capital deficiency at December 31, 2006. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

/s/ KBA Group LLP

Dallas, Texas
March 30, 2007

CT HOLDINGS ENTERPRISES, INC.
(formerly CT Holdings, Inc.)
BALANCE SHEETS

	December 31,
	2006	2005
ASSETS
CURRENT ASSETS
Cash	$197	$197
TOTAL ASSETS	$197	$197
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses	$392,681	$387,654
Convertible secured note payable to related party, including accrued interest of $772 and net of deferred debt discount of $250,290 at December 31, 2005	—	21,630
Demand note payable to CDSS Wind Down Inc. including accrued interest payable of $76,784 at December 31, 2005	—	301,784
Payable to CDSS Wind Down Inc.	—	650,000
Advance payable to officer	46,288	—
Note payable to shareholder including accrued interest of $7,801 and $6,128	16,801	15,128
Accrual for litigation including accrued interest of $1,404,590 at December 31, 2005	—	4,404,590
Total current liabilities	455,770	5,780,786
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ DEFICIT
Preferred stock, $.01 par value per share; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $.01 par value per share; 60,000,000 shares authorized; 836,370 shares issued and outstanding	8,364	8,364
Common stock pending issuance (38,572 shares)	600,000	600,000
Additional paid-in capital	58,238,845	58,238,845
Accumulated deficit	(59,302,782)	(64,627,798)
Total stockholders’ deficit	(455,573)	(5,780,589)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$197	$197

The accompanying notes are an integral part of these financial statements.

CT HOLDINGS ENTERPRISES, INC.
(formerly CT Holdings, Inc.)
STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2006	2005
Revenue	$—	$—
General and administrative expense	99,185	177,631
Settlement of litigation	(4,583,852)	—
Gain on extinguishment of debt from related parties	(1,294,330)	—
Related party interest expense	285,922	215,489
Interest expense related to litigation	179,262	278,852
Other income	(11,203)	—
Net income (loss)	5,325,016	(671,972)
Net income (loss) per share — basic and diluted	$5.54	$(0.70)
Weighted average shares outstanding — basic and diluted	960,656	960,656

The accompanying notes are an integral part of these financial statements.

CT HOLDINGS ENTERPRISES, INC.
(formerly CT Holdings, Inc.)
STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

	Common Stock		Common Stock Pending Issue	Additional Paid Capital	Accumulated Deficit
	Shares	Amount				Total
Balances at December 31, 2004	836,370	$8,364	$600,000	$57,967,697	$(63,955,826)	$(5,379,765)
Beneficial conversion feature of note payable to related party	—	—	—	271,148	—	271,148
Net loss	—	—	—	—	(671,972)	(671,972)
Balances at December 31, 2005	836,370	8,364	600,000	58,238,845	(64,627,798)	(5,780,589)
Net income	—	—	—	—	5,325,016	5,325,016
Balances at December 31, 2006	836,370	$8,364	$600,000	$58,238,845	$(59,302,782)	$(455,573)

The accompanying notes are an integral part of these financial statements.

CT HOLDINGS ENTERPRISES, INC.
(formerly CT Holdings, Inc.)
STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$5,325,016	$(671,972)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Amortization of beneficial conversion feature on debt recorded as interest expense	250,290	160,858
Accrual for litigation and related interest expense	179,262	278,852
Settlement of litigation	(4,583,852)	—
Gain on extinguishment of debt from related parties	(1,294,330)	—
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	5,027	124,491
Interest payable	35,632	—
Payable to CDSS Wind Down Inc.	36,667	65,000
NET CASH USED IN OPERATING ACTIVITIES	(46,288)	(42,771)
CASH FLOWS FROM INVESTING ACTIVITIES	—	—
CASH FLOWS FROM FINANCING ACTIVITIES
Payments made by officer to vendors on Company’s behalf	46,288	38,800
NET CASH PROVIDED BY FINANCING ACTIVITIES	46,288	38,800
Net change in cash and cash equivalents	—	(3,971)
Cash and cash equivalents at the beginning of the year	197	4,168
Cash and cash equivalents at the end of the year	$197	$197
SUPPLEMENTAL CASH FLOW ITEMS
Interest paid	$—	$—
Income taxes paid	$—	$—
Beneficial conversion feature of note payable to related party recorded as deferred debt discount	$—	$271,148
Conversion of advances and accrued interest into new note payable	$—	$71,148

The accompanying notes are an integral part of these financial statements.

CT HOLDINGS ENTERPRISES, INC.
(formerly CT Holdings, Inc.)

   NOTES TO FINANCIAL STATEMENTS

Note A — Nature of Business and Summary of Significant Accounting Policies

Nature of Business

CT Holdings Enterprises, Inc. (the “Company” or “CT Holdings”) provides management expertise including consulting on operations, marketing and strategic planning and a single source of capital to early stage technology companies. The Company was incorporated in Delaware in 1992. On March 13, 2006 the Company changed its name to CT Holdings Enterprises, Inc. The business model is designed to enable the companies with whom the Company acquires or invests to become successful in their industries. The strategy over the years has led to the development, acquisition and operation of technology based businesses with compelling valuations and strong business models. The goal is to realize the value of these investments for the Company's shareholders through a subsequent liquidity event such as a sale, merger or initial public offering of the investee companies. At December 31, 2006 the Company does not hold any investments and does not have any products or services, customers or revenue, and the Company has no other lines of business.

Liquidity

The Company has incurred recurring operating losses and has a significant stockholders' deficit at December 31, 2006 of approximately $456,000. At December 31, 2006 the cash balance was $197 and current liabilities total approximately $456,000. We have limited access to capital, no plans to raise capital and management has not identified sources of capital from unrelated third parties. Past funding needs of the business have been provided by financings through notes payable, cash advances and additional investments from related parties, including the Company's CEO and CITN Investment Inc. (“CII”), an affiliate of the Company's CEO, however there can be no assurance that such funds will be available from these related parties in the future. The Company has been and continues to be dependent upon outside financing to perform its business development activities, make investments in new technology companies and to fund operations. The Company will continue to require working capital to fund operating expenses. The Company has explored investment and funding alternatives but at December 31, 2006 the Company had not identified any investments that would provide the ability to raise capital, nor did the Company have any plans to raise sufficient amounts of capital to settle liabilities or to fund business development activities.

On February 14, 2007 the Company's shareholders approved a proposal to amend the Company's Certificate of Incorporation to combine shares of the Company's common stock to effect a one for 70 reverse stock split. A 1 for 70 reverse stock split would make available sufficient authorized shares of common stock to settle commitments to issue shares and to potentially facilitate a corporate transaction such as a merger or financing. Corporate transactions of this nature could improve liquidity, however there can be no assurance that the Company will enter into any corporate transaction to improve liquidity.

Basis of Presentation

The accompanying financial statements of CT Holdings have been prepared in accordance with accounting principles generally accepted in the United States. All share and per share information contained in this report has been adjusted to give effect to the 1 for 70 reverse stock split effective February 28, 2007.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates. A valuation allowance is recorded to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

Investment in Unconsolidated Affiliates

At December 31, 2006 the Company held no investments in unconsolidated affiliates. At December 31, 2005 the Company held less than 20% ownership in two unconsolidated affiliates, Parago, Inc. and River Logic, Inc. Both investments were accounted for under the cost method of accounting and had no carrying value at December 31, 2005.

CT HOLDINGS ENTERPRISES, INC.
(formerly CT Holdings, Inc.)

   NOTES TO FINANCIAL STATEMENTS

Note A — Nature of Business and Summary of Significant Accounting Policies  – (continued)

Income Taxes

Deferred income taxes are recognized using the asset and liability method. Deferred income taxes are provided based upon estimated future tax effects of differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes calculated based upon provisions of enacted laws.

Stock-Based Compensation

On January 1, 2006, the Company adopted the modified prospective method of SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123”). SFAS No. 123R supersedes APB Opinion No. 25, and amends SFAS No. 95, “Statement of Cash Flows”. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. Under the modified prospective application, SFAS No. 123R is applied to new awards and to awards modified, repurchased or cancelled after the effective date. Compensation cost for the portion of awards for which requisite service has not been rendered that are outstanding as of the effective date is recognized as the requisite service is rendered on or after the effective date. The compensation cost for that portion of awards is based on the grant date fair value of those awards as calculated for pro-forma disclosures under SFAS No. 123. All awards outstanding at December 31, 2006 had been fully vested in periods prior to January 1, 2006 and therefore, the financial statements do not reflect any compensation expense related to stock-based compensation.

The Company does not have any employees or significant operations and does not anticipate issuing any share-based payments in the future, therefore the SFAS 123R is not expected to have a significant effect on the Company's financial condition, cash flows or results of operations. However should the Company's operations change, and include the issuance of share-based payments, SFAS No. 123R would require the recording of stock compensation expense in the future.

Prior to January 1, 2006, the Company accounted for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and complied with the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123”.

Under APB Opinion No. 25, compensation expense for employees is based on the excess, if any, on the date of grant, of the fair value of the Company's stock over the exercise price and is recognized on a straight-line basis over the vesting term of the option. All awards outstanding at December 31, 2005 had been fully vested in periods prior to January 1, 2005 and therefore, no pro forma footnote disclosure is provided in the financial statements.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and SFAS No. 148 and Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty's performance is complete or the date on which it is probable that performance will occur.

CT HOLDINGS ENTERPRISES, INC.
(formerly CT Holdings, Inc.)

   NOTES TO FINANCIAL STATEMENTS

Note A — Nature of Business and Summary of Significant Accounting Policies  – (continued)

Fair Value of Financial Instruments

The Company's financial instruments, including accounts payable and notes payable are carried at cost, which approximates fair value due to the short maturity of these instruments.

Net Income or Loss Per Common Share

On February 14, 2007 the Company's shareholders approved a 1 for 70 reverse stock split and as a result, the number of shares of common stock used in the computation of net income of loss per share was adjusted to reflect this reverse stock split for all periods presented. Basic and diluted net income per common share for the year ended December 31, 2006 was computed by dividing net income by 960,656 weighted average shares of common stock outstanding during the year. Included in the weighted average number of common shares outstanding for the year ended December 31, 2006 are 38,572 shares that would have been issued when a shareholder exercised his right to convert a note payable to common stock (as discussed in Note D) and 85,715 shares that would have been issued to the CEO when he exercised his right to exchange Parago shares for CT Holdings shares if the Company had the available authorized shares (as discussed in Note E). The weighted average shares outstanding used in the computation of diluted net income per share excludes stock options to purchase 39,285 shares of common stock at December 31, 2006 and the effect of an option to acquire 51% of the outstanding shares of the Company, approximately 1,014,286 shares at December 31, 2006, held by CITN Investment Inc. (“CII”), an affiliate of the Company's CEO, because the option exercise prices exceeded the average market price of the common stock for the year ended December 31, 2006 resulting in an anti-dilutive effect to the per share amounts.

Basic and diluted net loss per common share for the year ended December 31, 2005, adjusted for the 1 for 70 reverse stock split, was computed by dividing net loss by 960,656 weighted average shares of common stock outstanding during the year. Included in the weighted average number of common shares outstanding for the year ended December 31, 2006 are 38,572 shares that would have been issued when a shareholder exercised his right to convert a note payable to common stock (as discussed in Note D) and 85,715 shares that would have been issued to the CEO when he exercised his right to exchange Parago shares for CT Holdings shares if the Company had the available authorized shares (as discussed in Note E). Stock options to purchase 41,250 shares of common stock at December 31, 2005 were excluded from the computation of diluted loss per share, as the effect would be anti-dilutive. In addition, diluted net loss per share excludes the anti-dilutive effects of the conversion feature of the Company's convertible note due CITN Investment Inc. (“CII”), an affiliate of the Company's CEO, at December 31, 2005 and an option to acquire 51% of the outstanding shares of the Company, approximately 1,014,286 shares at December 31, 2005, held by CII.

Note B — Income Taxes

The significant components of the Company's deferred tax assets are as follows:

	December 31,
	2006	2005
Deferred tax assets
Net operating loss carryforwards	$4,578,000	$10,948,000
Capital loss carryforward	1,042,000	—
Reserve on investments	—	1,059,000
Accounts payable and accrued expenses	—	1,498,000
Total deferred tax assets, net	5,620,000	13,505,000
Valuation allowance	(5,620,000)	(13,505,000)
Total deferred tax assets, net	$—	$—

CT HOLDINGS ENTERPRISES, INC.
(formerly CT Holdings, Inc.)

   NOTES TO FINANCIAL STATEMENTS

Note B — Income Taxes  – (continued)

The difference between the provision for income taxes and the amount computed by applying the federal statutory rate to loss before provision for income taxes are as follows:

	December 31,
	2006	2005
Provision (benefit) computed at federal statutory rate	$1,811,000	$(228,000)
Capital loss	1,042,000	—
Net operating loss adjustment	4,505,000	—
Permanent differences	158,000	79,000
Other	369,000	—
Increase (decrease) in valuation allowance	(7,885,000)	149,000
	$—	$—

For federal income tax purposes, at December 31, 2006 the Company had a net operating loss carryforward of approximately $13,500,000, which is subject to annual limitations as prescribed by the Internal Revenue Code, is available to offset future taxable income and expires at various dates through 2026. In 2002, the Company divested of businesses it had owned having net operating loss carryforwards through the date of divestiture of approximately $13.2 million and a related deferred tax asset and offsetting valuation allowance of approximately $4.5 million. In 2006, the Company clarified its tax position on the net operating loss carryforwards of these divested businesses and reduced the total amount of net loss carryforwards by approximately $13.2 million and also reduced the related deferred tax asset and valuation allowance by approximately $4.5 million. The reduction of the net operating loss carryforward, the deferred tax asset and the valuation allowance has no impact on the current year tax computation as the Company believes that due to a history of recurring operating losses, the net operating loss carryforwards and the related deferred tax asset were not realizable at any time since the divestiture of these businesses in 2002.

The Company also had a capital loss carryforward of approximately $3,100,000, related to the sale of its investments in Parago and River Logic, which is also subject to annual limitations prescribed by the Internal Revenue Code, and is available to offset future capital gains through expiration in 2011. A valuation allowance has been recorded for the entire amount of the net deferred tax asset due to uncertainty of realization.

Note C — Stock Options

The Company has issued stock options to purchase common stock to directors, employees and consultants. Options are granted at no less than fair value at the date of grant. Generally, the options vest over no more than three years. See NOTE E — Related Party Transactions for a discussion of an option held by CITN Investment Inc., exercisable pursuant to the settlement of a note payable, to acquire 51% of the shares outstanding following the effectiveness of a reverse stock split. There were 39,285 and 41,250 stock options outstanding, fully vested and exercisable, at December 31, 2006 and 2005, respectively. The following tables summarize information regarding stock options at December 31, 2006:

CT HOLDINGS ENTERPRISES, INC.
(formerly CT Holdings, Inc.)

   NOTES TO FINANCIAL STATEMENTS

Note C — Stock Options  – (continued)

	2006				2005
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value	Shares	Weighted Average Exercise Price
Outstanding at the beginning of the year	41,250	$16.120			41,682	$16.932
Granted	—				—
Modified	—				—
Exercised	—				—
Cancelled	(1,965)	$13.995			(432)	$94.767
Outstanding at the end of the year	39,285	$16.227	4.30 years	$0.00	41,250	$16.120
Vested and expected to vest at December 31, 2006	39,285	$16.227	4.30 Years	$0.00	41,250	$16.120
Options exercisable at December 31, 2006	39,285	$16.227	4.30 years	$0.00	41,250	$16.120

All awards outstanding at December 31, 2006 and 2005 had been fully vested in periods prior to January 1, 2005. Details of option exercise prices are shown below.

Range of exercise Prices	Outstanding/ Exercisable Shares	Weighted-average remaining contractual life (in years)	Weighted-average exercise price
$14.0000	32,142	4.33	$14.0000
$26.2495	7,143	4.14	$26.2495
	39,285		$16.2276

The Company uses the Black-Scholes option-pricing model to value compensation expense related to its stock options. All awards outstanding at December 31, 2006 and 2005 had been fully vested in periods prior to January 1, 2005 and as a result, the Company had no unrecognized compensation expense related to stock options.

See NOTE E — Related Party Transactions for a discussion of an option held by CITN Investment Inc., exercisable at December 31, 2006 pursuant to the settlement of a note payable, to acquire 1,014,286 shares of common stock following the effectiveness of a reverse stock split.

Note D — Notes Payable to Shareholders

The Company has presented $600,000 as “Common stock pending issuance”, a separate Component of Stockholders' Deficit at December 31, 2006 and 2005. This represents 38,572 shares of CT Holdings that were to be issued upon the conversion of a note payable to a shareholder in 2003. Due to the lack of available authorized shares, the shareholder has waived his right to receive these shares until such time as the shares become authorized. When these shares are issued the Company will record an increase to Common Stock of $386 (par value) and to additional paid-in capital of $599,614. See NOTE — G SUBSEQUENT EVENTS for a further discussion of the unissued shares.

CT HOLDINGS ENTERPRISES, INC.
(formerly CT Holdings, Inc.)

   NOTES TO FINANCIAL STATEMENTS

Note D — Notes Payable to Shareholders  – (continued)

The Company has a note payable which was originally due June 30, 2002 for $9,000 to a shareholder which was in default at December 31, 2006 and 2005 and because it is in default, bears interest at 18% per annum. Accrued interest on the note payable was $7,801 and $6,128 at December 31, 2006 and 2005.

Note E — Related Party Transactions

At December 31, 2005, the Company had a convertible note payable due to a related party, CITN Investment, Inc., a Texas corporation (“CII”) and an affiliate of the Company's CEO. The convertible note was first issued on May 24, 2004, when the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with CII. The Loan Agreement provided for advances by CII to the Company of up to $600,000, such advances to be made in the sole discretion of CII. In the event the entire $600,000 was advanced to the Company, the loans would be convertible, at the option of CII, into 51% of the fully diluted common stock outstanding, approximately 1,014,286 shares of the Company's common stock, and a pro rata amount of such number of shares in the event less than the $600,000 was advanced to the Company. All advances under the Loan Agreement were secured by a pledge of all the Company's assets. On May 24, 2004, the Company was advanced $200,000 by CII pursuant to the terms of the Loan Agreement and evidenced by a Secured Convertible Promissory Note (the “Note”). The Note was amended in December 2005 as discussed below.

In December 2005, the Company and CII entered into an Amended and Restated Secured Convertible Promissory Note (the “Amended Note”). Pursuant to the Amended Note, the principal was increased to $271,148 resulting from the combination of the principal and accrued interest from the original note with CII and additional advances of $43,800 plus accrued interest of $1,222 through the issue date of the Amended Note. The Amended Note was convertible into approximately 3.4 million shares of common stock. The note accrued interest at 8% per annum and was due the earlier of May 24, 2006 or on demand by CII. This Amended Note was secured by a pledge of all of the Company's assets. The accrued interest on the Amended Note at December 31, 2005 was $772.

The conversion price of the Amended Note of approximately $0.00113 per share was below the fair value per share of the common stock at the date the note was issued. In addition, the Company issued an option to CII to acquire 51% of the fully diluted shares outstanding, approximately 1,014,286 shares of common stock at an exercise price of par value per share. Accordingly, the Company recorded the fair value of the option and beneficial conversion feature of the note payable of $271,148 as debt discount. The debt discount was being amortized over the life of the Note and a $20,858 charge was recorded as interest expense during the year ended December 31, 2005. The Amended Note was recorded net of deferred debt discount of $250,290 at December 31, 2005. As a result of the amendment, the original debt discount of $140,000 related to the Note was fully amortized to interest expense during the year ended December 31, 2005.

If the Amended Note was repaid by the Company, CII had an option to purchase 51% of the Company's common stock, or 1,014,268 shares of the Company's common stock at an exercise price equal to the par value per share ($0.01 per share). The note was settled in May 2006 and the option became exercisable (see discussion of the settlement below). The option would expire on the earlier of May 22, 2011 or 60 days after the effectiveness of a reverse stock split. See NOTE — G SUBSEQUENT EVENTS for a further discussion of the unissued shares.

On May 22, 2006 the Company and CII entered into a settlement of the Amended Note, pursuant to which CII agreed to release the Company from indebtedness and accrued interest under the Amended Note of $271,148 plus accrued interest of $9,211 through May 22, 2006, in exchange for the delivery to CII of the shares of Parago and River Logic owned by the Company. The Company recorded a gain on the extinguishment of debt gain with related party for this transaction in the amount of $280,359 in the second quarter of 2006.

CT HOLDINGS ENTERPRISES, INC.
(formerly CT Holdings, Inc.)

   NOTES TO FINANCIAL STATEMENTS

Note E — Related Party Transactions  – (continued)

In connection with the sale of substantially all of the assets of Citadel Security Software Inc. (“CDSS”), a former affiliated investee company, the Company entered into an Agreement dated as of December 4, 2006 (the “Agreement”) with CDSS. Pursuant to the Agreement with CDSS:

(1)	the Company and CDSS canceled and terminated the Tax Disaffiliation Agreement dated as of May 17, 2002, and Transition Services Agreement dated as of May 17, 2002 between the Company and CDSS;
(2)	each party released the other from all outstanding liabilities to each other;
(3)	CDSS assigned to the Company causes of action and rights of CDSS related to claims against CDSS's insurance carrier related to prior litigation;
(4)	the Company waived any and all rights in and to any of the assets transferred by CDSS pursuant to the asset purchase agreement; and
(5)	the Company waived any prohibition or restriction to the transactions contemplated by the asset purchase agreement set forth in the Agreement and Plan of Distribution dated as of May 17, 2002 between the Company and CDSS or otherwise.

As a result of this Agreement included in the gain on the extinguishment of debt with related parties is approximately $327,000 representing the release of principal and interest of owed to CDSS for an unsecured demand note payable and approximately $687,000 for the gain on the release of a non-interest bearing payable to CDSS.

During 2006 our CEO paid approximately $46,000 of operating expenses on behalf of the Company for which we recorded an advance payable of $46,000. This advance is non-interest bearing and is due on demand. During 2005, the Company's CEO advanced $38,800 and in December 2005, this amount plus a $5,000 note due to the Company's CEO were converted to principle in the Amended Note previously discussed.

The Company has an accrued liability to a law firm in which an attorney who is a partner and who was a former CT Holdings' employee and is a relative the Company's CEO of approximately $97,000 and $100,000 at December 31, 2006 and 2005, respectively.

Pursuant to the terms of the transition services agreement with CDSS until its termination in December 2006, the Company agreed to pay CDSS $10,000 per quarter (reduced in July 2005 from $7,500 per month) for the services of its CEO, CFO and accounting and information management staff, as well as office rent and indirect overhead expenses. The Company had a liability recorded for $650,000 for amounts payable to CDSS under this agreement at December 31, 2005. No amount was owed at December 31, 2006 because all amounts owed under the transition services agreement were released on December 4, 2006 pursuant to the Agreement discussed above.

In June 2001, the Company's CEO and a director funded and guaranteed CT Holdings' participation in a bridge loan financing to Parago. In consideration for this funding and guarantees, CT Holdings had agreed to permit the CEO to exchange up to 5,000,000 (pre 1:1000 reverse stock split) Parago shares into up to 85,715 shares of CT Holdings' common stock. The CEO exercised the exchange right in February 2004. The CEO waived his right to receive the shares of CT Holdings until the authorized shares become available. See NOTE — G SUBSEQUENT EVENTS for a further discussion of the unissued shares.

Note F — Settlement of Lawsuit

Since August 1998 the Company had been engaged in litigation with Meyers Associates, L.P. f/k/a Roan/Meyers Associates, L.P. and f/k/a Janssen-Meyers Associates, L.P. (collectively “Meyers”).

CT HOLDINGS ENTERPRISES, INC.
(formerly CT Holdings, Inc.)

   NOTES TO FINANCIAL STATEMENTS

Note F — Settlement of Lawsuit  – (continued)

The original lawsuit arose out of an alleged 1995 contract with a predecessor entity of the Company. Since the original lawsuit was filed, a number of court actions, motions and judgments have been prosecuted. Two lawsuits with Meyers, further described below, were being vigorously defended during the years ended December 31, 2006 and 2005. A settlement of all litigation with Meyers was reached during 2006 and is discussed below.

In December 2001, the plaintiffs refiled a lawsuit, previously dismissed by a federal court, in state court, seeking to enforce a proposed settlement term sheet executed on July 7, 2000. The case was filed in the Supreme Court of New York, that state's trial court, in a case styled Roan Meyers v. CT Holdings. CT Holdings filed counterclaims for breach of the term sheet as well as breach of the placement agency agreement. Cross motions for partial summary judgments were argued but on June 9, 2004 the court entered judgment in favor of Roan-Meyers in the amount of $3,000,000 and granted interest at the rate of 9% from October 31, 2000 through the date of final judgment, and thereafter at the statutory rate allowed by law. The Company appealed the final judgment, and the appellate court affirmed the trial court's decision. The $3,000,000 judgment as well as the interest from October 2000 through December 31, 2005 of $1,404,590 was accrued at December 31, 2005. The Company continued to accrue interest on the judgment of approximately $179,000 during the year ended December 31, 2006 until ultimate settlement of the lawsuit discussed below.

On April 8, 2005, Meyers filed a lawsuit in the Court of Chancery of the State of Delaware, in New Castle County, against the Company, Citadel Security Software, Inc. (CDSS) including Steven B. Solomon, the Chief Executive and a Director of the Company, Chris A. Economou, a Director of the Company, Lawrence Lacerte, a former Director of the Company, and Phillip J. Romano, a former Director of the Company (the “Individual Defendants”). The suit alleged that in connection with an action filed in the Supreme Court of New York, New York County, to enforce a Settlement Term Sheet executed on July 7, 2000 by Meyers and CT Holdings, Meyers was awarded a judgment against CT Holdings in the amount of $3 million plus interest on the judgment at the rate of 9% from October 31, 2000 until the date of entry of that judgment and thereafter at the statutory rate (the “Judgment”). CT Holdings appealed the Judgment. The suit also alleged that CT Holdings' May 2002 spin-off of its interests in CDSS to CT Holdings' shareholders rendered CT Holdings insolvent and constituted a fraudulent conveyance to defraud CT Holdings' creditors, including Meyers. The suit asserted fraudulent conveyance claims against CDSS and CT Holdings pursuant to Delaware statutory and common law. The suit also asserted a claim against CDSS for successor liability as the alleged successor in interest or alter ego of CT Holdings. The suit alleged that the Individual Defendants who were officers and/or directors of CT Holdings at the time of the spin-off breached fiduciary duties allegedly owed to creditors of CT Holdings, including Meyers, by approving and allowing the spin-off transaction. The suit seeks to void the spin-off transaction or alternatively to hold CDSS liable for the Judgment including interest, to recover damages against the Individual Defendants in an amount not less than the Judgment including interest, plus an unspecified amount of punitive, consequential and incidental damages, as well as attorneys' fees and costs.

On August 23, 2006, CT Holdings and certain other parties entered into a Release and Settlement Agreement (“Agreement”) by and among Meyers and their related parties (collectively, the “Meyers Released Parties”) on the one hand and defendants CT Holdings Enterprises, Citadel Security Software Inc., Steven B. Solomon, Chris A. Economou, Lawrence Lacerte, Mark Rogers, Phillip J. Romano, Axel Sawallich, George Sharp and Gilbert Gertner (collectively “Defendants”) on the other hand. The Agreement provides for the settlement of litigation filed by Meyers against defendants CDSS, CT Holdings Enterprises, certain of CDSS's current and former directors and officers, Steven B. Solomon, Chris E. Economou, Lawrence Lacerte, Mark Rodgers, Phillip J. Romano and Axel Sawallich in the Court of Chancery of the State of Delaware in and for New Castle County (the “Delaware Action”) asserting various claims, and other litigation against CT Holdings and its former officers and directors (the “Actions”). Pursuant to the Agreement, CDSS paid the

CT HOLDINGS ENTERPRISES, INC.
(formerly CT Holdings, Inc.)

   NOTES TO FINANCIAL STATEMENTS

Note F — Settlement of Lawsuit  – (continued)

sum of $1,250,000 to Meyers in two payments, the first payment of $250,000 was made upon signing of the Agreement in August 2006 and the second payment of $1,000,000 was made on November 1, 2006 in accordance with the terms of the Agreement. The Defendants were released by the Plaintiffs from all claims in the actions 91 days after receipt of the payments, subject to the terms and conditions of the agreement. Accordingly, the Company reversed the accrued liability for Meyers legal claims during 2006 in the amount of $4,583,852 and recorded a benefit from a settlement of lawsuit in the same amount.

Note G — Subsequent Events

On February 14, 2007 the Company's shareholders approved a proposal to amend the Company's Certificate of Incorporation to combine shares of the Company's common stock to effect a one for 70 reverse stock split. A 1 for 70 reverse stock split would make available sufficient authorized shares of common stock to settle commitments to issue shares and to potentially facilitate a corporate transaction such as a merger or financing. Corporate transactions of this nature could improve liquidity, however there can be no assurance that the Company will enter into any corporate transaction to improve liquidity.

On March 2, 2007, following the effectiveness of the 1 for 70 reverse stock split, the 85,715 unissued shares related to a previously exercised option were issued to the CEO, 38,572 shares of common stock related to the conversion of a note payable to a shareholder were issued to the shareholder and the option for 1,014,286 shares held by CII exercised by CII.

On March 2, 2007, the CEO of the Company acquired 250,000 shares of the Company's common stock for providing up to $100,000 of cash to fund operating expenses of the Company.

On March 9, 2007 the Company awarded 110,000 shares of common stock to three directors and an officer of the Company. The Company expects to record stock based compensation expense during the first quarter of 2007 for the fair value of common shares of approximately $32,000.

In August 2007, the Company issued 500,000 shares of its common stock to its Chief Executive Officer for services rendered and in settlement of an outstanding payable.

ANNEX A

MERGER AGREEMENT

This Merger Agreement (“Agreement”) is entered into as of August 10, 2007, by and among CT Holdings Enterprises, Inc., a Delaware corporation (“CTHE”), XC Acquisition Corporation, a Delaware corporation and a newly-created wholly-owned subsidiary of CTHE (“Merger Sub”), and Xcorporeal, Inc., a Delaware corporation (“Company”) (each a “Party” and collectively the “Parties”).

RECITALS

A. This Agreement contemplates a reverse triangular merger, of Merger Sub with and into Company in a transaction intended to qualify as a tax free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

B. At the Closing, all holders (“Company Stockholders”) of shares of common stock, par value $0.0001 (“Company Shares”) of the Company will receive shares of common stock, $0.01 par value (“CTHE Shares”) of CTHE in exchange for all of their Company Shares, and the Company will become a wholly-owned Subsidiary of CTHE.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and covenants contained herein, the Parties agree as follows.

1. Basic Transaction.

A. Merger.  On and subject to the terms and conditions of this Agreement, Merger Sub will merge with and into Company (the “Merger”). Pursuant to the Merger, the Company Shares will be converted into CTHE Shares at the rate set forth herein. Company will be the corporation surviving the Merger (after the Closing, the “Surviving Corporation”), and the separate corporate existence of Merger Sub will cease.

B. Documents.  As soon as practicable following the execution of this Agreement, each Party will promptly prepare, execute and deliver to the others the various certificates, instruments, and documents referred to herein.

C. Closing.  The closing of the Merger will take place as soon as practicable on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transaction, other than conditions with respect to actions the respective Parties will take at the Closing itself, or such other time as the Parties may mutually determine (the “Closing”).

D. Merger Certificate.  At the Closing of the Merger, CTHE will file with the Secretary of State of the State of Delaware a Certificate of Merger between Company and Merger Sub, in the form attached hereto as Exhibit A (the “Merger Certificate”).

E. Effect of Merger.

(1) General.  The Merger will become effective upon filing of the Merger Certificate with the Secretary of State of the State of Delaware (the “Effective Time”). The Merger will have the effect set forth in the DGCL. The Surviving Corporation may, at any time after the Closing, take any action, including executing or delivering any document, in the name and on behalf of either Company or Merger Sub in order to carry out and effectuate the transactions contemplated by this Agreement.

(2) Certificate of Incorporation.  The certificate of incorporation of CTHE will be amended and restated at and as of the Effective Time to the form attached hereto as Exhibit B, in substantial conformance with the certificate of incorporation of Company immediately prior to the Closing, and the name of CTHE will be changed to “Xcorporeal, Inc.”

(3) Bylaws.  The bylaws of CTHE will be amended and restated at and as of the Closing to read as did the bylaws of Company immediately prior to the Closing.

(4) Directors and Officers.  At the Closing, the officers and directors of CTHE and Merger Sub immediately prior to the Effective Time shall resign and the officers and directors of the Company immediately prior to the Closing will be appointed as officers and directors of CTHE and Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

(5) Conversion of Company Shares and Reverse Split of CTHE Shares.

(a) Conversion.  At and as of the Effective Time, (a) each issued and outstanding Company Share (other than any Dissenting Shares) will, by virtue of the Merger and without any further action on behalf of CTHE, Merger Sub, Company, or any Company Stockholder, automatically be converted into and become one validly issued, fully paid and non-assessable CTHE Share, (b) each Dissenting Share will be converted into the right to receive payment from Surviving Corporation with respect thereto in accordance with the provisions of the DGCL, and (c) all unissued and treasury Company Shares will be cancelled.

(b) Reverse Split.  At and as of the Effective Time, (a) each 8.27 issued and outstanding CTHE Shares, par value $0.01, will, by virtue of the Merger and without any further action on behalf of CTHE or any CTHE Stockholder, automatically be converted into and become one validly issued, fully paid and non-assessable CTHE Share, par value $0.0001 (the ratio of pre-Merger CTHE Shares to one post-Merger CTHE Share is referred to herein as the “Conversion Ratio”), rounding up to the nearest whole share, such that there remain a total of approximately 350,000 post-Merger CTHE Shares resulting from such split.

(c) Share Certificates.

(i) Following the Closing, upon surrender of an original stock certificate representing Company Shares or pre-Merger CTHE Shares, CTHE will cause to be issued a stock certificate for CTHE Shares to which such Person is entitled, bearing any necessary or appropriate restrictive legend. CTHE will not pay any dividend or make any distribution on Company Shares or CTHE Shares with a record date at or after the Closing until the record holder surrenders for exchange his, her, or its certificates that represented Company Shares or pre-Merger CTHE Shares.

(ii) If any certificate evidencing Shares shall has been lost, stolen or destroyed, upon the making of an affidavit in form acceptable to CTHE’s Transfer Agent of that fact by the Person claiming the certificate to be lost, stolen or destroyed and an indemnity bond in such amount as the Transfer Agent may direct, as collateral security against any claim that may be made with respect to the certificate, CTHE will cause to be issued in exchange for the lost, stolen or destroyed certificate the applicable number of CTHE Shares.

(d) Conversion of Warrants.  All warrants to purchase Company Shares issued and outstanding at the Closing will, by virtue of the Merger and without any action on the part of CTHE, Company or the holders of the warrants, be converted into and will become warrants to purchase an equal number of CTHE Shares on the same terms.

(e) Conversion of Options.  All options to purchase Company Shares outstanding at the Closing will, by virtue of the Merger and without any action on the part of CTHE, Company or the holders of the options, be assumed by CTHE, and will become options to purchase an equal number of CTHE Shares on the same terms.

(f) Option Plan.  At or prior to the Closing, CTHE will adopt a stock option plan in the form attached hereto as Exhibit C, which will be substantially identical to the Company’s 2006 Incentive Compensation Plan with at least 3,900,000 CTHE Shares reserved for issuance thereunder.

(g) Cancellations; Transfers.  As of the Closing of the Merger, the Company Shares and warrants and options to purchase same (collectively, “Company Securities”) will be deemed canceled and will cease to exist, and each holder of a Company Security will cease to have any rights with respect thereto, other than those expressly set forth in this Section 1.E(5). After the Closing, transfers of Company Shares outstanding prior to the Closing will not be made on the stock transfer books of Surviving Corporation. Notwithstanding anything to the contrary herein, none of the Surviving Corporation or any Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2. Conditions to Obligations to Close.

A. Conditions to CTHE’s Obligation.  The obligation of each of CTHE and Merger Sub to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(1) The representations and warranties of Company set forth in Section 4 will be true and correct in all material respects as if made at and as of the Closing, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Adverse Effect” or “Adverse Change,” in which case such representations and warranties as so written, including the term “material” or “Material,” will be true and correct in all respects at and as of the Closing;

(2) Company will have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Adverse Effect” or “Adverse Change,” in which case Company will have performed and complied with all of such covenants as so written, including the term “material” or “Material,” in all respects through the Closing;

(3) There will not be any judgment, order, decree or injunction in effect that would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (c) adversely affect the right of CTHE to own the capital stock of Surviving Corporation and to control Surviving Corporation and its Subsidiaries, or (d) adversely affect the right of any of Surviving Corporation and its Subsidiaries to own its assets and to operate its business;

(4) Company and its Subsidiaries will not have engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business which results in a Material Adverse Effect;

(5) The Merger will have been duly approved by the requisite number of Company Stockholders;

(6) Company will have delivered to CTHE a certificate to the effect that each of the conditions specified in Sections 2.A(1)-(5) is satisfied in all respects; and

(7) Company will have delivered to CTHE an executed counterpart of the Merger Certificate.

CTHE and Merger Sub may waive any condition specified in this Section 2.A if it or they execute a writing so stating at or prior to the Closing.

B. Conditions to Company’s Obligation. The obligation of Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(1) The representations and warranties of CTHE and Merger Sub set forth in Section 5 will be true and correct in all material respects at and as of the Closing, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Adverse Effect” or “Adverse Change,” in which case such representations and warranties as so written, including the term “material” or “Material,” will be true and correct in all respects at and as of the Closing;

(2) Each of CTHE and Merger Sub will have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Adverse Effect” or “Adverse Change,” in which case CTHE and, in the case of the Closing of the Merger, Merger Sub will have performed and complied with all of such covenants as so written, including the term “material” or “Material,” in all respects through the Closing;

(3) There will not be any judgment, order, decree or injunction in effect that would (a) prevent consummation of any of the transactions contemplated by this Agreement, or (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(4) CTHE and its Subsidiaries will not have engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business which results in a Material Adverse Effect;

(5) The Merger will have been duly approved by the requisite number of CTHE Stockholders;

(6) CTHE will have delivered to Company a certificate to the effect that each of the conditions specified in Sections 2.B(1)-(5) is satisfied in all respects;

(7) CTHE will have delivered to Company an executed counterpart of the Merger Certificate;

(8) CTHE will have delivered to Company in mutually agreed form an Indemnity from its President and Acknowledgements from a majority-in-interest of the stockholders listed on Exhibit D.

(9) CTHE will have delivered to Company the resignations, effective as of the Closing, of each director and officer of CTHE and its Subsidiaries.

Company may waive any condition specified in this Section 2.B if it executes a writing so stating at or prior to the Closing.

3. Covenants.

(i) Pre-closing Covenants.  The Parties agree as follows with respect to the period from and after the execution of this Agreement until the Closing or termination of this Agreement:

A. General.  Each of the Parties will use its best efforts to prepare, execute and deliver all documents, take all actions and do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including the satisfaction, but not waiver, of all of the Closing conditions set forth in Section 2.

B. Notices.  Company will give any notices (and will cause each of its Subsidiaries to give any notices) to third parties, and will use its best efforts to obtain (and will cause each of its Subsidiaries to use its best efforts to obtain) any necessary third-party consents.

C. SEC and State Filings.  Each of the Parties will, and will cause each of its Subsidiaries to, give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of Governmental Authorities in connection with the matters referred to herein.

D. Further Cooperation.  The filing Party in each instance will use its best efforts to respond to the comments of the SEC or any state Governmental Authorities on any filings and will make any further filings, including amendments and supplements, in connection therewith that may be necessary, proper, or advisable. CTHE will provide Company, and Company will provide CTHE, with whatever information and assistance in connection with the foregoing filings the filing Party may request.

E. Reasonable Access.  Company and CTHE will (and will cause each of their Subsidiaries to) permit representatives of CTHE and Company (including legal counsel and accountants) to have reasonable access, during normal business hours and on reasonable notice, to all information (including tax information) concerning its business, properties and personnel. The receiving Party will treat and hold as such any Confidential Information it receives from the other in the course of the reviews contemplated by this Section 3.E, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to the disclosing Party all tangible embodiments (and all copies) thereof that are in its possession.

F. Notice of Developments.  Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in this Agreement. No disclosure by any Party pursuant to this Section 3.F, however, will be deemed to amend or supplement the Company Disclosure Schedule or the CTHE Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(ii) Post-closing Covenant.  Company and CTHE covenant and agree that following the Closing the holders of CTHE common stock listed on Exhibit D who execute an Acknowledgement prior to Closing will have piggyback registration rights substantially similar to those set forth in Section 2 of the Registration Rights Agreement filed as Exhibit 10.2 to Company’s November 27, 2006 current report on Form 8-K, with respect to the shares of CTHE common stock set forth on Exhibit D, covering the resale for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act,

(a) for as many such shares as can be added to the shares set forth in the Company’s prior Form S-3 to equal up to 29% of the total outstanding CTHE Shares on the filing date of such registration statement, and (b) as soon as practicable after the effective date of such registration statement for any such shares that remain unregistered.

4. Company’s Representations and Warranties.

The Company represents and warrants to CTHE that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing, as though made then and as though the Closing were substituted for the date of this Agreement throughout this Section 4, except as set forth in the Company SEC Reports or the disclosure schedule provided by the Company to CTHE (the “Company Disclosure Schedule”) corresponding to the Section of this Agreement, to which any of the following representations and warranties specifically relate, or as disclosed in another section of the Company Disclosure Schedule, if it is reasonably apparent on the face of the disclosure that it is applicable to another Section of this Agreement, or in the Company SEC Reports:

A. Organization, Qualification, and Corporate Power.  Each of Company and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Company and its Subsidiaries have full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

B. Capitalization.  The entire authorized capital stock of Company consists solely of 40,000,000 shares of common stock, of which 14,200,050 shares are issued and outstanding, and 10,000,000 shares of preferred stock, none of which are issued or outstanding. All of the issued and outstanding Company Shares have been duly authorized and are validly issued, fully paid, non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws. There are no: (1) other outstanding or authorized shares, options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments of any kind that could require Company to issue, sell, or otherwise cause to become outstanding any of its capital stock.; (2) equity securities, debt securities or instruments convertible into or exchangeable for shares of such stock; or (3) outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Company.

C. Authorization of Transaction.  Company has all requisite power and authority, including full corporate power and authority, to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by Company and, except as set forth herein, no other corporate proceedings on the part of Company and no shareholder vote or consent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Company is a party constitutes the valid and legally binding obligations of Company, enforceable against Company in accordance with their respective terms.

D. Non-Contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Company or any of its Subsidiaries is subject or any provision of the charter or bylaws of Company or any of its Subsidiaries, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Company or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Other than in connection with the provisions of the DGCL, the Exchange Act, the Securities Act, and state securities laws, neither Company nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

E. Filings with SEC.  Company has timely made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act (collectively the “Company Public Reports”) since September 1, 2006, and, to the Knowledge of the current officers and directors of Company, since Company Public Reports were first required to be filed. Each of the Company Public Reports has complied with the Securities Act and the Exchange Act in all material respects. None of the Company Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

F. Financial Statements.  Company has filed an annual report on Form 10-KSB for the fiscal year ended December 31, 2006 (“Year End”) and quarterly reports on Form 10-QSB for the fiscal quarters ended March 31 and June 30, 2007 (“Quarter End”). The financial statements included in or incorporated by reference into these Company Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly the financial condition of Company and its Subsidiaries as of the indicated dates and the results of operations of Company and its Subsidiaries for the indicated periods and are correct and complete in all respects, and are consistent with the books and records of Company and its Subsidiaries; provided, however, that the interim statements are subject to normal year-end adjustments.

G. Events Subsequent to Year End.  Since Year End and Quarter End, there has not been any Adverse Change.

H. Litigation.  There is no action, suit, legal or administrative proceeding or investigation pending, or to Company’s Knowledge threatened, against or involving Company (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator. Neither Company nor to its Knowledge any officer, director or employee of Company, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of Company. There in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring Company to take any action of any kind with respect to its business, assets or properties.

I. Undisclosed Liabilities.  Neither Company nor any of its Subsidiaries has any liability of any kind, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of Year End and Quarter End (rather than in any notes thereto), and (ii) liabilities that have arisen after Year End and Quarter End in the Ordinary Course of Business (none of which results from, arises out of, wrelates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

J. Compliance with Laws.  To its Knowledge, (a) Company has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business and own and operate its assets including, without limitation all necessary approvals, licenses, except where the failure to have such permits would not reasonably be expected to have an Adverse Effect; (b) Company is not in violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its properties, the enforcement of which would have an Adverse Effect; and (c) the business of Company as conducted since September 1, 2006, and to the Knowledge of the current officers and directors of Company since inception, has not violated, and as of the Closing does not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders, the enforcement of which would have an Adverse Effect. Company has not had notice or communication from any federal, state or local governmental or regulatory authority or otherwise of any such violation or noncompliance.

K. Brokers’ Fees.  Neither Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

L. Tax Treatment.  Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treas. Reg. §1.368-1(d). Neither Company nor, to the Knowledge of Company, any of its Affiliates has taken or agreed to take action that would prevent the Merger from constituting a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

5. CTHE’s Representations and Warranties.

Each of CTHE and Merger Sub represents and warrants to Company that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing (as though made then and as though the Closing were substituted for the date of this Agreement throughout this Section 5, except as set forth in the except as set forth in the CTHE SEC Reports or the disclosure schedule provided by CTHE to the Company (the “CTHE Disclosure Schedule”) corresponding to the Section of this Agreement, to which any of the following representations and warranties specifically relate, or as disclosed in another section of the CTHE Disclosure Schedule, if it is reasonably apparent on the face of the disclosure that it is applicable to another Section of this Agreement, or in the CTHE SEC Reports:

A. Organization, Qualification, and Corporate Power.  Each of CTHE and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of CTHE and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. CTHE and its Subsidiaries have full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

B. Capitalization.  The entire authorized capital stock of CTHE consists solely of 60,000,000 shares of common stock, of which 2,894,675 shares are issued and outstanding, and 1,000,000 shares of preferred stock, none of which are issued or outstanding. All of the issued and outstanding CTHE Shares have been duly authorized and are validly issued, fully paid, non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws. There are no: (1) other outstanding or authorized shares, options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments of any kind that could require CTHE to issue, sell, or otherwise cause to become outstanding any of its capital stock.; (2) equity securities, debt securities or instruments convertible into or exchangeable for shares of such stock; or (3) outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to CTHE.

C. Authorization of Transaction.  CTHE has all requisite power and authority, including full corporate power and authority, to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CTHE and the consummation by CTHE of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by CTHE and, except as set forth herein, no other corporate proceedings on the part of CTHE and no shareholder vote or consent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CTHE. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which CTHE is a party constitutes the valid and legally binding obligations of CTHE, enforceable against CTHE in accordance with their respective terms.

D. Non-Contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which CTHE or any of its Subsidiaries is subject or any provision of the charter or bylaws of CTHE or any of its Subsidiaries, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which CTHE or any of its

Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Other than in connection with the provisions of the DGCL, the Exchange Act, the Securities Act, and state securities laws, neither CTHE nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

E. Filings with SEC.  CTHE has timely made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act (collectively the “CTHE Public Reports”) since January 1, 2006, and, to the Knowledge of the current officers and directors of CTHE, since CTHE Public Reports were first required to be filed. Each of the CTHE Public Reports has complied with the Securities Act and the Exchange Act in all material respects. None of the CTHE Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

F. Financial Statements.  CTHE has filed an annual report on Form 10-KSB for the fiscal year ended December 31, 2006 (“Year End”) and quarterly reports on Form 10-QSB for the fiscal quarter ended March 31, 2007 (“Quarter End”). The financial statements included in or incorporated by reference into these CTHE Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly the financial condition of CTHE and its Subsidiaries as of the indicated dates and the results of operations of CTHE and its Subsidiaries for the indicated periods and are correct and complete in all respects, and are consistent with the books and records of CTHE and its Subsidiaries; provided, however, that the interim statements are subject to normal year-end adjustments.

G. Events Subsequent to Year End.  Since Year End and Quarter End, there has not been any Adverse Change.

H. Litigation.  There is no action, suit, legal or administrative proceeding or investigation pending, or to CTHE’s Knowledge threatened, against or involving CTHE (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator. Neither CTHE nor to its Knowledge any officer, director or employee of CTHE, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of CTHE. There in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring CTHE to take any action of any kind with respect to its business, assets or properties.

I. Undisclosed Liabilities.  Neither CTHE nor any of its Subsidiaries has any liability of any kind, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of Year End and Quarter End (rather than in any notes thereto), and (ii) liabilities that have arisen after Year End and Quarter End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

J. Compliance with Laws.  To its Knowledge, (a) CTHE has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business and own and operate its assets including, without limitation all necessary approvals, licenses, except where the failure to have such permits would not reasonably be expected to have an Adverse Effect; (b) CTHE is not in violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its properties, the enforcement of which would have an Adverse Effect; and (c) the business of CTHE as conducted since September 1, 2006, and to the Knowledge of the current officers and directors of CTHE since inception, has not violated, and as of the Closing does not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders, the enforcement of which would have an Adverse Effect. CTHE has not had notice or communication from any federal, state or local governmental or regulatory authority or otherwise of any such violation or noncompliance.

K. Brokers’ Fees.  Neither CTHE nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

L. Tax Treatment.  Neither CTHE or Merger Sub nor, to the Knowledge of CTHE, any of their Affiliates has taken or agreed to take action that would prevent the Merger from constituting a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

M. No Liabilities.  As of the Closing, neither CTHE nor any of its Subsidiaries will have any liability of any kind, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, by virtue of contract, statute, regulation, law, equity, or otherwise.

N. OTCBB Trading.  CTHE Shares are actively and currently quoted on the OTC Bulletin Board, CTHE meets all issuer and equity security requirements to permit an NASD member to quote the CTHE Shares on the OTC Bulletin Board, and, to CTHE’s Knowledge, is entitled to continue to be so quoted following the Merger.

O. Form S-3 Eligibility.  CTHE meets all Registrant Requirements (as such term is defined in Form S-3 promulgated by the SEC) in order to use the registration statement on Form S-3 for the registration of securities under the Act, including without limitation all requirements set forth in Section I.A of the General Instructions to Form S-3 promulgated by the SEC.

P. Stockholder Claims.  There are no existing claims against CTHE by any current or former stockholder of CTHE, and to CTHE’s Knowledge, no facts or circumstances reasonably likely to result in any such claims.

Q. Operations of Merger Sub.  Merger Sub is a direct, wholly owned subsidiary of CTHE, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

R. Banking Facilities.  Its disclosure schedule sets forth a true, correct, and complete list of:

(1) Each bank, savings and loan or similar financial institution in which CTHE has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by CTHE thereat; and

(2) The names of all signatories authorized to draw on each such account or to have access to any such safety deposit box facility.

S. Powers of Attorney and Suretyships.  CTHE does not have (i) any general powers of attorney outstanding, whether as grantor or grantee thereof, or (ii) except as reflected in its financial statements, any obligation or liability, whether actual, accrued, accruing, contingent or otherwise, as guarantor, surety, co-signer, endorser, co-maker, indemnitor, or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

T. Tax Matters.

(1) Within the times and in the manner prescribed by law, CTHE has filed all federal, state and local Tax Returns, and all Tax Returns for other governing bodies having jurisdiction to levy Taxes upon it, that it was required to file (including Tax Returns for any Affiliated Group of which CTHE was a member). All such Tax Returns were true, correct and complete in all respects.

(2) All Taxes owed by CTHE or any Affiliated Group of which CTHE was a member (including interest, penalties, assessments and deficiencies which have become due, including without limitation income, franchise, real estate, and sales and withholding Taxes), whether or not shown on any Tax Return, have been paid.

(3) CTHE has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(4) CTHE has not waived or extended any applicable statute of limitations relating to the assessment of federal, state or local Taxes;

(5) No examinations of the federal, state or local Tax Returns of CTHE are currently in progress nor threatened and no deficiencies have been asserted or to its Knowledge assessed against CTHE as a result of any audit by the Internal Revenue Service or any state or local Tax authority and no such deficiency has been proposed or threatened.

(6) There are no pending or threatened audits, assessments or other actions relating to any liability in respect of Taxes of CTHE by any Tax authority nor are there any matters under discussion with any Tax authority with respect to Taxes of CTHE.

(7) CTHE is not a party to or bound by any Tax allocation or sharing agreement.

(8) CTHE (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group of the common parent of which was CTHE) or (B) does not have any liability for the Taxes of any Person (other than CTHE or any members of an Affiliated Group of which CTHE was a member) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(9) CTHE has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or §361.

(10) CTHE has not filed a consent pursuant to Section 341(f) of the Code relating to collapsible corporations nor has CTHE agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset as such term is defined in Section 341(f)(4) of the Code.

(11) CTHE has filed all required state and federal income tax returns for all periods through December 31, 2006, and will file all such returns for all periods prior to Closing. CTHE does not and will not owe any taxes or penalties for any such periods.

U. Books and Records.  The general ledger and books of account of CTHE, all minute books of CTHE, all federal, state and local income, franchise, property and other Tax Returns filed by CTHE, all reports and filings with the SEC by CTHE, all of which have been made available to CTHE, are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

V. Contracts and Commitments.  There are no contracts, agreements or understandings, whether written or oral, to which CTHE is a party or by which CTHE or any of its property may be bound in any manner as of the Closing Date.

W. Investment Company.  CTHE is not and never has been an “investment company” as such term is defined in Section 3 of the Investment Company Act of 1940, as amended.

6. Termination of Merger Transaction.

A. Termination.  Any of the Parties may terminate this Agreement only as follows:

(1) CTHE may terminate this Agreement by giving written notice to Company at any time prior to the Closing in the event:

(a) of an Uncured Breach by Company;

(b) CTHE is not reasonably satisfied with the results of its due diligence regarding Company;

(c) the Closing shall not have been consummated on or before close of business on Friday, August 31, 2007; or

(d) the board of directors or special committee of CTHE determines in good faith that the failure to terminate this Agreement would constitute a breach of the fiduciary duties of the CTHE board of directors or special committee to the CTHE stockholders under applicable law.

(2) Company may terminate this Agreement by giving written notice to CTHE and Merger Sub at any time prior to the Closing in the event:

(a) of an Uncured Breach by CTHE or Merger Sub;

(b) Company is not reasonably satisfied with the results of its due diligence regarding CTHE;

(c) the Company Shares become quoted on the OTC Bulletin Board;

(d) the Closing shall not have been consummated on or before close of business on Friday, August 31, 2007; or

(e) the board of directors or special committee of Company determines in good faith that the failure to terminate this Agreement would constitute a breach of the fiduciary duties of the Company board of directors or special committee to the Company stockholders under applicable law.

(3) Company may terminate this Agreement and rescind the Merger by giving written notice to CTHE and Merger Sub within 10 days after the Closing in the event that the CTHE Shares do not continue to be quoted on the OTC Bulletin Board immediately following the Merger.

(4) Either Party may terminate this Agreement if a Governmental Authority of competent jurisdiction shall have issued an order or taken any other action, in each case which has become final and non-appealable, and which permanently restrains, enjoins or otherwise prohibits the Closing.

B. Effect of Termination.  If this Agreement is terminated pursuant to Section 6.A, the Parties shall no further obligation of any kind; provided, however, that if the Agreement is terminated by Company pursuant to Section 6.A(2)(c), Company shall pay to CTHE an amount equal to its reasonable out-of-pocket costs and expenses related this Agreement and the transactions contemplated hereby.

7. Definitions.

“Adverse Effect” or “Adverse Change” means any effect or change that would be, or could reasonably be expected to be, materially adverse to the business, assets, financial condition, operating results, operations, or business prospects of Company or CTHE, as appropriate, or to the ability of Company or CTHE, as appropriate, to consummate timely the transactions contemplated by this Agreement, regardless of whether or not such adverse effect or change can be or has been cured at any time or whether CTHE or Company, as appropriate, has knowledge of such effect or change on the date hereof, including any adverse change, event, development, or effect arising from or relating to: (a) general business or economic conditions, including such conditions related to the business of Company or CTHE, as appropriate, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets, including any general suspension of trading in, or limitation on prices for, securities on any national exchange or trading market, (d) changes in GAAP, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, and (f) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Code” means the Internal Revenue Code of 1986, as amended, or any succeeding law.

“Company SEC Reports” means each report, schedule, registration statement, definitive proxy statement and other document required to be filed by the Company and its predecessors and officers and directors under the Exchange Act or the Securities Act as such documents have been amended since the time of their filing.

“Confidential Information” means material non-public information concerning the business and affairs of Company and its Subsidiaries, that is confidential or proprietary in nature, relating to (a) Company’s proprietary technology, including any patent applications, trade secrets, methods, data, processes, formulas, instrumentation, techniques, know-how, procedures, enhancements or improvements, or (b) Company’s products or services, systems, finances, methods of operation, strategy, business plans, prospective or existing contracts or other business arrangements, that Company uses reasonable efforts to identify as Confidential Information when provided. Confidential Information does not include information that is or becomes: (i) part of the public domain through no act or omission of the receiving Party, (ii) developed independently by the receiving Party, or (iii) lawfully provided to the receiving Party by a third party not subject to an obligation of confidentiality or otherwise prohibited from transmitting the information.

“CTHE SEC Reports” means each report, schedule, registration statement, definitive proxy statement and other document required to be filed by CTHE and its predecessors and officers and directors under the Exchange Act or the Securities Act as such documents have been amended since the time of their filing.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Dissenting Share” means any Company Share held of record by any stockholder who has exercised applicable appraisal rights under the DGCL.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Knowledge” means actual knowledge after reasonable investigation.

“NASD” means NASD, Inc. or any successor organization which regulates and administers trading in OTC Bulletin Board securities.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice, including with respect to nature, quantity and frequency.

“OTC Bulletin Board” means the over-the-counter bulletin board trading of securities administered by the NASD.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Stockholder Approval” means the effective affirmative vote of the holders of a majority of the Company Shares or CTHE Shares, as the case may be, in favor of this Agreement and the Merger.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons will be allocated a majority of such business entity’s gains or losses or will be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” will include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, socialsecurity (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Uncured Breach” means an unexcused breach of any material representation, warranty or covenant contained in this Agreement, in any material respect, following written notice reasonably specifying the breach and the demanded manner of cure, if and when the breach has continued without cure for a period of five (5) days after the notice of breach.

8. General.

A. Press Releases and Public Announcements.  No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith based upon advise of counsel is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).

B. No Third-Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

C. Succession and Assignment.  This Agreement will be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

D. Headings.  The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

E. Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder will be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service, (iii) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to CTHE or Merger Sub:

CT Holdings Enterprises, Inc.
2100 McKinney Avenue, Suite 1500
Dallas, TX 75201
Attn: Steven B. Solomon
Fax: (214) 520-0034
Email: ssolomon@ct-holdings.com

With a copy to:

Wood & Sartain, LLP
12655 North Central Expressway, Suite 421
Dallas, TX 75243
Attn: David A. Wood, Esq.
Fax: (972) 701-0302
Email: david@woodsartain.com

If to Company:

Xcorporeal, Inc.
11150 Santa Monica Boulevard, Suite 340
Los Angeles, CA 90025
Attention: Terren S. Peizer
Fax: (310) 484-5668

With a copy to:

Dreier Stein & Kahan, LLP
1620 26th Street, North Tower, Sixth Floor
Santa Monica, CA 90404
Attn: John C. Kirkland, Esq.
Fax: (424) 202-6250
Email: jkirkland@dskllp.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

F. Governing Law.  This Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

G. Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement, shall be resolved by final and binding arbitration before a retired judge at JAMS or its successor in Santa Monica, California. The prevailing party shall be awarded its arbitrator, expert and attorney fees, costs and expenses. Any interim or final award of the arbitrator may be entered in any court of competent jurisdiction.

H. Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

I. Attorneys and Expenses.  All Parties have been represented by their own separate counsel in connection with this Agreement and the transactions contemplated hereby: Wood & Sartain, LLP and its attorneys have solely represented the interests of CTHE and Merger Sub, and Dreier Stein & Kahan LLP and its attorneys have solely represented the interests of Company. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this negotiation and preparation of this Agreement and the transactions contemplated hereby; provided that Company shall pay for up to $25,000 of the reasonable, necessary and customary out-of-pocket costs and expenses (including, if the Closing is consummated, legal fees and expenses of negotiation and preparation) of CTHE incurred in connection with this Agreement and the transactions contemplated hereby.

J. Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word “including” will mean including without limitation. Time is of the essence of each provision of this Agreement.

K. Incorporation of Exhibits.  The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

L. Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement at any time prior to the Closing with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the DGCL. No amendment of any provision of this Agreement will be valid unless the same will be in writing and signed by all of the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be valid unless the same will be in writing and signed by the Party making such waiver nor will such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

M. Survival.  All of the representations, warranties, and covenants of the Parties contained in this Agreement shall survive the Closing, and continue in full force and effect for a period of three years thereafter, or the expiration of the applicable statute of limitation.

N. Counterparts.  This Agreement may be executed in one or more counterparts, including by means of facsimile, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

O. Entire Agreement.  This Agreement, including the attached Exhibits and documents referred to herein, constitutes the entire agreement among the Parties, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral. Neither party has relied upon any promise, representation or undertaking not expressly set forth herein. To the extent that there is any conflict between any provision in this Agreement and any provision in any other agreement to which the Parties are also parties, the provision of this Agreement shall govern.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

CTHE:

CT HOLDINGS ENTERPRISES, INC.

By:	Steven B. Solomon President and Chief Executive Office

MERGER SUB:

XC ACQUISITION CORPORATION

By:	Steven B. Solomon President and Chief Executive Office

COMPANY:

XCORPOREAL, INC.

By:	Terren S. Peizer Executive Chairman of the Board

Exhibit D

Piggyback Registration Rights

Name	Number of Shares (Post-reverse split)
Richard Connelly	1,250
Chris A. Economou	5,001
Lawrence Lacerte	50,879
Mark Rogers	5,001
Phil Romano	626
Axel Sawallich	2,501
Steven B. Solomon	169,625
David Wood	6,251

ANNEX B

Delaware General Corporation Law

§ 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The

Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16.)

ANNEX C

Xcorporeal, Inc.
(formerly CT Holdings Enterprises, Inc.)

2007 Incentive Compensation Plan

Xcorporeal, Inc.

2007 Incentive Compensation Plan

1. Purpose.  The purpose of this Plan is to assist the Company and its Related Entities in attracting, motivating, retaining and rewarding high-quality Employees, officers, Directors and Consultants by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s shareholders, and providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of shareholder value. The Plan is intended to qualify certain compensation awarded under the Plan for tax deductibility under Section 162(m) of the Code (as hereafter defined) to the extent deemed appropriate by the Plan Administrator.

2. Definitions.  For purposes of the Plan, the following terms shall be defined as set forth below.

(a) “Applicable Laws” means the requirements relating to the administration of equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, the rules and regulations of any stock exchange upon which the Common Stock is listed and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.

(b) “Award” means any award granted pursuant to the terms of this Plan, including an Option, Stock Appreciation Right, Restricted Stock, Stock Unit, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any other right or interest, granted to a Participant under the Plan.

(c) “Award Agreement” means the written agreement evidencing an Award granted under the Plan.

(d) “Beneficiary” means the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Plan Administrator to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(e) “Board” means the Company’s Board of Directors.

(f) “Cause” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Cause” shall have the equivalent meaning or the same meaning as “cause” or “for cause” set forth in any employment, consulting, change in control or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such definition in such agreement, such term shall mean (i) the failure by the Participant to perform his or her duties as assigned by the Company (or a Related Entity) in a reasonable manner, (ii) any violation or breach by the Participant of his or her employment, consulting or other similar agreement with the Company (or a Related Entity), if any, (iii) any violation or breach by the Participant of his or her confidential information and invention assignment, non-competition, non-solicitation, non-disclosure and/or other similar agreement with the Company or a Related Entity, if any, (iv) any act by the Participant of dishonesty or bad faith with respect to the Company (or a Related Entity), (v) any material violation or breach by the Participant of the Company’s or a Related Entity’s policy for employee conduct, if any, (vi) use of alcohol, drugs or other similar substances in a manner that adversely affects the Participant’s work performance, or (vii) the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant or the Company or any Related Entity. The good faith determination by the Plan Administrator of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

(g) “Change in Control” means and shall be deemed to have occurred on the earliest of the following dates:

(i) the date on which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) obtains “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act) or a pecuniary interest in fifty percent (50%) or more of the Voting Stock;

(ii) the consummation of a merger, consolidation, reorganization or similar transaction other than a transaction: (1) (a) in which substantially all of the holders of Company’s Voting Stock hold or receive directly or indirectly fifty percent (50%) or more of the voting stock of the resulting entity or a parent company thereof, in substantially the same proportions as their ownership of the Company immediately prior to the transaction; or (2) in which the holders of Company’s capital stock immediately before such transaction will, immediately after such transaction, hold as a group on a fully diluted basis the ability to elect at least a majority of the directors of the surviving corporation (or a parent company);

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an entity, fifty percent (50%) or more of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or other disposition; or

(iv) individuals who, on the date this Plan is adopted by the Board, are Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Directors; provided, however, that if the appointment or election (or nomination for election) of any new Director was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

For purposes of determining whether a Change in Control has occurred, a transaction includes all transactions in a series of related transactions, and terms used in this definition but not defined are used as defined in the Plan. The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement (it being understood, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply).

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(i) “Committee” means a committee designated by the Board to administer the Plan with respect to at least a group of Employees, Directors or Consultants.

(j) “Company” means Xcorporeal, Inc., a Delaware corporation, formerly CT Holdings Enterprises, Inc.

(k) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(l) “Continuous Service” means uninterrupted provision of services to the Company or any Related Entity in the capacity as either an officer, Employee, Director or Consultant. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in the capacity as either an officer, Employee,

Director or Consultant or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in the capacity as either an officer, Employee, Director, Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

(m) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale, lease, exclusive license or other disposition of a substantial portion of the consolidated assets of the Company and its Subsidiaries, as determined by the Plan Administrator, in its discretion;

(ii) a sale or other disposition of more than twenty percent (20%) of the outstanding securities of the Company; or

(iii) a merger, consolidation, reorganization or similar transaction, whether or not the Company is the surviving corporation.

(n) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 7(d) of the Plan.

(o) “Director” means a member of the Board or the board of directors of any Related Entity.

(p) “Disability” means a permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Plan Administrator.

(q) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g) hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares or other periodic payments.

(r) “Effective Date” means the effective date of this Plan, which shall be the date this Plan is adopted by the Board, subject to the approval of the shareholders of the Company.

(s) “Eligible Person” means each officer, Director, Employee or Consultant. The foregoing notwithstanding, only employees of the Company, any Parent or any Subsidiary shall be Eligible Persons for purposes of receiving a grant of Incentive Stock Options. An Employee on leave of absence may be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

(t) “Employee” means any person, including an officer or Director, who is an employee of the Company or any Related Entity. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(v) “Fair Market Value” means the fair market value of Shares, Awards or other property as determined by the Plan Administrator, or under procedures established by the Plan Administrator. Unless otherwise determined by the Plan Administrator, the Fair Market Value of Shares as of any given date, after which the Shares are publicly traded on a stock exchange or market, shall be the closing sale price per Share reported on a consolidated basis for stock listed on the principal stock exchange or market on which Shares is traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported.

(w) “Good Reason” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Good Reason” shall have the equivalent meaning (or the same meaning as “good reason” or “for good reason”) set forth in any employment, consulting, change in control or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such definition in such agreement(s), such term shall mean (i) the assignment to the Participant of any duties inconsistent in any material respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as assigned by the Company (or a Related Entity) or any other action by the Company (or a Related Entity) which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company (or a Related Entity) promptly after receipt of notice thereof given by the Participant; (ii) any failure by the Company (or a Related Entity) to comply with its obligations to the Participant as agreed upon, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company (or a Related Entity) promptly after receipt of notice thereof given by the Participant; (iii) the Company’s (or Related Entity’s) requiring the Participant to be based at any office or location more than fifty (50) miles from the location of employment as of the date of Award, except for travel reasonably required in the performance of the Participant’s responsibilities; (iv) any purported termination by the Company (or a Related Entity) of the Participant’s Continuous Service otherwise than for Cause, as defined in Section 2(f), death, or by reason of the Participant’s Disability as defined in Section 2(o); or (v) any reduction in the Participant’s base salary (unless such reduction is part of Company-wide reduction that affects a majority of the persons of comparable level to the Participant).

(x) “Incentive Stock Option” means any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

(y) “Non-Employee Director” means a Director of the Company who is not an Employee.

(z) “Non-Qualified Stock Option” means any Option that is not intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

(aa) “Option” means a right, granted to a Participant under Section 6(b) hereof, to purchase Shares or other Awards at a specified price during specified time periods.

(bb) “Other Stock-Based Awards” means Awards granted to a Participant pursuant to Section 6(h) hereof.

(cc) “Parent” means any corporation (other than the Company), whether now or hereafter existing, in an unbroken chain of corporations ending with the Company, if each of the corporations in the chain (other than the Company) owns stock possessing fifty percent (50%) or more of the combined voting power of all classes of stock in one of the other corporations in the chain.

(dd) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(ee) “Performance Award” means a right, granted to an Eligible Person under Sections 6(h) or 7 hereof, to receive Awards based upon performance criteria specified by the Plan Administrator.

(ff) “Performance Period” means that period established by the Plan Administrator at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Plan Administrator with respect to such Award are to be measured.

(gg) “Plan” means this Xcorporeal, Inc. 2006 Incentive Compensation Plan.

(hh) “Plan Administrator” means the Board, its Compensation Committee, or any Committee delegated by the Board to administer the Plan. There may be different Plan Administrators with respect to different groups of Eligible Persons.

(ii) “Related Entity” means any Parent, Subsidiary and any business, corporation, partnership, limited liability company or other entity designated by the Plan Administrator in which the Company, a Parent or a Subsidiary, directly or indirectly, holds a substantial ownership interest.

(jj) “Restricted Stock” means Stock granted to a Participant under Section 6(d) hereof, that is subject to certain restrictions, including a risk of forfeiture.

(kk) “Rule 16b-3” and “Rule 16a-1(c)(3)” means Rule 16b-3 and Rule 16a-1(c)(3), as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(ll) “Share” means a share of the Company’s Common Stock, and the share(s) of such other securities as may be substituted (or resubstituted) for Stock pursuant to Section 10(c) hereof.

(mm) “Stock” means the Company’s Common Stock, and such other securities as may be substituted (or resubstituted) for the Company’s Common Stock pursuant to Section 10(c) hereof.

(nn) “Stock Appreciation Right” means a right granted to a Participant pursuant to Section 6(c) hereof.

(oo) “Stock Unit” means a right, granted to a Participant pursuant to Section 6(e) hereof, to receive Shares, cash or a combination thereof at the end of a specified period of time.

(pp) “Subsidiary” means any corporation (other than the Company), whether now or hereafter existing, in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(qq) “Voting Stock” means the stock of the Company with a right to vote for the election of Directors of the Company.

3. Administration.

(a) Administration by Board.  The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3(c). The Board and/or Committee(s) administering the Plan shall be the “Plan Administrator.”

(b) Powers of the Plan Administrator.  The Plan Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time which of the persons eligible under the Plan shall be granted Awards; when and how each Award shall be granted; what type or combination of types of Award shall be granted; the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Shares or cash pursuant to an Award; and the number of Shares or amount of cash with respect to which an Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Plan Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii) To amend the Plan or an Award as provided in Section 10(e).

(iv) To terminate or suspend the Plan as provided in Section 10(e).

(v) To adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or Related Entities may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

(vi) To effect, at any time and from time to time, with the consent of any adversely affected Participant, (1) the reduction of the exercise price of any outstanding Award under the Plan, if any, (2) the cancellation of any outstanding Award and the grant in substitution therefor of (A) a new Award under the Plan or another equity plan of the Company covering the same or a different number of Shares, (B) cash and/or (C) other valuable consideration (as determined by the Plan Administrator, in its sole discretion) or (3) any other action that is treated as a repricing under generally accepted accounting principles.

(vii) Generally, to exercise such powers and to perform such acts as the Plan Administrator deems necessary or appropriate to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.

(c) Delegation to Committee.

(i) General.  The Board may delegate administration of the Plan to a Committee or Committees of more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, to the extent delegated by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

(ii) Section 162(m) and Rule 16b-3 Compliance.  In the discretion of the Board, the Committee may consist solely of two or more “Outside Directors”, in accordance with Section 162(m) of the Code, and/or solely of two or more “Non-Employee Directors”, in accordance with Rule 16b-3. In addition, the Plan Administrator may delegate to a committee of two or more members of the Board the authority to grant Awards to Eligible Persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award, (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code or (c) not then subject to Section 16 of the Exchange Act.

(d) Effect of Plan Administrator’s Decision.  All determinations, interpretations and constructions made by the Plan Administrator shall be made in good faith and shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(e) Arbitration.  Any dispute or claim concerning any Award granted (or not granted) pursuant to the Plan or any disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding and confidential arbitration conducted before a retired judge pursuant to the rules of JAMS in the nearest city in which JAMS conducts business to the city in which the Participant is employed by the Company. The Company shall pay all arbitration fees. In addition to any other relief, the arbitrator may award to the prevailing party recovery of its attorneys’ fees and costs. By accepting an Award, the Participant and the Company waive their respective rights to have any such disputes or claims tried by a judge or jury.

(f) Limitation of Liability.  The Board and any Committee(s), and each member thereof, who act as the Plan Administrator, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company’s independent auditors, Consultants or any other agents assisting in the administration of the Plan. Members of the Board and any Committee(s), and any officer or Employee acting at the direction or on behalf of the Board and any Committee(s), shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Shares Issuable Under the Plan.

(a) Number of Shares Available for Issuance Under Plan.  Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares reserved and available for issuance in connection with Awards shall be 3,900,000 Shares. Any Shares issued under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares.

(b) Availability of Shares Not Issued pursuant to Awards.

(i) If any Shares subject to an Award are forfeited, expire or otherwise terminate without issuance of such Shares or any Award is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, the Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be available for Awards under the Plan, subject to Section 4(b)(iv) below.

(ii) If any Shares issued pursuant to an Award are forfeited back to or repurchased by the Company, including, but not limited to, any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting of such Shares, then the Shares forfeited or repurchased shall revert to and become available for issuance under the Plan, subject to Section 4(b)(iv) below.

(iii) In the event that any Option or other Award granted hereunder is exercised through the withholding of Shares from the Award by the Company or withholding tax liabilities arising from such Option or other Award are satisfied by the withholding of Shares from the Award by the Company, then only the number of Shares issued net of the Shares withheld shall be counted as issued for purposes of determining the maximum number of Shares available for grant under the Plan, subject to Section 4(b)(iv) below.

(iv) Notwithstanding anything in this Section 4(b) to the contrary, solely for purposes of determining whether Shares are available for the grant of Incentive Stock Options, the maximum aggregate number of Shares that may be granted under this Plan through Incentive Stock Options shall be determined without regard to any Shares restored pursuant to this Section 4(b) that, if taken into account, would cause the Plan, for purposes of the grant of Incentive Stock Options, to fail the requirement under Code Section 422 that the Plan designate a maximum aggregate number of Shares that may be issued.

(c) Application of Limitations.  The limitation contained in this Section 4 shall apply not only to Awards that are settled by the delivery of Shares but also to Awards relating to Shares but settled only in cash (such as cash-only Stock Appreciation Rights). The Plan Administrator may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and may make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

5. Eligibility; Per-Person Award Limitations.

(a) Eligibility.  Awards may be granted under the Plan only to Eligible Persons.

(b) Per-Person Award Limitations.  In any one calendar year, an Eligible Person may not be granted Options or Stock Appreciation Rights under which more than 2,000,000 Shares could be received by the Participant, subject to adjustment as provided in Section 10(c). In any one calendar year, an Eligible Person may not be granted Awards (other than an Option or Stock Appreciation Right) under which more than 2,000,000 Shares could be received by the Participant, subject to adjustment as provided in Section 10(c). In addition, in any one calendar year, an Eligible Person may not be granted Performance Awards (other than Options or Stock Appreciation Rights) under which more than $10,000,000 could be received by the Participant.

6. Terms of Awards.

(a) General.  Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Plan Administrator may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Plan Administrator shall determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous Service and terms permitting a Participant to make elections relating to his or her Award. The Plan Administrator shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan.

(b) Options.  The Plan Administrator is authorized to grant Options to any Eligible Person on the following terms and conditions:

(i) Stock Option Agreement.  Each grant of an Option shall be evidenced by an Award Agreement. Such Award Agreement shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Plan Administrator deems appropriate for inclusion in the Award Agreement. The provisions of the various Award Agreements entered into under the Plan need not be identical.

(ii) Number of Shares.  Each Award Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 10(c) hereof. The Award Agreement shall also specify whether the Stock Option is an Incentive Stock Option or a Non-Qualified Stock Option.

(iii) Exercise Price.

(A) In General.  Each Award Agreement shall state the price at which Shares subject to the Option may be purchased (the “Exercise Price”), which shall be, with respect to Incentive Stock Options, not less than 100% of the Fair Market Value of the Stock on the date of grant. In the case of Non-Qualified Stock Options, the Exercise Price shall be determined in the sole discretion of the Plan Administrator; provided, however, that notwithstanding any other provision of the Plan, any Non-Qualified Stock Option granted with a per Share exercise price less than the per Share Fair Market Value on the date of grant shall be structured to avoid the imposition of any excise tax under Code Section 409A, unless otherwise specifically determined by the Plan Administrator.

(B) Ten Percent Shareholder.  If a Participant owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent or Subsidiary, any Incentive Stock Option granted to such Employee must have an exercise price per Share of at least 110% of the Fair Market Value of a Share on the date of grant.

(iv) Time and Method of Exercise.  The Plan Administrator shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including, in the discretion of the Plan Administrator, a cashless exercise procedure), the form of such payment, including, without limitation, cash, Stock, net exercise, other Awards or awards granted under other plans of the Company or a Related Entity, other property (including notes or other contractual obligations of Participants to make payment on a deferred basis) or any other form of consideration legally permissible, and the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants.

(v) Termination of Service.  Subject to earlier termination of the Option as otherwise provided in the Plan and unless otherwise provided by the Plan Administrator with respect to an Option and set forth in the Award Agreement, an Option shall be exercisable after a Participant’s termination of Continuous Service only during the applicable time period determined in accordance with this Section and thereafter shall terminate and no longer be exercisable:

(A) Death or Disability.  If the Participant’s Continuous Service terminates because of the death or Disability of the Participant, the Option, to the extent unexercised and exercisable on the date on which the Participant’s Continuous Service terminated, may be exercised by the Participant (or the Participant’s legal representative or estate) at any time prior to the expiration of twelve (12) months (or such other period of time as determined by the Plan Administrator, in its discretion) after the date on which the Participant’s Continuous Service terminated, but in any event only with respect to the vested portion of the Option and no later than the date of expiration of the Option’s term as set forth in the Award Agreement evidencing such Option (the “Option Expiration Date”).

(B) Termination for Cause.  Notwithstanding any other provision of the Plan to the contrary, if the Participant’s Continuous Service is terminated for Cause, the Option shall terminate and cease to be exercisable immediately upon such termination of Continuous Service.

(C) Other Termination of Service.  If the Participant’s Continuous Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable by the Participant on the date on which the Participant’s Continuous Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months (or such longer period of time as determined by the Plan Administrator, in its discretion) after the date on which the Participant’s Continuous Service terminated, but in any event only with respect to the vested portion of the Option and no later than the Option Expiration Date.

(vi) Incentive Stock Options.  The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. If and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

(1) The Option shall not be exercisable more than ten years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent or Subsidiary and the Incentive Stock Option is granted to such Participant, the Incentive Stock Option shall not be exercisable (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant; and

(2) If the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company, its Parent or any Subsidiary are exercisable for the first time by a Participant during any calendar year in excess of $100,000, then such Participant’s Incentive Stock Option(s) or portions thereof that exceed such $100,000 limit shall be treated as Non-Qualified Stock Options (in the reverse order in which they were granted, so that the last Incentive Stock Option will be the first treated as a Non-Qualified Stock Option). This paragraph shall only apply to the extent such limitation is applicable under the Code at the time of the grant.

(c) Stock Appreciation Rights.  The Plan Administrator is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

(i) Agreement.  Each grant of a Stock Appreciation Right shall be evidenced by an Award Agreement. Such Award Agreement shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Plan Administrator deems appropriate for inclusion in the Award Agreement. The provisions of the various Award Agreements entered into under the Plan need not be identical.

(ii) Right to Payment.  A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Plan Administrator.

(iii) Other Terms.  The Plan Administrator shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the form of payment upon exercise of Shares, cash or other property, the method of exercise, method of settlement, form of consideration payable in settlement (either cash, Shares or other property), method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right. Stock Appreciation Rights may be either freestanding or in tandem with other Awards. Notwithstanding any other provision of the Plan, unless otherwise exempt from Section 409A of the Code or otherwise specifically determined by the Plan Administrator, each Stock Appreciation Right shall be structured to avoid the imposition of any excise tax under Section 409A of the Code.

(d) Restricted Stock.  The Plan Administrator is authorized to grant Restricted Stock to any Eligible Person on the following terms and conditions:

(i) Grant and Restrictions.  Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Plan Administrator may impose, or as otherwise provided in this Plan. The terms of any Restricted Stock granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Plan Administrator and not inconsistent with the Plan. The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Plan Administrator may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Plan Administrator). During the restricted period applicable to the Restricted Stock, subject to Section 10(b) below, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

(ii) Forfeiture.  Except as otherwise determined by the Plan Administrator, upon termination of a Participant’s Continuous Service during the applicable restriction period, the Participant’s Restricted Stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited to or reacquired by the Company; provided that the Plan Administrator may provide, by rule or regulation or in any Award Agreement or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Plan Administrator may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(iii) Certificates for Shares.  Restricted Stock granted under the Plan may be evidenced in such manner as the Plan Administrator shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Plan Administrator may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, that the certificates be kept with an escrow agent and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits.  As a condition to the grant of an Award of Restricted Stock, the Plan Administrator may require that any cash dividends paid on a Share of Restricted Stock be automatically reinvested in additional Shares of Restricted Stock or applied to the purchase of additional Awards under the Plan. Unless otherwise determined by the Plan Administrator, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property has been distributed.

(e) Stock Units.  The Plan Administrator is authorized to grant Stock Units to Participants, which are rights to receive Shares, cash or other property, or a combination thereof at the end of a specified time period, subject to the following terms and conditions:

(i) Award and Restrictions.  Satisfaction of an Award of Stock Units shall occur upon expiration of the time period specified for such Stock Units by the Plan Administrator (or, if permitted by the Plan Administrator, as elected by the Participant). In addition, Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Plan Administrator may impose, if any, which restrictions may lapse at the expiration of the time period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Plan Administrator may determine. The terms of an Award of Stock Units shall be set forth in a written Award Agreement which shall contain provisions determined by the Plan Administrator and not inconsistent with the Plan. Stock Units may be satisfied by delivery of Stock, cash equal to the Fair Market Value of the specified number of Shares covered by the Stock Units, or a combination thereof, as determined by the Plan Administrator at the date of grant or thereafter. Prior to satisfaction of an Award of Stock Units, an Award of Stock Units carries no voting or dividend or other rights associated with Share ownership. Notwithstanding any other provision of the Plan, unless otherwise exempt from Section 409A of the Code or otherwise specifically determined by the Plan Administrator, each Stock Unit shall be structured to avoid the imposition of any excise tax under Section 409A of the Code.

(ii) Forfeiture.  Except as otherwise determined by the Plan Administrator, upon termination of a Participant’s Continuous Service during the applicable time period thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Stock Units), the Participant’s Stock Units (other than those Stock Units subject to deferral at the election of the Participant) shall be forfeited; provided that the Plan Administrator may provide, by rule or regulation or in any Award Agreement or may determine in any individual case, that restrictions or forfeiture conditions relating to Stock Units shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Plan Administrator may in other cases waive in whole or in part the forfeiture of Stock Units.

(iii) Dividend Equivalents.  Unless otherwise determined by the Plan Administrator at date of grant, any Dividend Equivalents that are granted with respect to any Award of Stock Units shall be either (A) paid with respect to such Stock Units at the dividend payment date in cash or in Shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends or (B) deferred with respect to such Stock Units and the amount or value thereof automatically deemed reinvested in additional Stock Units, other Awards or other investment vehicles, as the Plan Administrator shall determine or permit the Participant to elect.

(f) Bonus Stock and Awards in Lieu of Obligations.  The Plan Administrator is authorized to grant Shares as a bonus or to grant Shares or other Awards in lieu of Company obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Participants subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Plan Administrator to the extent necessary to ensure that acquisitions of Shares or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Plan Administrator.

(g) Dividend Equivalents.  The Plan Administrator is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The terms of an Award of Dividend Equivalents shall be set forth in a written Award Agreement which shall contain provisions determined by the Plan Administrator and not inconsistent with the Plan. The Plan Administrator may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Plan Administrator may specify. Notwithstanding any other provision of the Plan, unless otherwise exempt from Section 409A of the Code or otherwise specifically determined by the Plan Administrator, each Dividend Equivalent shall be structured to avoid the imposition of any excise tax under Section 409A of the Code.

(h) Performance Awards.  The Plan Administrator is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares, other property, or other Awards, on terms and conditions established by the Plan Administrator, subject to the provisions of Section 7 if and to the extent that the Plan Administrator shall, in its sole discretion, determine that an Award shall be subject to those provisions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Plan Administrator upon the grant of each Performance Award. Except as provided in this Plan or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Plan Administrator and may be based upon the criteria set forth in Section 7(b), or in the case of an Award that the Plan Administrator determines shall not be subject to Section 7 hereof, any other criteria that the Plan Administrator, in its sole discretion, shall determine should be used for that purpose. The amount of the Award to be distributed shall be conclusively determined by the Plan Administrator. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Plan Administrator, on a deferred basis.

(i) Other Stock-Based Awards.  The Plan Administrator is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Plan Administrator to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Plan Administrator, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified Related Entities or business units. The Plan Administrator shall determine the terms and conditions of such Awards. The terms of any Award pursuant to this Section shall be set forth in a written Award Agreement which shall contain provisions determined by the Plan Administrator and not inconsistent with the Plan. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration (including without limitation loans from the Company or a Related Entity), paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards or other property, as the Plan Administrator shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h). Notwithstanding any other provision of the Plan, unless otherwise exempt from Section 409A of the Code or otherwise specifically determined by the Plan Administrator, each such Award shall be structured to avoid the imposition of any excise tax under Section 409A of the Code.

7. Tax Qualified Performance Awards.

(a) Covered Employees.  A Committee, composed in compliance with the requirements of Section 162(m) of the Code, in its discretion, may determine at the time an Award is granted to an Eligible Person who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, that the provisions of this Section 7 shall be applicable to such Award.

(b) Performance Criteria.  If an Award is subject to this Section 7, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be contingent upon achievement of one or more objective performance goals. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” One or more of the following business criteria for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or a Related Entity (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Awards: (1) earnings per Share; (2) revenues or gross margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total stockholder return; and (13) debt reduction. Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the Company. The Committee shall exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles.

(c) Performance Period; Timing For Establishing Performance Goals.  Achievement of performance goals in respect of such Performance Awards shall be measured over a Performance Period, as specified by the Committee. Performance goals shall be established not later than ninety (90) days after the beginning of any Performance Period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

(d) Adjustments.  The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with Awards subject to this Section 7, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of an Award subject to this Section 7. The Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of Awards.

(e) Committee Certification.  Within a reasonable period of time after the performance criteria have been satisfied (but no later than three (3) months after the satisfaction of the performance criteria), to the extent necessary to qualify the payments as “performance based compensation” under Section 162(m) of the Code, the Committee shall certify, by resolution or other appropriate action in writing, that the performance criteria and any other material terms previously established by the Committee or set forth in the Plan, have been satisfied. To the extent that the performance criteria have been satisfied, but the Committee has not certified such result within three (3) months after such satisfaction, then the Participant shall receive the payment provided for under the Participant’s Award.

8. Certain Provisions Applicable to Awards or Sales.

(a) Stand-Alone, Additional, Tandem and Substitute Awards.  Awards granted under the Plan may, in the discretion of the Plan Administrator, be granted either alone or in addition to, in tandem with or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity or any business entity to be acquired by the Company or a Related Entity or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Plan Administrator shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity.

(b) Form and Timing of Payment Under Awards; Deferrals.  Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Plan Administrator shall determine, including, without limitation, cash, other Awards or other property, and may be made in a single payment or transfer, in installments or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the discretion of the Plan Administrator or upon occurrence of one or more specified events (in addition to a Change in Control). Installment or deferred payments may be required by the Plan Administrator (subject to Section 10(g) of the Plan) or permitted at the election of the Participant on terms and conditions established by the Plan Administrator. Payments may include, without limitation, provisions for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

(c) Exemptions from Section 16(b) Liability.  It is the intent of the Company that this Plan comply in all respects with applicable provisions of Rule 16b-3 or Rule 16a-1(c)(3) to the extent necessary to ensure that neither the grant of any Awards to nor other transaction by a Participant who is subject to Section 16 of the Exchange Act is subject to liability under Section 16(b) thereof (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 or Rule 16a-1(c)(3) as then applicable to any such transaction, such provision will be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 or Rule 16a-1(c)(3) so that such Participant shall avoid liability under Section 16(b).

(d) Code Section 409A.  If and to the extent that the Plan Administrator believes that any Awards may constitute “deferred compensation” under Section 409A of the Code, the terms and conditions set forth in the Award Agreement for that Award shall be drafted in a manner that is intended to comply with, and shall be interpreted in a manner consistent with, the applicable requirements of Section 409A of the Code, unless otherwise agreed to in writing by the Participant and the Company.

9. Change in Control; Corporate Transaction.

(a) Change in Control.

(i) The Plan Administrator may, in its discretion, accelerate the vesting, exercisability, lapsing of restrictions or expiration of deferral of any Award, including upon a Change in Control. In addition, the Plan Administrator may provide in an Award Agreement that the performance goals relating to any Award will be deemed to have been met upon the occurrence of any Change in Control.

(ii) In addition to the terms of Sections 9(a)(i) above, the effect of a “change in control,” may be provided (1) in an employment, compensation or severance agreement, if any, between the Company or any Related Entity and the Participant, relating to the Participant’s employment, compensation or severance with or from the Company or such Related Entity or (2) in the Award Agreement.

(b) Corporate Transactions.  In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (together, the “Successor Corporation”) may either (i) assume any or all Awards outstanding under the Plan; (ii) continue any or all Awards outstanding under the Plan; or (iii) substitute similar stock awards for outstanding Awards (it being understood that similar awards include, but are not limited to, awards to acquire the same consideration paid to the shareholders or the Company, as the case may be, pursuant to the Corporate Transaction). In the event that the Successor Corporation does not assume or continue any or all such outstanding Awards or substitute similar stock awards for such outstanding Awards, then with respect to Awards that have been not assumed, continued or substituted, such Awards shall terminate if not exercised (if applicable) at or prior to such effective time (contingent upon the effectiveness of the Corporate Transaction).

The Administrator, in its sole discretion, shall determine whether each Award is assumed, continued, substituted or terminated. Notwithstanding the foregoing, to the extent that substantially all of the holders of the Company’s Voting Stock hold or receive directly or indirectly ninety percent (90%) or more of the Voting Stock of the resulting entity or a parent company thereof, in substantially the same proportions as their ownership of the Company immediately prior to the transaction, the Awards shall be either assumed or substituted by the successor corporation or its parent or continued by the Company.

The Plan Administrator, in its discretion and without the consent of any Participant, may (but is not obligated to) either (i) accelerate the vesting of any Awards (determined on an Award by Award basis), including permitting the lapse of any repurchase rights held by the Company (and, if applicable, the time at which such Awards may be exercised), in full or as to some percentage of the Award, to a date prior to the effective time of such Corporate Transaction as the Plan Administrator shall determine (contingent upon the effectiveness of the Corporate Transaction) or (ii) provide for a cash payment in exchange for the termination of an Award or any portion thereof (determined on an Award by Award basis) where such cash payment is equal to the Fair Market Value of the Shares that the Participant would receive if the Award were fully vested and exercised (if applicable) as of such date (less any applicable exercise price).

Notwithstanding any other provision in this Plan to the contrary, with respect to Restricted Stock and any other Award granted under the Plan with respect to which the Company has any reacquisition or repurchase rights, the reacquisition or repurchase rights for such Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company) in connection with such Corporate Transaction. In the event any such rights are not continued with the Company or assigned to the Successor Corporation, then such rights shall lapse and the Award shall be fully vested as of the effective time of the Corporate Transaction. In addition, the Plan Administrator, in its discretion, may (but is not obligated to) provide that any reacquisition or repurchase rights held by the Company with respect to any such Awards (determined on an Award by Award basis) shall lapse in whole or in part (contingent upon the effectiveness of the Corporate Transaction).

(c) Dissolution or Liquidation.  In the event of a dissolution or liquidation of the Company, then all outstanding Awards shall terminate immediately prior to the completion of such dissolution or liquidation, and Shares subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such stock is still in Continuous Service.

10. General Provisions.

(a) Compliance With Legal and Other Requirements.  The Company may, to the extent deemed necessary or advisable by the Plan Administrator, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Shares or other Company securities are listed or quoted or compliance with any other obligation of the Company, as the Plan Administrator may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Shares or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the ninetieth (90th) day preceding the Change in Control.

(b) Limits on Transferability; Beneficiaries.

(i) General.  Except as provided in the Award Agreement, a Participant may not assign, sell, transfer or otherwise encumber or subject to any lien any Award or other right or interest granted under this Plan, in whole or in part, other than by will or by operation of the laws of descent and distribution, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative.

(ii) Permitted Transfer of Option.  The Plan Administrator, in its sole discretion, may permit the transfer of an Option (but not an Incentive Stock Option or any other right to purchase Shares other than an Option) as follows: (A) by gift to a member of the Participant’s Immediate Family or (B) by transfer by instrument to a trust providing that the Option is to be passed to beneficiaries upon death of the Participant. For purposes of this Section 10(b)(ii), “Immediate Family” shall mean the Participant’s spouse (including a former spouse subject to terms of a domestic relations order); child, stepchild, grandchild, child-in-law; parent, stepparent, grandparent, parent-in-law; sibling and sibling-in-law, and shall include adoptive relationships. If a determination is made by counsel for the Company that the restrictions contained in this Section 10(b)(ii) are not required by applicable federal or state securities laws under the circumstances, then the Plan Administrator, in its sole discretion, may permit the transfer of Awards (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) to one or more Beneficiaries or other transferees during the lifetime of the Participant, which may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent permitted by the Plan Administrator pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Plan Administrator may impose thereon, and further subject to any prohibitions and restrictions on such transfers pursuant to Rule 16b-3). A Beneficiary, transferee or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Plan Administrator, and to any additional terms and conditions deemed necessary or appropriate by the Plan Administrator.

(c) Adjustments.

(i) Adjustments to Awards.  In the event that any dividend or other distribution (whether in the form of cash, Shares or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares and/or such other securities of the Company or any other issuer such that a substitution, exchange or adjustment is determined by the Plan Administrator to be appropriate, then the Plan Administrator shall, in such manner as it may deem equitable, substitute, exchange or adjust any or all of (A) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-person Award limitations are measured under Section 5 hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Plan Administrator determines to be appropriate.

(ii) Other Adjustments.  The Plan Administrator (which shall be a Committee to the extent such authority is required to be exercised by a Committee to comply with Code Section 162(m)) is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Awards subject to performance goals) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Plan Administrator’s assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, Stock Appreciation Rights or Performance Awards granted to Participants designated by the Plan Administrator as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and the regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d) Taxes.  The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Plan Administrator may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Plan Administrator.

(e) Changes to the Plan and Awards.  The Board may amend, alter, suspend, discontinue or terminate the Plan or the Committee’s authority to grant Awards under the Plan, without the consent of shareholders or Participants. Any amendment or alteration to the Plan shall be subject to the approval of the Company’s shareholders if such shareholder approval is deemed necessary and advisable by the Board. However, without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuance or termination of the Plan may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. The Plan Administrator may waive any conditions or rights under or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, without the consent of an affected Participant, no such action may materially and adversely affect the rights of such Participant under such Award.

(f) Limitation on Rights Conferred Under Plan.  Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees or (iv) conferring on a Participant any of the rights of a shareholder of the Company unless and until the Participant is duly issued or transferred Shares in accordance with the terms of an Award.

(g) Unfunded Status of Awards; Creation of Trusts.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligations to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Plan Administrator may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Plan Administrator otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Plan Administrator may specify and in accordance with applicable law.

(h) Nonexclusivity of the Plan.  Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Plan Administrator to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Code Section 162(m).

(i) Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Plan Administrator shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Governing Law.  The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of laws, and applicable federal law.

(k) Plan Effective Date and Shareholder Approval; Termination of Plan.  The Plan shall become effective on the Effective Date, subject to approval of its adoption by the Board by shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Sections 162(m) (if applicable) and 422, Rule 16b-3 under the Exchange Act (if applicable), applicable and other laws, regulations, and obligations of the Company applicable to the Plan. Awards may be granted subject to shareholder approval, but may not be exercised or otherwise settled in the event shareholder approval is not obtained. The Plan shall terminate no later than ten (10) years from the date of the later of (x) the Effective Date and (y) the date an increase in the number of Shares reserved for issuance under the Plan is approved by the Board (subject such increase is also approved by the shareholders).

ANNEX D

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CT HOLDINGS ENTERPRISES, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

That at a meeting of the board of directors of CT Holdings Enterprises, Inc., resolutions were duly adopted setting forth an Amended and Restated Certificate of Incorporation of the corporation, declaring said Amended and Restated Certificate of Incorporation to be advisable and calling a meeting of the stockholders of the corporation for consideration thereof. The resolution set forth the proposed Amended and Restated Certificate of Incorporation as follows:

1. The name of the corporation is Xcorporeal, Inc. (the “Corporation”).

2. The address of the Corporation’s registered office in the State of Delaware is 615 South DuPont Highway, Dover, Delaware 19901, County of Kent. The name of its registered agent at such address is National Corporate Research, Ltd.

3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

4. Capital Stock.

(a) Authorized Capital Stock.  The total number of shares of capital stock that the Corporation is authorized to issue is Fifty Million (50,000,000) shares, consisting of Forty Million (40,000,000) shares of common stock, par value $0.0001 per share (“Common Stock”), and Ten Million (10,000,000) shares of preferred stock, par value of $0.0001 per share (“preferred stock”).

(b) Preferred Stock.  The Board of Directors of the Corporation is hereby expressly authorized, by resolution or resolutions thereof, to provide out of the unissued shares of preferred stock for one or more series of preferred stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of the shares of such series. The designations, powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, if any, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of preferred stock at any time outstanding. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(c) Common Stock.

(i) Voting Rights.  Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of preferred stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in his or her name on the books of the Corporation.

(ii) Dividends.  Subject to the rights, preferences, privileges, restrictions and other matters pertaining to the preferred stock that may, at that time be outstanding, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefore, such dividends as may be declared from time to time by the Board of Directors.

(iii) Liquidation; Dissolution.  In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any preferred stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.

(d) Reverse Stock Split.  Effective at [] a.m./p.m. on [], 2007 (the “Effective Time”), every 8.27 shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”), will automatically and without any action on the part of the respective holders thereof be combined and converted into one (1) share of Common Stock of the Corporation (the “New Common Stock”). The combination and conversion of the Old Common Stock shall be referred to as the “Reverse Stock Split.”

(i) No fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the Reverse Stock Split and the Corporation shall not recognize on its stock record books any purported transfer of any fractional share of New Common Stock. All shares of Old Common Stock (including fractions thereof) held by a holder immediately prior to the Reverse Stock Split shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of a fractional share. Any fractional share resulting from such aggregation of Old Common Stock upon the Reverse Stock Split shall be rounded up, so that a holder of pre-split shares would receive, in lieu of any fraction of a post-split share to which the holder would otherwise be entitled, an entire post-split share. No cash payment shall be made to reduce or eliminate any fractional share interest.

(ii) The Corporation shall not be obligated to issue certificates evidencing the shares of New Common Stock outstanding as a result of the Reverse Stock Split unless and until the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.

5. Board of Directors.

(a) Management.  The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by the Board of Directors.

(b) Term of Office.  A director shall hold office until his or her successor shall be elected and qualified or until such director’s earlier death, resignation, retirement or removal from office.

(c) Removal.  Subject to any limitation imposed by law or any rights of holders of preferred stock, the Board of Directors or any individual director may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of capital stock of the Corporation entitled to vote, voting together as a single class.

(d) Vacancies.  Subject to any limitation imposed by law or any rights of holders of preferred stock, any vacancies (including newly created directorships) shall be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Directors appointed to fill vacancies created by the resignation or termination of a director will serve the remainder of the term of the resigning or terminated director.

(e) No Written Ballot.  Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

(f) Amendment of Bylaws.  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend and repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter, amend or repeal any bylaw whether adopted by them or otherwise, in accordance with the bylaws.

6. Special Meetings of Stockholders.  Except as otherwise required by law and subject to the rights, if any, of the holders of any series of preferred stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by the Chairman of the Board of Directors, the Chief Executive Officer, the President or the Secretary of the Corporation, in each case pursuant to a resolution of the Board of Directors, and special meetings of stockholders of the Corporation may not be called by any other person or persons.

7. Amendment of Certificate of Incorporation.  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

8. Indemnification; Limitation of Liability.  Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to or repeal of this Section 8 of the relevant provisions of the DGCL shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

The foregoing Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of CT Holdings Enterprises, Inc. in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

The stockholders of CT Holdings Enterprises, Inc. approved the Amended and Restated Certificate of Incorporation of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, CT Holdings Enterprises, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Executive Chairman of the Board this  day of August, 2007.

CT HOLDINGS ENTERPRISES, INC.,
a Delaware corporation

By:	/s/ Terren S. Peizer Terren S. Peizer Executive Chairman of the Board